Exhibit 99.1

Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 12.02 (including the Plan (as defined below)), as amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of August 15, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, individually, a “Party” and, collectively, the “Parties”):1

(i)

Chaparral Energy, Inc. (“Chaparral”) and each of its Affiliates (as defined below) listed on Exhibit A to this Agreement that has executed and delivered a counterpart signature page to this Agreement to counsel to the Consenting Creditors (as defined below) (the Entities (as defined below) in this clause (i), collectively, the “Company Parties”);

(ii)

The Agent (as defined below), and the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that beneficially hold, RBL Claims (as defined below) that have executed and delivered counterpart signature pages to this Agreement (in each case solely in their capacity as such, together with each RBL Lender (as defined below) that executes and delivers a Joinder (as defined below) from and after the date hereof, the “Consenting Revolving Lenders”) to counsel to the Company Parties and counsel to the Agent; and

(iii)

the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts or funds that beneficially hold, Notes Claims (as defined below) (each, a “Noteholder” and collectively, the “Noteholders”) that have executed and delivered counterpart signature pages to this Agreement

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

(together with each Noteholder that executes a Joinder from and after the date hereof, the “Consenting Noteholders”) to counsel to the Company Parties and counsel to the Initial Consenting Noteholders (the Entities in clauses (ii) and clause (iii), collectively, the “Consenting Creditors”).

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated and agreed upon the material terms of a comprehensive restructuring with respect to the Company Parties’ capital structure in accordance with and subject to the terms and conditions set forth in this Agreement and the chapter 11 plan of reorganization in the form attached as Exhibit B to this Agreement (including any schedules, annexes and exhibits thereto, each as may be amended, supplemented or modified solely in accordance with the terms hereof, the “Proposed Plan”), and the transactions contemplated therein and herein (the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented by soliciting votes for the Proposed Plan and commencing voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such cases, the “Chapter 11 Cases”) in order to implement the Proposed Plan;

WHEREAS, as of the date hereof, (a) the Consenting Noteholders hold, in the aggregate, at least 75% of the aggregate principal amount of the Notes outstanding, and (b) the Consenting Revolving Lenders hold, in the aggregate, at least 75% of the aggregate principal amount of the loans outstanding under the RBL Credit Agreement;

WHEREAS, the Parties have agreed to express their mutual support and take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise. A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

2

“Agent” means Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement.

“Agreement” has the meaning set forth in the preamble hereto and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached hereto (including the Proposed Plan and all exhibits, annexes and schedules attached thereto) in accordance with Section 12.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting Creditor executes and delivers a Joinder in accordance with the terms hereof) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that in each case is an alternative to, or is materially inconsistent with, one or more of the Restructuring Transactions.

“Backstop Commitment Agreement” means the backstop commitment agreement to be entered into between the Company Parties and the Backstop Parties prior to the earlier of the Petition Date or the Solicitation Commencement Date, which shall (i) not require payment of a Put Option Premium Cash Amount in excess of $2.625 million, and (ii) otherwise be consistent in all material respects with this Agreement and the applicable terms of the Proposed Plan, attached as Exhibit F hereto.

“Backstop Parties” means those holders of Notes Claims (and/or their affiliated or related funds) that agree to backstop the offering of New Convertible Notes pursuant to the Backstop Commitment Agreement.

“Backstop Order” means an order of the Bankruptcy Court approving the Backstop Commitment Agreement, which order may be the Disclosure Statement Order or the Confirmation Order.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the District of Delaware.

3

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the use of cash collateral.

“Chaparral” has the meaning set forth in the preamble to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means, (a) before one or more Company Parties commences Chapter 11 Cases, federal courts or state courts located in New York, New York and (b) after commencement of such proceeding, the Bankruptcy Court.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including, without limitation, the RBL Claims, the Notes Claims and the existing Equity Interests in Chaparral.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Company Party Termination Event” has the meaning set forth in Section 10.02.

“Confidentiality Agreement” means an executed confidentiality agreement, including, but not limited to, with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information in connection with or related to any potential restructuring.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be consistent with this Agreement.

“Consenting Creditor Fees and Expenses” means all accrued but unpaid reasonable and documented fees and expenses (whether incurred prior to or after the commencement of the Chapter 11 Cases) related to the formulation, development, negotiation, documentation, and implementation of this Agreement, the Plan (including the Proposed Plan), the Restructuring Transactions contemplated thereby and hereby, the Definitive Documents, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, of: (i) (a) Stroock & Stroock & Lavan LLP, as counsel to the Initial Consenting Noteholders, (b) Young Conaway Stargatt & Taylor, LLP, as local counsel to the Initial Consenting Noteholders, and (c) Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP in connection with its representation of the Initial Consenting Noteholders, and (ii) (a) Vinson & Elkins LLP, as counsel to Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement, (b) any local counsel to Royal Bank of Canada in its capacity as administrative agent under the RBL Credit Agreement, and (c) FTI Consulting, Inc., as financial advisor to Vinson & Elkins LLP in connection with its representation of Royal Bank of Canada, in its capacity as administrative agent under the RBL

4

Credit Agreement, in each case, in accordance with the engagement letters and/or fee letters, if applicable, among such consultant or professional and any of the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals or the Company Parties.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Revolving Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means Chaparral and its Affiliates that file Chapter 11 Cases.

“Defaulting Backstop Party” means any Backstop Party that fails to timely fund its Backstop Commitment (as defined in the Backstop Commitment Agreement) in accordance with the terms of the Backstop Commitment Agreement and the Rights Offering Documents.

“Definitive Documents” means all of the definitive documents implementing the Plan and the Restructuring Transactions, including those set forth in Section 3.

“Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits, schedules, supplements, modifications or amendments thereto, which shall be consistent with this Agreement.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and which order may be the Confirmation Order.

“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

“Equity Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loans.

5

“Exit Facility Commitment” means, subject to the terms and conditions of the Exit Facility Commitment Letter, a several and not joint commitment by each Initial Exit Facility Lender to provide a portion of the Exit Revolving Facility in the amount set forth opposite each Initial Exit Facility Lender’s name in the Exit Facility Commitment Letter (or joinder thereto, as applicable), as the same may be reduced from time to time in accordance with the Exit Facility Commitment Letter or the Exit Facility Term Sheet.

“Exit Facility Commitment Letter” means that certain Commitment Letter dated as of the date hereof executed by Chaparral and the Initial Exit Facility Revolving Lenders, as the same may be amended (including as supplemented by a joinder of additional commitment parties) from time to time in accordance with the terms thereof.

“Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, which shall be consistent with the Exit Facility Term Sheet.

“Exit Facility Documents” means the Exit Facility Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facility, including the Exit Facility Commitment Letter and the Exit Facility Fee Letter.

“Exit Facility Fee Letter” has the meaning set forth in Section 2(d).

“Exit Facility Term Sheet” means the term sheet setting forth the material terms and conditions of the Exit Revolving Facility, attached as Exhibit C hereto.

“Exit Revolving Facility” means the new senior secured first-lien first-out revolving credit facility that will be effectuated on the Plan Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file with the Bankruptcy Court.

“Governance Term Sheet” means the term sheet setting forth the material governance terms of Reorganized Chaparral, attached as Exhibit E hereto.

“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

“Governmental Authority” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Indenture” means the indenture, dated as of June 29, 2018, by and among Chaparral, as issuer, the guarantors party thereto, and UMB Bank, N.A., as trustee, pursuant to which the Notes were issued, as it may be amended, supplemented or otherwise modified from time to time.

6

“Indenture Trustee” means UMB Bank, N.A. in its capacity as indenture trustee under the Indenture and any other trustee or similar Entity under the Indenture.

“Initial Consenting Noteholders” means the Noteholders that have executed and delivered counterpart signature pages to this Agreement as of the Execution Date.

“Initial Exit Facility Revolving Lenders” has the meaning ascribed to it in the Exit Facility Term Sheet.

“Intercreditor Agreement” has the meaning ascribed to it in the Exit Facility Term Sheet.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit G.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4, as any such milestone may be extended or waived in writing (including via email in accordance with Section 12.17) by the Company Parties and the Required Consenting Creditors in their respective discretion.

“New Convertible Notes” means the 9%/13% second-lien convertible PIK Toggle Notes to be issued pursuant to the New Convertible Notes Indenture, in the initial aggregate principal amount as of the Plan Effective Date of $35,000,000.

“New Convertible Notes Indenture Trustee” means the indenture trustee under the New Convertible Notes Indenture, to be selected by the Backstop Parties with the consent of the Company Parties not to be unreasonably withheld.

“New Convertible Notes Indenture” means that certain indenture, dated as of the Plan Effective Date, to be entered into by and between Reorganized Chaparral, as issuer, and the New Convertible Notes Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time), which shall be filed in draft form with the Plan Supplement and shall be consistent with this Agreement, the New Convertible Notes Term Sheet and the Plan.

“New Convertible Notes Term Sheet” means the term sheet setting forth the material terms and conditions of the New Convertible Notes, attached as Exhibit D hereto.

“New Corporate Governance Documents” means the forms of certificate or articles of incorporation, charter, bylaws, limited liability company agreement, partnership agreement, operating agreement and such other applicable formation, organizational and governance documents (if any) of the Reorganized Debtors, and any stockholders agreement, voting agreement or similar agreement, if any (as determined by the Backstop Parties and the Company Parties), to be in effect from and after the Plan Effective Date, which shall be consistent with this Agreement, the Governance Term Sheet, and the Plan (including the Plan Supplement).

7

“New Equity Interests” means the new Equity Interests (which shall be in a form as determined by the Backstop Parties and the Company Parties) to be issued by Reorganized Chaparral pursuant to the Plan on the Plan Effective Date; provided, however, that New Equity Interests shall exclude the New Convertible Notes.

“New Warrant Agreements” has the meaning ascribed to it in the Proposed Plan.

“NOL Motion” means any First Day Pleading establishing notice and hearing procedures with respect to trading in equity securities of the Debtors or seeking related relief.

“Notes” means the 8.750% Senior Notes due 2023 issued by Chaparral pursuant to the Indenture.

“Notes Claims” means any Claim against any Company Party arising under, derived from, based on or related to the Notes, including any guarantee of the Notes, and the Indenture.

“Open Trade” means a transaction, agreement, or other arrangement, whether done through an oral or written confirmation, under which a Party to this Agreement is entitled or obligated to Transfer or receive Transfer of any Company Claims/Interests, with a trade date on or prior to the Party’s execution of this Agreement or execution of a Joinder.

“Outside Date” means the date that is one hundred (100) calendar days after the Petition Date.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the Debtors’ joint chapter 11 plan of reorganization that will effectuate the Restructuring Transactions on the terms and conditions set forth in this Agreement, which shall be the Proposed Plan as the same may be amended or modified in accordance with the provisions of this Agreement.

“Plan Effective Date” means the date upon which each of the conditions to the effectiveness of the Plan are satisfied or waived according to its terms.

“Plan Supplement” means the compilation of certain documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall be consistent with this Agreement.

8

“Proposed Plan” has the meaning set forth in the recitals to this Agreement.

“Prior Bankruptcy Cases” means the jointly administered bankruptcy cases commenced by the Company Parties on May 9, 2016 in the United States Bankruptcy Court for the District of Delaware at case no. 16-11144 (LSS).

“Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“RBL Claims” means any Claim against any Company Party arising under, derived from or based upon the RBL Credit Agreement.

“RBL Credit Agreement” means that certain Tenth Restated Credit Agreement, dated as of December 21, 2017, among Chaparral, as borrower, the lenders party thereto, and Royal Bank of Canada, as administrative agent, as it may be amended, supplemented or otherwise modified from time to time prior to the Plan Effective Date.

“RBL Lender” means any Lender under the RBL Credit Agreement that holds an RBL Claim.

“Rejected Executory Contract and Unexpired Lease List” has the meaning ascribed to it in the Proposed Plan.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Reorganized Chaparral” means the ultimate parent Entity of the Reorganized Debtors, which may include (a) Chaparral Energy, Inc., as reorganized pursuant to the Plan, or any successor thereto or assignee thereof, by merger, consolidation, or otherwise, on or after the Plan Effective Date, or (b) a new entity formed to acquire, directly or indirectly, (x) all of the Equity Interests in Chaparral Energy, Inc., as so reorganized pursuant to the Plan, or any such successor or assignee, or (y) all or substantially all of the assets of the Company Parties. Reorganized Chaparral may be a corporation, limited liability company or other form of Entity, in each case, as determined by the Required Consenting Noteholders and Chaparral.

“Reorganized Debtor” means a Debtor, as reorganized pursuant to the Plan, or any successor thereto or assignee thereof, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, immediately after the Plan Effective Date, including Reorganized Chaparral.

9

“Required Backstop Parties” has the meaning ascribed to it in the Backstop Commitment Agreement.

“Required Consenting Creditors” means the Required Consenting Noteholders and the Agent.

“Required Consenting Noteholders” means, as of the relevant date, those Consenting Noteholders holding greater than 50% of the aggregate outstanding principal amount of the Notes Claims that are held by all Consenting Noteholders in the aggregate.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering Documents” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement Agreement” means the Settlement Agreement by and between Chaparral, on the one hand, and Naylor Farms, Inc., on behalf of itself and as representative of the Settlement Class (as defined therein), on the other hand.

“Royalty Class Action Claim” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Class” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Proofs of Claim” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement” has the meaning set forth in the Proposed Plan.

“Royalty Class Action Settlement Preliminary Approval Order” means the order of the Bankruptcy Court preliminarily approving the Royalty Class Action Settlement Agreement

“Rules” means Rules 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Second Out Term Loans” has the meaning set forth in the Proposed Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Solicitation Commencement Date” means the date that the Company Parties commence solicitation of votes to approve or reject the Plan from holders of RBL Claims and holders of Notes Claims.

“Solicitation Materials” means the Disclosure Statement, ballots, documents, forms and all other materials provided in connection with the solicitation of the Proposed Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement.

“Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to such Party is effective in accordance with Section 10.01, 10.02, 10.03, or 10.04.

10

“Termination Event” means the occurrence of a termination event arising under Section 10.01, 10.02, 10.03, or 10.04.

“Transfer” means to, directly or indirectly, sell, assign, grant, transfer, convey, pledge, hypothecate, or otherwise dispose of, but in each case only upon the date of settlement of the Transfer and excluding any pledge or assignment of security interest to secure obligations of a party to a Federal Reserve Bank or any other central bank.

“Transferee” means the recipient of a Transfer.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “stockholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

11

(j) the word “or” shall not be exclusive; and

(k) the phrase “counsel to the Consenting Creditors” refers to (a) counsel to the Initial Consenting Noteholders and, (b) counsel to the Agent, as specified in Section 12.10.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the date and time by which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to counsel to the Initial Consenting Noteholders and the Agent;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement (which signature pages may be delivered by counsel and in electronic form) to the Company Parties:

(i) holders of more than two thirds of the aggregate outstanding principal amount of the RBL Claims; and

(ii) holders of more than two thirds of the aggregate outstanding principal amount of the Notes Claims;

(c) the Company Parties shall have given written notice to counsel to each of the Initial Consenting Noteholders and the Agent that the foregoing conditions set forth in this Section 2 have been satisfied;

(d) Chaparral shall have executed and delivered the Exit Facility Commitment Letter and a Fee Letter (the “Fee Letter”) with the Agent in respect of the Exit Facility;

(e) the funding of any retainers to the advisors to the Initial Consenting Noteholders in accordance with Section 12.18;

(f) sufficient Consenting Revolving Lenders shall have executed and delivered the Exit Facility Commitment Letter such that the revolving loan commitments shall constitute at least 66 2⁄3% of the aggregate principal amount of the Exit Facility; and

(g) the Company Parties and the Backstop Parties shall have executed and delivered the Backstop Commitment Agreement.

With respect to any Consenting Creditor that becomes a party to this Agreement pursuant to Section 7 hereof, this Agreement shall become effective as to such Consenting Creditor at the time it executes and delivers a Joinder in accordance with the terms hereof.

12

Section 3. Definitive Documents.

3.01. The Definitive Documents shall consist of the following:

(a) the Plan (including the Proposed Plan);

(b) the Confirmation Order;

(c) the Disclosure Statement and all other Solicitation Materials;

(d) the Disclosure Statement Order;

(e) the First Day Pleadings and all orders sought pursuant thereto;

(f) the Plan Supplement;

(g) the New Convertible Notes Indenture;

(h) the Exit Facility Documents;

(i) the Cash Collateral Order;

(j) the New Corporate Governance Documents and the Governance Term Sheet;

(k) the Backstop Commitment Agreement and the Backstop Order;

(l) the Rights Offering Documents;

(m) the Intercreditor Agreement;

(n) the New Warrant Agreements;

(o) the Royalty Class Action Settlement Agreement and the Royalty Class Action Settlement Conditional Approval Order; and

(p) Rejected Executory Contract and Unexpired Lease List.

3.02. The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to good faith negotiation and completion. Upon completion, the Definitive Documents shall be consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 11. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (a) and (b) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Creditors, and the Required Backstop Parties; provided, however, that any amendment or modification to the Plan or any provision of the Confirmation Order that alters the plan treatment of the RBL Claims or otherwise adversely affects the RBL claims shall be subject to the consent of the Agent, and any amendment or modification to the Proposed Plan (or any provision of the Confirmation Order) that alters the plan treatment of the Notes Claims or otherwise adversely affects the Notes Claims shall be subject to the consent of the Required

13

Consenting Noteholders. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (c), (d), (e), (f), (n) and (o) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Creditors, and the Required Backstop Parties, except to the extent an alternative level of consent is expressly provided herein. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (g), (j), (k) and (l) shall be in form and substance acceptable to the Required Consenting Noteholders, the Required Backstop Parties, and the Company Parties, and reasonably acceptable to the Agent. The Definitive Documents (and any amendments or modifications thereto) in Sections 3.01 (h) and (i) shall be in form and substance acceptable to the Agent and the Company Parties, and reasonably acceptable to the Required Consenting Noteholders and Required Backstop Parties. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (m) shall be in form and substance acceptable to the Company Parties, the Required Consenting Creditors and the Required Backstop Parties. The Definitive Document (and any amendments or modifications thereto) in Section 3.01 (p) shall be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Noteholders and the Required Backstop Parties, after consultation by the Company Parties with the Agent.

Section 4. Milestones. The following Milestones shall apply to this Agreement (unless extended or waived in writing (including via email in accordance with Section 12.17) by the Company Parties and the Required Consenting Creditors in their discretion):

(a) no later than one (1) calendar day prior to the Petition Date, the Solicitation Commencement Date shall occur;

(b) no later than August 17, 2020, the Company Parties shall commence the Chapter 11 Cases;

(c) on the Petition Date, the Company Parties shall file with the Bankruptcy Court (i) the Plan, (ii) the Disclosure Statement and all other Solicitation Materials (and a motion seeking approval thereof); and (iii) the Cash Collateral Order (and a motion seeking approval thereof);

(d) no later than five (5) calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim Cash Collateral Order;

(e) no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the final Cash Collateral Order;

(f) no later than sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Backstop Order;

(g) no later than eighty (80) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order and the Confirmation Order; and

(h) no later than the Outside Date, the Plan Effective Date shall have occurred.

14

Section 5. Commitments of the Consenting Creditors.

5.01. Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor severally, and not jointly, agrees in respect of all of its Company Claims/Interests (subject to Sections 5.05 and 5.06) to:

(a) in respect of each of its Company Claims/Interests, act in good faith and support the Restructuring Transactions as contemplated by this Agreement and the Proposed Plan, including to vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which such Consenting Creditor is legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions and within the timeframe outlined herein and in the Definitive Documents and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided, however, that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring Transactions;

(b) give any notice, order, instruction, or direction to the Agent and/or Indenture Trustee necessary to give effect to the Restructuring Transactions;

(c) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party or to which it has a consent right pursuant to Section 3.02; and

(d) consider in good faith any appropriate additional or alternative provisions or agreement necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay or are necessary to effectuate the consummation of the Restructuring Transactions in accordance with this Agreement and the Proposed Plan.

5.02. Negative Commitments. During the Agreement Effective Period, each Consenting Creditor, as applicable, severally, and not jointly, agrees in respect of all of its Company Claims/Interests that (subject to Sections 5.05 and 5.06) it shall not, directly or indirectly, and shall not direct any other Entity to:

(a) take any action that is inconsistent with this Agreement or the Restructuring Transactions or that would reasonably be expected to interfere with, delay or impede the solicitation, implementation, or consummation of the Plan and the Restructuring Transactions;

(b) seek, solicit, pursue, propose, file, support, or vote for any Alternative Restructuring Proposal;

(c) file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Plan or the Restructuring Transactions;

15

(d) take (directly or indirectly), or direct the Agent and/or the Indenture Trustee to take, any action to enforce or exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests, including rights or remedies arising from or asserting or bringing any claims under or with respect to the RBL Credit Agreement and/or the Indenture to the extent inconsistent with this Agreement; provided further, that nothing in this Agreement shall prevent any Consenting Creditor from filing a proof of claim in the Chapter 11 Cases on behalf of its respective Company Claims;

(e) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties (other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement);

(f) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(g) solely as to the Consenting Noteholders, object to or commence any legal proceeding challenging the adequate protection granted or proposed to be granted to the holders of the RBL Claims under the Cash Collateral Order.

5.03. Commitments with Respect to Chapter 11 Cases. Subject to Sections 5.05 and 5.06 and the other terms and conditions hereof, during the Agreement Effective Period, each Consenting Creditor severally and not jointly, agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(a) timely vote each of its Company Claims/Interests to accept the Plan by timely delivering its duly executed and completed ballot(s) accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(b) not opt out of the releases set forth in the Plan;

(c) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clause (a) above; provided, however, such vote may be changed, withdrawn, amended or revoked (and, upon such revocation, deemed ineffective and void ab initio), by such Consenting Creditor at any time following the expiration or termination of the Agreement Effective Period (it being understood that the termination of the Agreement Effective Period shall entitle each Consenting Creditor to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso);

(d) not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; and

16

(e) support the Restructuring Transactions in accordance with this Agreement; and

(f) not object to, delay, impede or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement.

5.04. [Reserved].

5.05. Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall:

(a) be construed to impair the rights of any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions;

(b) limit or impair the ability of a Consenting Creditor to purchase, Transfer or enter into any transactions regarding its Company Claims/Interests, subject to the terms hereof, including, for the avoidance of doubt, Section 7 hereof;

(c) except as otherwise provided herein, constitute a waiver under, or amendment of, the Indenture or the RBL Facility or otherwise limit or impair any right or remedy of any Consenting Creditor under the Indenture, the RBL Facility, or any other applicable agreement, instrument, or document that gives rise to a Consenting Creditor’s Company Claims/Interests;

(d) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest, including any official committee and/or the United States Trustee (so long as such consultation is not inconsistent with this Agreement);

(e) impair or waive the rights of any Consenting Creditor to assert or raise any objection not prohibited under this Agreement in connection with the Restructuring Transactions;

(f) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(g) prevent any Consenting Creditor from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents; or

(h) obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing or revoking such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided, however, that upon the Termination Date as to a Consenting Creditor (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such Consenting Creditor’s vote shall automatically be deemed ineffective and void ab initio and such Consenting Creditor shall have a reasonable opportunity to cast a vote.

17

5.06. Limitation on Consenting Creditors’ Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Section 5, nothing in this Agreement shall require any Consenting Creditor to incur, assume, become liable for any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Creditor that could result in expenses, liabilities, or other obligations to such Consenting Creditor other than as specifically and expressly required in this Agreement, the Exit Facility Commitment Letter or the Backstop Commitment Agreement.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Subject to Section 6.03, during the Agreement Effective Period, each of the Company Parties agrees to:

(a) support, act in good faith and take all actions reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all necessary or required regulatory and/or third-party approvals and consents for the consummation and implementation of any part of the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents, any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to obtain any and all necessary or required third-party approvals, consents and court orders for the consummation and implementation of the Royalty Class Action Settlement on the terms set forth in the Royalty Class Action Settlement Agreement;

(f) to the extent practicable and known by the Debtors (i) notify counsel for the Initial Consenting Noteholders and counsel to the Agent as soon as reasonably practicable if members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds elect to opt-out of the Royalty Class Action Settlement, and (ii) provide counsel for the Initial Consenting Noteholders and counsel to the Agent, as soon as reasonably practicable upon request, with an update regarding the status of the responses from the members of the Royalty Class Action Class; and

18

(g) provide counsel for the Initial Consenting Noteholders and the Agent two (2) Business Days (or such time as is reasonably practicable) to review draft copies of all material pleadings, motions, and proposed orders (including without limitation the Plan, the Solicitation Materials, the First Day Pleadings, and all “second day” motions and proposed orders) that may affect the Consenting Creditors prior to any filing or execution thereof;

(h) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(i) consult and negotiate in good faith with the Consenting Creditors and their advisors regarding the preparation and execution of the Definitive Documents and the implementation of the Restructuring Transactions;

(j) promptly inform counsel to the Initial Consenting Noteholders and the Agent in writing (email being sufficient) as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or believe to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) any breach of any of the terms, conditions, representations, warranties or covenants set forth in this Agreement (including a breach by any Company Party); (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (v) the initiation, institution or commencement of any material proceeding by a Governmental Authority or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Company Parties or any of their respective current officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; (vi) the occurrence of any Material Adverse Effect (as defined in the Backstop Commitment Agreement); (vii) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) the Restructuring Term Sheet, the Plan or any of the other Definitive Documents, incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Outside Date; or (viii) the occurrence of a Termination Event;

(k) if Company Party receives an Alternative Restructuring Proposal in the form of a term sheet or other written offer or proposal, the Company Parties shall (i) inform counsel to each of the Initial Consenting Noteholders and the Agent in writing (email being sufficient) within five (5) Business Days of receiving such proposal, with such notice to include the material terms thereof (including the identity of the Person(s) involved) and the action taken or proposed to be taken by the Company Parties in response thereto, (ii) provide counsel to each of the Initial Consenting Noteholders and the Agent with regular updates as to the status and progress of such Alternative Restructuring Proposal, and (iii) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from counsel to the Consenting Creditors relating to such Alternative Restructuring Proposal;

19

(l) operate their business and conduct their operations in the ordinary course in a manner consistent with past practices and in compliance with Law (taking into account the Restructuring Transactions and the pendency of the Chapter 11 Cases) and use commercially reasonable efforts to preserve intact their current business organizations and preserve their relationships with employees, customers, suppliers, and others having business dealings with the Company Parties

(m) use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated, organized or formed;

(n) timely file a formal objection (in consultation with counsel to the Initial Consenting Noteholders and the Agent) to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases; (iv) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan;

(o) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(p) use commercially reasonable efforts to comply with the Milestones set forth in this Agreement; and

(q) provide counsel to the Initial Consenting Noteholders the estimated Professional Fee Escrow Amount no later than two (2) days prior to the anticipated Effective Date.

6.02. Negative Commitments. Except as set forth in Section 6.03, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent (including via email in accordance with Section 12.17) of the Required Consenting Creditors, directly or indirectly:

(a) take any action that is inconsistent with this Agreement, the Definitive Documents or the Restructuring Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede solicitation, implementation, or consummation of, the Restructuring Transactions;

(b) modify the Plan, in whole or in part, in a manner that is inconsistent with this Agreement;

(c) (1) file or support any motion, pleading, order or any Definitive Documents with the Bankruptcy Court or any other court (including any modification or amendment thereof) that (i) in whole or in part, is materially inconsistent with this Agreement, the Plan or the Definitive Documents or (ii) in the case of any Definitive Document, has not been provided to counsel to

20

the Initial Consenting Noteholders and the Agent for review in accordance with Section 5.1(e), (2) execute any Definitive Document that, in whole or in part, is not consistent with this Agreement and the Proposed Plan, or (3) waive, amend or modify any of the Definitive Documents or, if applicable, file with the Bankruptcy Court a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is inconsistent with this Agreement and the Proposed Plan;

(d) (1) file or support any motion or application or commence a proceeding (including seeking formal or informal discovery) challenging (A) the amount, validity, allowance, character, enforceability or priority of any Company Claims/Interests of any of the Consenting Creditors, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Creditors; (2) file any motion or application or commence a proceeding (including seeking formal or informal discovery) seeking to pursue claims or causes of action against any Consenting Creditor or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Creditors; or (3) support any Person in connection with any of the actions described in clause (1) or (2);

(e) directly or indirectly solicit, through any Person, seek, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal without the consent of the Required Consenting Creditors, subject to Section 6.03;

(f) other than (i) as expressly contemplated by this Agreement, (ii) in connection with a dissolution or the winding-up of any Company Party or a similar transaction, or (iii) in the ordinary course of business, (A) make or change any material tax election (including, with respect to any Company Party that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes) or (B) take or permit any action that would result in a disaffiliation of any Company Party from the Company Parties’ consolidated income tax group under Section 1502 of the Code;

(g) amend or propose to amend any of their respective organizational documents other than in connection with the commencement of the cases or pursuant to the Plan;

(h) other than as expressly contemplated by this Agreement, authorize, create or issue any additional Equity Interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Company Parties;

(i) without the consent of the Required Consenting Creditors, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions; or

21

(j) enter into or adopt any new compensation or employee benefit arrangements (or amend, modify, or terminate any existing compensation or employee benefit arrangements) without the reasonable consent of the Required Consenting Noteholders, the Required Backstop Parties and the Agent, and with respect to insiders (as defined in section 101(31) of the Bankruptcy Code), without the consent of the Required Consenting Noteholders, the Required Backstop Parties and the Agent.

6.03. Additional Provisions Regarding the Company Parties’ Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action with respect to the Restructuring Transactions (including terminating this Agreement under Section 10) to the extent the Governing Body of such Company Party determines in good faith, after consultation with counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with its or their fiduciary obligations under applicable Law or a violation of applicable Law; provided, however, that if a Company Party determines to take any action or refrain from taking any action with respect to the Restructuring in reliance on this Section 6.03, such Company Party shall promptly (in any event within two (2) Business Days of such determination) provide written notice of such determination to counsel to the Initial Consenting Noteholders and the Agent; provided further, that if any Company Party or the Governing Body of any Company Party seeks to exercise such fiduciary duties, such Company Party shall provide prior notice to the Consenting Creditors, and the Consenting Creditors shall have the right to terminate this Agreement pursuant to Section 10.01(c)(iv).

(b) Notwithstanding anything to the contrary in this Agreement, upon receipt of an unsolicited Alternative Restructuring Proposal, each Company Party and its respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the rights to: (i) subject to compliance with Section 6.01(i), consider, respond to, facilitate, and negotiate such Alternative Restructuring Proposal; (ii) provide access to non-public information concerning any Company Party to any Entity making such proposal that requests such information and enters into Confidentiality Agreements or nondisclosure agreements with the Company Parties in connection with such proposal; and (iii) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Creditors) regarding such Alternative Restructuring Proposal.

(c) Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring Transactions; (ii) affect the ability of any Company Party to consult with any Consenting Creditor or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) so long as doing so is not inconsistent with the terms hereof; or (iii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

22

Section 7. Transfer of Company Claims/Interests and Joinders.

7.01. Except solely to the extent provided in Section 7.02 or 7.04 of this Agreement or in any NOL Motion, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to purchase or Transfer any Company Claims/Interests, including any right, title, or interest in a Company Claim/Interest.

7.02. Transfer Restrictions. During the Agreement Effective Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder, and not in any other manner or with respect to any Affiliates, not to (i) Transfer any right, title, or interest in a Company Claim/Interest, unless (a) the Transferee is a Party to this Agreement, or (b) if the Transferee is not already a Party to this Agreement, the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Joinder in the form attached to this Agreement and delivering an executed copy thereof to counsel to the Company Parties and, in the case of a Transferee of a Consenting Noteholder, counsel to the Initial Consenting Noteholders in accordance with Section 12.10 of this Agreement by the date of that Transfer or, in the case of a Transferee of a Consenting Revolving Lender, counsel to the Agent in accordance with Section 12.10 of this Agreement by the date of that Transfer or (ii) Transfer any Equity Interests if in the reasonable business judgement of the Company Parties and their legal and tax advisors, such transfer could adversely affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating loss carryforwards or other tax attributes. Any Transfer in violation of this Section 7.02 or 7.04 shall be void ab initio and the Company Parties and each other Consenting Creditor shall have the right to enforce the voiding of such transfer. Any RBL Lender that is not a Consenting Revolving Lender can join this Agreement at any time prior to August 31, 2020 or such later date that is determined by the Agent that is before the Voting Deadline (as defined in the Proposed Plan) by executing a Joinder in the form attached to this Agreement (and by executing a joinder to the Exit Facility Commitment Letter in accordance with the terms thereof) and delivering an executed copy of each to counsel to the Company Parties and counsel to the Agent in accordance with Section 12.10 of this Agreement.

7.03. General Exception. Notwithstanding anything in this Agreement to the contrary, this Section 7 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in a Company Claim/Interest in favor of a bank or broker-dealer holding custody of any such right, title, or interest in the Company Claim/Interest in the ordinary course of business that is released upon the Transfer of any such right, title, or interest in a Company Claim/Interest.

7.04. Qualified Marketmaker Exceptions.

(a) Notwithstanding Section 7.02, a Consenting Creditor may Transfer any right, title, or interest in its Company Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Joinder or be a Party to this Agreement, on the condition that (i) such Consenting Creditor provides prompt notice of any such Transfer no later than the date of such Transfer to counsel to the Company Parties and counsel to the Consenting Creditors in accordance with Section 12.10, (ii) any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Company Claim/Interest is to a Transferee that (A) is a Party to this Agreement at the time of

23

such Transfer or (B) becomes a Party to this Agreement on or before the date of such Transfer by executing a Joinder pursuant to Section 7.02(b), and (iii) the Transferee is unaffiliated with such Qualified Marketmaker (and the Transfer documentation between the transferor Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such).

(b) Notwithstanding Section 7.04(a), a Qualified Marketmaker may Transfer any right, title, or interest in any Company Claims/Interests that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Joinder or be a Party to this Agreement, on the condition that the Transferee Qualified Marketmaker agrees that any subsequent Transfer by such Transferee Qualified Marketmaker of the right, title, or interest in such Company Claims/Interests will be to a Transferee that (A) is a Party to this agreement at the time of such Transfer or (B) becomes a Party to this Agreement by the date of settlement of such Transfer by executing a Joinder pursuant to Section 7.02(b) (and the Transfer documentation between the transferor Qualified Marketmaker and such Transferee Qualified Marketmaker shall contain a requirement that provides as such).

(c) At the time of a Transfer by any Party to this Agreement of any Company Claims/Interests to the Qualified Marketmaker:

(i) if such Company Claims/Interests may be voted in favor of the Plan, the Party transferring its Company Claims/Interests must first vote such Company Claims/Interests in accordance with the requirements of this Agreement; and

(ii) to the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement is eligible and entitled to vote the Company Claims/Interests acquired pursuant to Section 7.04(a) above, is not otherwise precluded from voting such Company Claims/Interests in favor of the Plan, and receives a separate ballot for such Company Claims/Interests, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such Company Claims/Interests in favor of the Plan as contemplated hereunder.

(d) Notwithstanding Section 7.02, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any Company Claim/Interest that it acquires from a holder of such Company Claims/Interests that is not a Party to this Agreement without the requirement that the transferee execute a Joinder or be a Party hereto.

7.05. Joinder. A Transferee that becomes a Party to this Agreement as provided in Section 7.02(b) shall deliver a copy of the executed Joinder in accordance with Section 7.02; provided, however, failure to deliver a copy of such Joinder after the execution thereof by the Parties shall not affect the Party’s or Transferee’s obligations under this Agreement with respect to such Company Claims/Interests or render the Transfer void ab initio with respect to such Company Claims/Interests. The Joinder shall be treated as confidential information and shall not be disclosed without prior written reasonable consent of the Transferee.

24

7.06. Effect of Delivery of Joinder. By executing and delivering a Joinder as provided under Section 7.02 or 7.04, a Transferee:

(a) becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred Company Claims/Interests and with respect to all other Company Claims/Interests that the Transferee holds and subsequently acquires, subject to Section 7.03 and Section 7.04(d);

(b) agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c) is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 8 of this Agreement, in each case as of the date of the Joinder.

7.07. Effect of Transfer. A Party to this Agreement that Transfers any right, title, or interest in any Company Claims/Interests in accordance with the terms of this Section 7 shall be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Company Claims/Interests; provided, however, that in no event shall such Transfer relieve any Party from liability for its breach or non-performance of its obligations under this Agreement prior to such Transfer.

7.08. Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any Company Claims/Interests in addition to the Party’s Company Claims/Interests and such acquired Company Claims/Interests shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement, except as set forth in Section 7.04 above. During the Agreement Effective Period, to the extent any Party to this Agreement acquires additional Company Claims/Interests from an entity that is not a Party to this Agreement, such Party shall promptly provide notice of any such acquisition and (including the amount and type of Company Claims/Interests acquired) and deliver a current list of its Company Claims/Interests to counsel for the Company Parties and counsel to the Initial Consenting Noteholders within five (5) Business Days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without prior written reasonable consent of such Party to this Agreement.

7.09. Exception for Open Trades. Notwithstanding anything to the contrary herein, a claim Transferred to or by a Party to this Agreement pursuant to an Open Trade shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such claim so Transferred to and held by a Party to this agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Party under an Open Trade or any other transaction entered into by such Party prior to, and pending as of the date of, such Party’s entry into this Agreement) shall be subject to the terms of this Agreement, as provided in Section 7.07).

7.10. No Obligation. This Section 7 shall not by its terms impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests.

25

Notwithstanding anything to the contrary in this Agreement, if a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations of the Company Parties otherwise arising under such Confidentiality Agreements.

Section 8. Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date (or, in the case of a Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Creditor becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Plan Effective Date:

(a) it is the beneficial or record owner of the aggregate principal amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Joinder, as applicable (as may be updated pursuant to Section 7);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) solely with respect to the Consenting Noteholders, (i) it is either (A) a qualified institutional buyer as defined in the provisions of Rule 144A promulgated under the Securities Act, (B) not a U.S. person (as defined in Regulation S under the Securities Act), or (C) an accredited investor (as defined in Rule 501 of the Exchange Act), and in each case is able to bear the risk of its investment in the Company Claims/Interests, (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, and (iii) it understands that any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will not have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold or transferred only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).

Section 9. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date (or, in the case of a Consenting Creditor that becomes a party hereto after the Agreement Effective Date, as of the date such Consenting Creditor becomes a Party to this Agreement by executing and delivering a Joinder) and as of the Plan Effective Date:

26

(a) it is validly existing and in good standing under the Laws of the state of its organization, incorporation or formation, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other Entity or Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) it has all requisite corporate or similar power and authority to enter into, execute, and deliver this Agreement and it has (or will have, at the relevant time) all requisite corporate or similar power and authority to effectuate the Restructuring Transactions and carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(e) it has not assigned, conveyed, sold, hypothecated or otherwise transferred all, any part of or any interest in any claim (other than the RBL Claims and Senior Notes) or cause of action that would be released pursuant to the releases set forth in the Proposed Plan in favor of the Released Parties (as defined in the Proposed Plan); and

(f) it is not a party to any restructuring or similar agreement with other Parties to this Agreement that relates to the Company Parties and has not been disclosed to all Parties to this Agreement.

Section 10. Termination Events.

10.01. Consenting Creditor Termination Events. This Agreement may be terminated (a) with respect to the Consenting Revolving Lenders by the Agent, and (b) with respect to the Consenting Noteholders by the Required Consenting Noteholders, in each case, by the delivery to the Company Parties, counsel to the Initial Consenting Noteholders and counsel to the Agent of a written notice (each, a “Consenting Creditor Termination Notice”) in accordance with Section 12.10 of this Agreement upon and at any time following the occurrence of any of the following events (unless waived in writing by the Required Consenting Noteholders or the Agent, as applicable, in their respective sole discretion):

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Restructuring Transactions, which breach remains uncured (to the extent curable) for five (5) Business Days after delivery of the Consenting Creditor Termination Notice identifying any such breach;

27

(b) any of the Company Parties files or otherwise makes public any of the Definitive Documents (including and modification or amendments thereto) (i) in a manner that is materially inconsistent with this Agreement and (ii) without the consent of the applicable Required Consenting Creditors in accordance with Section 3 of this Agreement;

(c) any of the Company Parties (i) withdraws the Plan or amends or modifies the Plan, (ii) publicly announces, or commits in writing to any other Party to this Agreement, its intention not to support or pursue the Restructuring Transactions or its intention to support an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors or to execute a definitive written agreement with respect to an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors, (iii) executes a definitive written agreement with respect to an Alternative Restructuring Proposal that is not supported by the Required Consenting Creditors or (iv) exercises its rights under Section 6.03(a);

(d) (1) any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any RBL Claims or Notes Claims, lien, or interest held by any Consenting Creditor arising under or relating to the RBL Credit Agreement or the Indenture or (ii) shall have directly or indirectly supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action; or (2) the Bankruptcy Court enters an order or judgment avoiding, disallowing, subordinating, or recharacterizing any RBL Claims or Notes Claims, lien, or interest held by any Consenting Creditor arising under or relating to the RBL Credit Agreement or the Indenture;

(e) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) such ruling, judgment or order remains in effect for ten (10) Business Days after delivery of a Consenting Creditor Termination Notice identifying any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set forth in this Agreement; provided, however, that this provision shall not have the effect of amending, extending or waiving any of the Milestones;

(f) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after the entry of such order; provided, however, that this provision shall not have the effect of amending, extending, or waiving any of the Milestones;

(g) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written reasonable consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner

28

with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) rejecting this Agreement; (v) terminating or modifying any Company Party’s exclusive right to file a plan of reorganization in the Chapter 11 Cases under section 1121 of the Bankruptcy Code; (vi) granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any asset of any Company Party with an aggregate fair market value in excess of $1 million; or (vii) granting relief that is materially inconsistent with this Agreement and such inconsistent relief is not dismissed, vacated or modified on appeal within ten (10) Business Days;

(h) any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) is the subject of an involuntary case under the Bankruptcy Code that is not dismissed or withdrawn within thirty (30) days, or any Company Party consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(i) the failure of the Company Parties to meet a Milestone, which has not been waived or extended in accordance with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Creditor in violation of its obligations under this Agreement;

(j) (i) if the Cash Collateral Order entered by the Court is not in form and substance acceptable to the Agent; (ii) the termination of the Company Parties’ authority to use cash collateral pursuant to the Cash Collateral Order, which has not been cured (if susceptible to cure) or waived in accordance with the terms thereof; (iii) any modification to the Cash Collateral Order without the reasonable consent of the Agent; or (iv) any modification to the Cash Collateral Order that has the result of increasing fees, requiring additional payments or provides other superior economic terms for the benefit of the Agent or RBL Lenders without the reasonable consent of the Required Consenting Noteholders and the Required Backstop Parties;

(k) the execution by any of the Company Parties of an agreement providing for, or the filing by any of the Company Parties with the Bankruptcy Court of a motion seeking approval of, any debtor-in-possession financing, except with the prior approval of the Required Consenting Noteholders and the Agent;

(l) the termination of the Backstop Commitment Agreement in accordance with the terms thereof;

29

(m) the breach in any material respect by a Consenting Revolving Lender of any of the representations, warranties, or covenants of the Consenting Revolving Lenders set forth in this Agreement, such that the non-breaching Consenting Revolving Lenders own or control less than 66-2/3% in aggregate principal dollar amount of all outstanding RBL Claims, and such breach remains uncured for three (3) calendar days following delivery of the Consenting Creditor Termination Notice (provided, however, that the right to terminate this Agreement under this clause (m) shall not be available to any Consenting Revolving Lender);

(n) the breach in any material respect by a Consenting Noteholder of any of the representations, warranties, or covenants of the Consenting Noteholder set forth in this Agreement, such that that the non-breaching Consenting Noteholders own or control less than 66-2/3% in aggregate principal amount of all outstanding Note Claims, and such breach remains uncured for three (3) calendar days following delivery of the Consenting Creditor Termination Notice (provided, however, that the right to terminate this Agreement under this clause (n) shall not be available to any Consenting Noteholder); or

(o) any of (i) the termination of the Royalty Class Action Settlement or the Royalty Class Action Settlement Agreement, (ii) the waiver, amendment, or any other modification to the terms of the Royalty Class Action Settlement or the Royalty Class Action Settlement Agreement, (iii) the Royalty Class Action Settlement Conditional Approval Order is not entered by the Bankruptcy Court within thirty (30) calendar days after the Petition Date, or (iv) the Bankruptcy Court denies approval of the Royalty Class Action Settlement Conditional Approval Order, in each case without the reasonable consent of the Required Consenting Noteholders; provided, however, that Agreement may not be terminated with respect to the Consenting Revolving Lenders by the Agent solely as a result of this Section 10.01(o);

(p) the termination of this Agreement in accordance with its terms with respect to the Company Parties, the Consenting Noteholders or the Consenting Revolving Lenders.

10.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 12.10 of this Agreement (each, a “Company Termination Notice”) upon the occurrence of any of the following events:

(a) the breach in any material respect by (1) one or more of the Consenting Noteholders of any of the covenants or obligations of the Consenting Noteholders set forth in this Agreement such that the non-breaching Consenting Noteholders own or control less than 66-2/3% in aggregate principal amount of all outstanding Note Claims, or (2) one or more of the Consenting Revolving Lenders of any of the covenants or obligations of the Consenting Revolving Lenders set forth in this Agreement such that the non-breaching Consenting Revolving Lenders own or control less than 66-2/3% in aggregate principal dollar amount of all outstanding RBL Claims, in the case of sub-clause (1) or (2) that remains uncured for a period of three (3) calendar after the receipt of a Company Termination Notice specifying such breach;

(b) in accordance with Section 6.03, the Governing Body of any Company Party determines in good faith, after consulting with outside counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law;

30

(c) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) calendar days after such delivery of a Company Termination Notice specifying any such issuance; notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d) either the Required Consenting Revolving Lenders or the Required Consenting Noteholders terminates this Agreement with respect to themselves in accordance with Section 10.01; or

(e) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after the entry of such order.

10.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders; (b) the Agent; and (c) each Company Party.

10.04. Automatic Termination. This Agreement shall terminate automatically as to all Parties without any further required action or notice immediately upon the Plan Effective Date.

10.05. Effect of Termination. After the occurrence of the Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Company Claims/Interests held by such Party; provided, however, that in no event shall such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date, or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. If a Termination Date occurs at a time when permission of the Bankruptcy Court shall be required for a Consenting Noteholder or Consenting Revolving Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, no Company Party or Consenting Creditor shall oppose any attempt by such party to change or withdraw (or cause to change or withdraw) such vote at such time. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement

31

of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 10.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 10.01(e), Section 10.02(b) or Section 10.02(c). Nothing in this Section 10.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 10.02(b).

Section 11. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by (i) each Company Party and (ii) the Required Consenting Creditors; provided, however, that (A) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by a Consenting Creditor in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by other similarly situated Consenting Creditors, other than in proportion to the amount of such Company Claims/Interests, then the reasonable consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, supplement or waiver, (B) any modification, amendment or supplement to this Section 11 shall require the written consent of all Parties, and (C) any waiver, modification, amendment or supplement to the definition of Consenting Noteholders shall require the written consent of each Initial Consenting Noteholder.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as (i) a further or continuing waiver of such breach, (ii) a waiver of any other or subsequent breach, or (iii) a waiver of any provision of this Agreement by another Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

32

Section 12. Miscellaneous.

12.01. Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

12.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Proposed Plan, the terms and conditions set forth in the Proposed Plan shall govern.

12.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

12.04. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

12.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

33

12.06. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

12.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

12.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

12.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

c/o Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attention: Charles Duginski, Chief Executive Officer, and

Justin Byrne, Vice President and General Counsel

E-mail address: chuck.duginski@chaparralenergy.com and

justin.byrne@chaparralenergy.com

34

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible and Angela M. Libby

E-mail address: damian.schaible@davispolk.com and

angela.libby@davispolk.com

(b) if to Agent or a Consenting Revolving Lender, to:

Vinson & Elkins LLP

2001 Ross Avenue

Suite 3900

Dallas, Texas 75201 10036

Attention: William L. Wallander, Bradley R. Foxman, and Matthew D. Struble

E-mail address: bwallander@velaw.com, bfoxman@velaw.com, and

mstruble@velaw.com

(c) if to a Consenting Noteholder, the address or e-mail address set forth on such Consenting Noteholders’ signature page to this Agreement (or in the signature page to a Joinder, as applicable), with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Erez Gilad, Jeffrey Lowenthal and Samantha Martin

E-mail address: egilad@stroock.com, jlowenthal@stroock.com and

smartin@stroock.com

Any notice given by delivery, mail, or courier shall be effective when received.

12.11. Independent Due Diligence and Decision Making. Each Consenting Creditor confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Creditor acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

12.12. Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages or any other remedy to which a Party may be entitled under this Agreement.

12.13. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

35

12.14. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

12.15. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

12.16. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

12.17. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 11, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

12.18. Fees and Expenses. Regardless of whether the Restructuring Transactions are or have been consummated, and subject to the terms of the Cash Collateral Order and Backstop Order, the Company Parties shall promptly pay in cash all Consenting Creditor Fees and Expenses as follows: (i) all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash on the Agreement Effective Date, (ii) (a) a $500,000 advance retainer to Stroock & Stroock & Lavan LLP, (b) a $100,000 advance retainer to Young, Conaway, Stargatt & Taylor, LLP, and (c) a $250,000 advance retainer to Perella Weinberg Partners LP shall be paid in full in cash on the Agreement Effective Date, (iii) after the Petition Date all accrued and unpaid Consenting Creditor Fees and Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly (but in any event within five (5) Business Days), (iii) upon termination of this Agreement, all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within five (5) Business Days) in full in cash, and (iv) on the Plan Effective Date, all accrued and unpaid Consenting Creditor Fees and Expenses incurred up to (and including) the Plan Effective Date (including an estimate for post-closing matters) shall be paid in full in cash on the Plan Effective Date, in each case and to the extent applicable, the Debtors agree that such payments shall be made without any requirement to satisfy any guidelines of the Office of the United States Trustee and without the need for further notice, application to or approval from the Bankruptcy Court.

36

12.19. Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 7 or (b) the termination of this Agreement pursuant to Section 10, the agreements and obligations of the Parties in Sections 10.05, Section 12, any defined terms used in any of the foregoing Sections (solely to the extent used therein) and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect in accordance with the terms hereof and thereof.

12.20. Enforceability of Agreement. If the Chapter 11 Cases are commenced, each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

12.21. Relationship Among Parties. It is understood and agreed that no Consenting Creditor owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement. In this regard, it is understood and agreed that any Consenting Creditor may trade in Company Claims/Interests without the consent of any other Consenting Creditor, subject to the terms of this Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as a “group.”

12.22. Publicity. The Company Parties shall submit drafts to counsel to the Consenting Creditors of any press releases or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure (provided, however, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable), and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Creditor, no Party or its advisors shall (a) use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company Parties, the principal amount or percentage of any Company Claims/Interests held by any individual Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent (it being understood and agreed that each Consenting Creditor’s signature page to this Agreement shall be redacted to remove the name of such Consenting Creditor and the amount and/or percentage of Company Claims/Interests held by such Consenting Creditor);

37

provided, however, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all the Consenting Creditors, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 12.22, (x) any Party may disclose the identities of the other parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor, such Consenting Creditor’s identity and individual holdings.

12.23. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

38

Company Parties’ Signature Page to

the Restructuring Support Agreement

CHAPARRAL ENERGY, INC.

CEI ACQUISITION, L.L.C.

CEI PIPELINE, L.L.C.

CHAPARRAL BIOFUELS, L.L.C.

CHAPARRAL CO2, L.L.C.

CHAPARRAL ENERGY, L.L.C.

CHAPARRAL EXPLORATION, L.L.C.

CHAPARRAL REAL ESTATE, L.L.C.

CHAPARRAL RESOURCES, L.L.C.

CHARLES ENERGY, L.L.C.

CHESTNUT ENERGY, L.L.C.

GREEN COUNTRY SUPPLY, INC.

ROADRUNNER DRILLING, L.L.C.

TRABAJO ENERGY, L.L.C.

By:

Name:

Authorized Signatory

Consenting Creditor Signature Page to

the Restructuring Support Agreement

CONSENTING CREDITOR:

[*****]

Aggregate Amounts Beneficially Owned or Managed on Account of:

RBL Claims

[*****]

Notes Claims

[*****]

EXHIBIT A

Company Parties

CEI Acquisition, L.L.C.

CEI Pipeline, L.L.C.

Chaparral Biofuels, L.L.C.

Chaparral CO2, L.L.C.

Chaparral Energy, Inc.

Chaparral Energy, L.L.C.

Chaparral Exploration, L.L.C.

Chaparral Real Estate, L.L.C.

Chaparral Resources, L.L.C.

Charles Energy, L.L.C.

Chestnut Energy, L.L.C.

Green Country Supply, Inc.

Roadrunner Drilling, L.L.C.

Trabajo Energy, L.L.C.

EXHIBIT B

Proposed Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)

In re:	)	Chapter 11

)

CHAPARRAL ENERGY, INC., et al.,[1]	)	Case No. 20-_____ (___)

)

Debtors.	)	(Joint Administration Requested)

)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

John H. Knight (No. 3848)	Damian S. Schaible

Amanda R. Steele (No. 5530)	Angela M. Libby

Brendan J. Schlauch (No. 6115)	Jacob S. Weiner

RICHARDS, LAYTON & FINGER, P.A.	DAVIS POLK & WARDWELL LLP

One Rodney Square	450 Lexington Avenue

[1]

The Debtors in these anticipated cases, along with the last four digits (or five digits, in cases in which multiple Debtors have the same last four digits) of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Charles Energy, L.L.C. (3750); Chestnut Energy, L.L.C. (9730); Green Country Supply, Inc. (2723); Roadrunner Drilling, L.L.C. (2399); and Trabajo Energy, L.L.C. (9753). The Debtors’ address is 701 Cedar Lake Boulevard, Oklahoma City, OK 73114.

920 North King Street	New York, New York 10017
Wilmington, Delaware 19801	Telephone: (212) 450-4000
Telephone: (302) 651-7700	Facsimile: (212) 701-5800
Facsimile: (302) 651-7701

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: August 15, 2020

xliv

J.	Exemptions from Certain Taxes and Fees	29
K.	New Corporate Governance Documents	29
L.	Directors and Officers	30
M.	Management Incentive Plan	30
N.	Preservation of Causes of Action	30
O.	Preservation of Royalty and Working Interests	31
P.	Restructuring Support Agreement	31

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

A.	Assumption of Executory Contracts and Unexpired Leases	31
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	32
C.	Cure of Defaults and Objections to Cure Amounts and Assumption	32
D.	Insurance Policies	33
E.	Indemnification Provisions	33
F.	Director, Officer, Manager, and Employee Liability Insurance	34
G.	Employee and Retiree Benefits	34
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	34
I.	Reservation of Rights	34
J.	Nonoccurrence of Effective Date.	35
K.	Contracts and Leases Entered Into After the Petition Date	35

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		35

A.	Timing and Calculation of Amounts to Be Distributed	35
B.	Distributions on Account of Obligations of Multiple Debtors	35
C.	Distribution Agent	35
D.	Rights and Powers of Distribution Agent	36
E.	Delivery of Distributions	36
F.	Manner of Payment	37
G.	Compliance Matters	37
H.	No Postpetition or Default Interest on Claims	37
I.	Allocation Between Principal and Accrued Interest	38
J.	Setoffs and Recoupment	38
K.	Claims Paid or Payable by Third Parties	38

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		39

A.	Disputed Claims and Interests Process	39
B.	Claims Administration Responsibilities.	39
C.	Estimation of Claims and Interests	40
D.	No Distributions Pending Allowance	40
E.	Distributions After Allowance	40
F.	No Interest	40

ii

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		40

A.	Compromise and Settlement of Claims, Interests, and Controversies	40
B.	Discharge of Claims	41
C.	Release of Liens	41
D.	Debtor Release	41
E.	Third-Party Release	42
F.	Exculpation	43
G.	Injunction	43
H.	Protection Against Discriminatory Treatment	44
I.	Recoupment	44
J.	Reimbursement or Contribution	44
K.	Term of Injunctions or Stays	44
L.	Document Retention	44

ARTICLE IX. CONDITIONS TO THE EFFECTIVE DATE		44

A.	Conditions Precedent to the Effective Date.	44
B.	Waiver of Conditions to Confirmation or the Effective Date	46
C.	Substantial Consummation	46
D.	Effect of Non-Occurrence of Conditions to Consummation	46

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		46

A.	Amendment and Modification of Plan	46
B.	Effect of Confirmation on Modifications	46
C.	Revocation or Withdrawal of the Plan	46

ARTICLE XI. RETENTION OF JURISDICTION		47

ARTICLE XII. MISCELLANEOUS PROVISIONS		49

A.	Immediate Binding Effect	49
B.	Additional Documents	49
C.	Statutory Fees	49
D.	Payment of Certain Fees and Expenses	49
E.	Reservation of Rights	49
F.	Successors and Assigns	49
G.	Service of Documents	50
H.	Entire Agreement	51
I.	Plan Supplement Exhibits	51
J.	Non-Severability	51
K.	Votes Solicited in Good Faith	51
L.	Waiver or Estoppel	51
M.	Closing of Chapter 11 Cases	52

iii

INTRODUCTION

Chaparral Energy, Inc. and its affiliated debtors in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A. Defined Terms

1. “Ad Hoc Group” means the group or committee of Consenting Senior Noteholders represented by the Ad Hoc Group Representatives, as may be reconstituted from time to time.

2. “Ad Hoc Group Fees and Expenses” means all reasonable and documented fees and expenses of the Ad Hoc Group, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Group Representatives (in the case of Perella Weinberg Partners LP and Tudor, Pickering, Holt & Co., pursuant to the terms of their fee letter dated April 14, 2020 executed by the Company), in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of the Restructuring Support Agreement, the Plan, the Plan Supplement, and/or any of the other Definitive Documents, the Restructuring Transactions, the Chapter 11 Cases, and/or any of the transactions contemplated by (and/or any amendments, waivers, consents, supplements or other modifications to) any of the foregoing.

3. “Ad Hoc Group Representatives” means Stroock & Stroock & Lavan LLP, Perella Weinberg Partners LP, Tudor, Pickering, Holt & Co., and Young Conaway Stargatt & Taylor, LLP and any other advisor retained by the Ad Hoc Group with the consent of the Debtors (such consent not to be unreasonably withheld).

4. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to section 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Ad Hoc Group Fees and Expenses; and (d) Backstop Premium (if paid in cash).

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

6. “All Lender Portion” means Cash in an amount equal to the difference of (a) the aggregate RBL Claims minus (b) the lesser of (i) $175,000,000 and (ii) the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ (each as defined in the Exit Facility Term Sheet) collective interest in their proved developed producing oil and gas properties (as adjusted for swap or other hedging agreements in existence on the Effective Date) calculated on a six month roll-forward basis and using the Royal Bank of Canada price deck.

7. “All Holder Settlement Portion” means $1,200,000.

8. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim or Interest that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim or Interest that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays the amount, or turns over any property, for which such Entity is liable.

9. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under section 502, 510, 542, 544, 545, 547 through 553, or 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law.

10. “Backstop Commitment” has the meaning set forth in the Backstop Commitment Agreement.

11. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, dated as of August 15, 2020, by and among the Backstop Parties and Chaparral Parent, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitment, and the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

12. “Backstop Order” means the order (which may be the Confirmation Order) entered by the Bankruptcy Court in the Chapter 11 Cases approving the Backstop Commitment Agreement, approving the Rights Offering Procedures, authorizing the Debtors’ entry into the Backstop Commitment Agreement (including all exhibits and other attachments thereto), and approving the payment of the Backstop Premium, which shall be in form and substance subject to the Creditor Approval Rights.

13. “Backstop Parties” means at any time and from time to time, the parties that have committed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

14. “Backstop Premium” means the Put Option Premium, as defined in the Backstop Commitment Agreement, in consideration for the Backstop Commitment, upon the terms set forth in the Backstop Commitment Agreement.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

16. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

17. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

18. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

19. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

20. “Cash Collateral Order” means the interim or final, as applicable, order of the Bankruptcy Court setting forth the terms of the use of cash collateral, which shall be in form and substance subject to the Creditor Approval Rights.

21. “Cash-Out Cap” means $150,000.

22. “Causes of Action” means any actual or potential claims, interests, damages, remedies, causes of action, demands, rights, actions, Avoidance Actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

23. “Chaparral Parent” means Chaparral Energy, Inc.

24. “Chaparral Parent Equity Interests” means the following Interests in Chaparral Parent: (a) common stock of Chaparral Parent issued and outstanding immediately prior to the Effective Date and (b) Prior Bankruptcy Equity Interests; provided, however, that restricted stock and/or restricted stock units that have not vested or are not scheduled to be settled as of the Petition Date shall not be Chaparral Parent Equity Interests.

25. “Chapter 11 Cases” means the procedurally consolidated cases filed for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

26. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

27. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

28. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

29. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

30. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

31. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

32. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

33. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement, which shall be in form and substance subject to the Creditor Approval Rights.

34. “Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

35. “Consummation” means the occurrence of the Effective Date.

36. “Consenting Senior Noteholders” means, collectively, the Senior Noteholders that are signatories to the Restructuring Support Agreement or any subsequent Senior Noteholder that becomes party thereto in accordance with the terms of the Restructuring Support Agreement.

37. “Creditor Approval Rights” means the approval, consent and/or consultation rights of the Consenting Creditors as and to the extent set forth in Section 3 of the Restructuring Support Agreement, including over the Definitive Documents.

38. “Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease and (b) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

39. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

40. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

41. “Definitive Documents” means (a) the Plan; (b) the Confirmation Order; (c) the Plan Supplement; (d) the New Corporate Governance Documents; (e) the Exit Facility Documents; (f) the New Convertible Notes Indenture; (g) the Backstop Commitment Agreement; (h) the Backstop Order; (i) the Rights Offering Documents; (j) the Intercreditor Agreement; (k) the New Warrant Agreements, and (l) the New Stockholders Agreement.

42. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, which shall be in form and substance subject to the Creditor Approval Rights.

43. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order, or (c) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to the Plan be a Disputed Claim.

44. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select or designate to make or to facilitate distributions in accordance with the Plan.

45. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be the Effective Date. The Distribution Record Date shall not apply to the Senior Notes or any securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with the customary procedures of DTC.

46. “DTC” means the Depository Trust Company.

47. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.C of the Plan.

48. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

49. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

50. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; (d) each current and former Affiliate of each Entity in clause (a) through the following clause (e); and (e) each Related Party of each Entity in clause (a) through this clause (e).

51. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

52. “Exit Facility” means, collectively, the Exit Revolving Facility and the Second Out Term Loan Facility.

53. “Exit Facility Agent” means the administrative agent under the Exit Facility Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the Exit Facility Credit Agreement.

54. “Exit Facility Credit Agreement” means the amended and restated credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, containing terms consistent with the Restructuring Support Agreement, including the Exit Facility Term Sheet, and which shall be in form and substance subject to the Creditor Approval Rights.

55. “Exit Facility Documents” means the Exit Facility Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements and other documents or instruments to be executed or delivered in connection with the Exit Facility, and which shall be in form and substance subject to the Creditor Approval Rights.

56. “Exit Facility Loans” means, collectively, the Exit Facility Revolving Loans and the Second Out Term Loans.

57. “Exit Facility Revolving Lender Cash Portion” means the portion of the RBL Cash Payment other than the All Lender Portion.

58. “Exit Facility Lenders” means the Exit Facility Revolving Lenders and the Second Out Term Lenders.

59. “Exit Facility Revolving Lenders” means the RBL Lenders electing to participate in the Exit Revolving Facility by executing the Restructuring Support Agreement and the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement) (or, in each case, a joinder thereto, as applicable) and any applicable assignees and participants thereof.

60. “Exit Facility Revolving Loans” means first out revolving loans under the Exit Revolving Facility that will be effectuated on the Effective Date in accordance with the Exit Facility Credit Agreement and the Plan.

61. “Exit Facility Term Sheet” means the “Exit Facility Term Sheet” attached as Exhibit C to the Restructuring Support Agreement.

62. “Exit Revolving Facility” means the new senior secured first lien first out revolving credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Revolving Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

63. “Exit Term Loan Facility” means the new senior secured first lien second out term loan credit facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Term Lenders under the Exit Facility Loan Documents, which facility shall be (x) a part of, and exist under, the Exit Facility Credit Agreement and (y) consistent with the Exit Facility Term Sheet and which shall be in form and substance subject to the Creditor Approval Rights.

64. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

65. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

66. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

67. “Full Cash-Out Equity Interests” means (A) any Chaparral Parent Equity Interests not registered in the name of Cede & Co., as nominee for DTC, (B) any Royalty Class Action Equity Interests, and (c) any other Prior Bankruptcy Equity Interests.

68. “General Unsecured Claim” means any Claim that is not Secured Claim and is not an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Senior Notes Claim, an Intercompany Claim, or a Section 510(b) Claim.

69. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

70. “Governance Term Sheet” means the “Governance Term Sheet” attached as Exhibit E to the Restructuring Support Agreement.

71. “Holder” means an Entity holding a Claim or an Interest, as applicable.

72. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

73. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

74. “Indenture Trustee” means UMB Bank, N.A., and any successor thereto, as trustee under the Senior Notes.

75. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

76. “Intercompany Interest” means an Interest held by a Debtor.

77. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity (including restricted stock), ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

78. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

79. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

80. “Management Incentive Plan” means the management incentive plan to be established and implemented with respect to Reorganized Chaparral Parent (and/or its subsidiaries) by the Reorganized Chaparral Parent Board after the Effective Date pursuant to which up to 7% of the fully diluted New Common Stock (with anti-dilution protection with regard to the New Convertible Notes) may be reserved for grant to the participants.

81. “New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Chaparral Parent having the terms set forth in the New Corporate Governance Documents to be issued on the Effective Date subject to the terms and conditions set forth in the Restructuring Support Agreement and the New Stockholders Agreement.

82. “New Convertible Notes” means the 9%/13% second-lien convertible payment-in-kind toggle Notes issued pursuant to the New Convertible Notes Indenture, in the initial aggregate principal amount as of the Effective Date of $35,000,000.

83. “New Convertible Notes Indenture” means that certain second lien convertible note indenture, dated as of the Effective Date, by and among Reorganized Chaparral Parent, as issuer, and the New Convertible Notes Indenture Trustee, including all ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, intercreditor agreements, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be included in the Plan Supplement and which shall be consistent with the New Convertible Notes Term Sheet and in form and substance subject to the Creditor Approval Rights.

84. “New Convertible Notes Indenture Trustee” means the trustee under the New Convertible Notes Indenture.

85. “New Convertible Notes Term Sheet” means the “New Convertible Notes Term Sheet” attached as Exhibit D to the Restructuring Support Agreement.

86. “New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or such other applicable formation documents (if any) of the Reorganized Debtors, including any certificates of designation, each of which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

87. “New Stockholders Agreement” means that certain shareholders agreement that will govern certain matters related to the governance of the Reorganized Debtors, the New Common Stock and the New Warrants, which shall be included in the Plan Supplement and which shall be consistent with the Governance Term Sheet and in form and substance subject to the Creditor Approval Rights.

88. “New Warrants” means the New Warrants-A and the New Warrants-B.

89. “New Warrants Agreements” means the New Warrants-A Agreement and the New Warrants-B Agreement, each of which shall be in form and substance subject to the Creditor Approval Rights.

90. “New Warrants-A” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 4-year period after the Effective Date, at a $300 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-A Agreement.

91. “New Warrants-A Agreement” means the definitive agreement governing the terms of the New Warrants-A.

92. “New Warrants-B” means warrants to purchase up to 5% of the New Common Stock, exercisable on a non-cash basis for a 5-year period after the Effective Date, at a $350 million equity value strike price with no Black-Scholes protection and otherwise on the terms and conditions set forth in the New Warrants-B Agreement.

93. “New Warrants-B Agreement” means the definitive agreement governing the terms of the New Warrants-B.

94. “Other Chaparral Parent Interests” means any Interests in Chaparral Parent (other than Chaparral Parent Equity Interests), including Subordinated Claims and any claim, interest, or other equity-related rights associated with any equity-related agreements that are not Chaparral Parent Equity Interests); provided, however, for the avoidance of doubt, that Intercompany Interests shall not be included within the definition, or class, of Other Chaparral Parent Interests.

95. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

96. “Other Secured Claim” means any Secured Claim, other than an RBL Claim.

97. “Partial Cash-Out Equity Interests” means any Chaparral Parent Equity Interests that are not Full Cash-Out Equity Interests.

98. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

99. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

100. “Plan” means this joint chapter 11 plan, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article X.A hereof and the Restructuring Support Agreement, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein, in form and substance subject to the Creditor Approval Rights.

101. “Plan Supplement” means the compilation of documents and draft forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Corporate Governance Documents; (b) the New Stockholders Agreement; (c) the Restructuring Steps Memorandum; (d) the Rejected Executory Contract and Unexpired Lease List; (e) the identity of the members of the Reorganized Chaparral Parent Board and the officers of Reorganized Chaparral Parent (f) the Backstop Commitment Agreement; (g) the Exit Facility Credit Agreement; (h) the New Convertible Notes Indenture; and (i) the New Warrants Agreements, and all other documents, instruments or agreements necessary or appropriate to implement the Plan and the transactions contemplated thereby, each of which shall be in form and substance subject to the Creditor Approval Rights.

102. “Prior Bankruptcy Cases” means the bankruptcy cases commenced by certain of the Debtors on May 9, 2016 in the United States Bankruptcy Court for the District of Delaware that were jointly administered under Case No. 16-11144.

103. “Prior Bankruptcy Claim” means an Allowed claim against any of the Debtors that is pending in the Prior Bankruptcy Cases as of the Petition Date and that was classified in Class 6 or Class 8 of the Prior Bankruptcy Plan.

104. “Prior Bankruptcy Equity Interest” means any right of a Holder of a Prior Bankruptcy Claim to receive common stock of Chaparral Parent expressly provided under the Prior Bankruptcy Plan upon such Prior Bankruptcy Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Cases.

105. “Prior Bankruptcy Plan” means the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code confirmed in the Prior Bankruptcy Cases.

106. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

107 “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to section 327, 328, 329, 330, 331, 363 or 503(b) of the Bankruptcy Code.

108. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Effective Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

109. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

110. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals reasonably estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

111. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

112. “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

113. “RBL Agent” means Royal Bank of Canada, acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the RBL Credit Agreement, or any successor administrative agent as permitted by the terms set forth in the RBL Credit Agreement.

114. “RBL Agent Representatives” means Vinson & Elkins LLP, FTI Consulting, Inc., and any local counsel to the RBL Agent.

115. “RBL Cash Payment” means $35,000,000 plus Closing Excess Cash (as defined in the Exit Facility Term Sheet).

116. “RBL Claims” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including, without limitation, interest accruing at the applicable default rate under the RBL Credit Agreement through the Effective Date.

117. “RBL Credit Agreement” means that certain Tenth Restated Credit Agreement, dated as of December 21, 2017, among Chaparral Parent, as borrower, the lenders party thereto, and the RBL Agent, as it may be amended, supplement or otherwise modified from time to time prior to the Effective Date.

118. “RBL Credit Facility” means that certain revolving credit facility provided for under the RBL Credit Agreement.

119. “RBL Lenders” means, collectively, the banks, financial institutions, and other lenders party to the RBL Credit Agreement from time to time, each solely in their capacity as such.

120. “Record Date” means August 11, 2020.

121. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired.

122 “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors (subject to the Creditor Approval Rights), as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan (if any), which list, as may be amended from time to time, shall be included in the Plan Supplement.

123. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executory, estates, and nominees.

124. “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f)

Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim; (j) each Holder of a Chaparral Parent Equity Interest; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided, however, that in each case, an Entity shall not be a Released Party if it affirmatively elects to “opt out” of being a Releasing Party.

125. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the Indenture Trustee; (e) the Ad Hoc Group and each member of the Ad Hoc Group; (f) the Consenting Senior Noteholders; (g) each of the Backstop Parties; (h) the Exit Facility Lenders, Exit Facility Agent, New Convertible Notes Indenture Trustee, and holders of the New Convertible Notes; (i) each Holder of an RBL Claim or a Senior Notes Claim that (i) votes to accept the Plan or (ii) votes to reject the Plan or does not vote to accept or reject the Plan and does not affirmatively elect on a timely submitted ballot to “opt out” of being a Releasing Party; (j) each Holder of a Chaparral Parent Equity Interest that does not affirmatively elect on a timely submitted opt out form to “opt out” of being a Releasing Party; (k) each Holder of a Claim or Interest (other than a Chaparral Parent Equity Interest) that is presumed to accept the Plan or deemed to reject the Plan and does not affirmatively elect to “opt out” of being a Releasing Party by timely filing with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release (or, in the case of any Claim that is a Royalty Class Action Claim, by affirmatively electing on a timely submitted opt out form to “opt out” of being a Releasing Party); (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clause (a) through this clause (m).

126. “Reorganized Chaparral Parent” means the ultimate parent Entity of the Reorganized Debtors, which may be (a) Chaparral Parent, as may be reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Stock and New Warrants to be distributed pursuant to the Plan.

127. “Reorganized Chaparral Parent Board” means the board of directors (or other applicable governing body) of Reorganized Chaparral Parent.

128. “Reorganized Debtors” means, collectively, the Debtors as reorganized pursuant to and under the Plan and the Restructuring Transactions, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Chaparral Parent.

129. “Restructuring Expenses” means (i) the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the Restructuring Transactions and not previously paid by, or on behalf of the Debtors of (x) the Ad Hoc Group (including the Ad Hoc Group Fees and Expenses) and (y) the RBL Agent and the RBL Agent Representatives, and (ii) the reasonable and documented fees and expenses of the Indenture Trustee and any counsel to the Indenture Trustee, in each case without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

130. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and which shall be subject in form and substance to the Creditor Approval Rights.

131. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, and all of the schedules, documents, and exhibits contained therein, and any amendments thereof, entered into on August 15, 2020 by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes a party thereto pursuant to the term thereof, attached as Exhibit C to the Disclosure Statement.

132. “Restructuring Transactions” has the meaning ascribed to such term in Article IV.B of the Plan.

133. “Required Backstop Parties” has the meaning ascribed to such term in the Backstop Commitment Agreement.

134. “Required Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

135. “Rights Offering” means a rights offering pursuant to which Subscription Rights to purchase the New Convertible Notes in exchange for the Rights Offering Amount shall be offered to the Rights Offering Participants in accordance with the Backstop Commitment Agreement, the Rights Offering Documents and the Plan.

136. “Rights Offering Amount” means $35,000,000.

137. “Rights Offering Documents” means collectively, the Backstop Commitment Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures, which shall be in form and substance subject to the Creditor Approval Rights.

138. “Rights Offering Participants” means Holders of an Allowed Claim in Class 4 as of the Record Date entitled to participate in the Rights Offering pursuant to the Rights Offering Procedures.

139. “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents and shall be in form and substance subject to the Creditor Approval Rights.

140. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

141. “Royalty Class Action Claim” means any Claim of a non-governmental royalty owner arising from or in connection with any Debtor’s alleged failure to properly report, account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including any Claim that has been asserted or could have been asserted in the Royalty Class Action Lawsuit or on the Royalty Class Action Proofs of Claim, including, without limitation, attorney and other professional fees incurred by any Holder of such Claim.

142. “Royalty Class Action Equity Interest” means any right of a Holder of a Royalty Class Action Claim that is a Prior Bankruptcy Claim to receive common stock of Chaparral Parent under the Prior Bankruptcy Plan upon such Royalty Class Action Claim becoming fixed, liquidated, and allowed in the Prior Bankruptcy Case.

143. “Royalty Class Action Lawsuit” means the putative class action lawsuit captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE filed against Chaparral Energy, LLC in the United States District Court for the Western District of Oklahoma.

144. “Royalty Class Action Proofs of Claim” mean claim numbers 1207, 1208, 1209, 1210, 1213, 1316, and 2179 filed against Chaparral Energy, L.L.C. in the Prior Bankruptcy Cases.

145. “Royalty Class Action Settlement” means the settlement of the Royalty Class Action Claims, including the Royalty Class Action Proofs of Claim, pursuant to that certain Settlement Agreement dated as of August 15, 2020, by and between Naylor Farms, Inc. and Chaparral Energy, L.L.C.

146. “SEC” means the Securities and Exchange Commission.

147. “Second Out Term Lenders” means the RBL Lenders electing not to participate in the Exit Revolving Facility and any applicable assignees and participants thereof.

148. “Second Out Term Loan” means a first lien senior secured second-out non-amortizing fully-drawn term loan in the amount of an individual Second Out Term Lender’s RBL Claim, after giving effect to the RBL Cash Payment and application thereof as set forth herein.

149. “Second Out Term Loan Facility” means the new first lien senior secured second-out non-amortizing fully-drawn term loan facility entered into by Reorganized Chaparral Parent, as borrower, the other Reorganized Debtors, the Exit Facility Agent, and the Second Out Term Lenders under the Exit Facility Loan Documents.

150. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

151. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

152. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

153. “Senior Noteholders” means, collectively, the Holders of the Senior Notes.

154. “Senior Notes” means the 8.750% Senior Notes due 2023 issued by Chaparral Parent pursuant to the Senior Notes Indenture.

155. “Senior Notes Claim” means any Claim against the Debtors arising under or based upon the Senior Notes or the Senior Notes Indenture, including Claims for all principal amounts outstanding, interest, fees, indemnities, premiums, if any, expenses, costs, and other amounts, liabilities, obligations, or charges arising under or related to the Senior Notes or the Senior Notes Indenture.

156. “Senior Notes Indenture” means that certain Indenture, dated as of June 29, 2018, as amended, supplemented, or modified from time to time, for the Senior Notes, among Chaparral Parent, each of the other Debtors party thereto, and the Indenture Trustee.

157. “Solicitation Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

158. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots, which shall be subject in form and substance to the Creditor Approval Rights.

159. “Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

160. “Subscription Rights” means the rights of the Holders of Allowed Senior Notes Claims to purchase their pro rata share (as determined as a percentage of all Allowed Senior Notes Claims) of the Rights Offering Amount pursuant to the Rights Offering on the terms and conditions set forth herein and in the Backstop Commitment Agreement, the Rights Offering Documents.

161. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Company Parties resulting from the Restructuring Transactions.

162. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

163. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

164. “Unimpaired” means a Class of Claims or Interests that is not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

165. “Unsubscribed New Convertible Notes” means the New Convertible Notes that are not subscribed for in the Rights Offering.

166. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

167. “Voting Deadline” means the date and time by which the Solicitation Agent must actually receive the ballots, as set forth on the ballots.

B. Rules of Interpretation

For purposes of the Plan, except as otherwise provided in the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan (in each case, subject to the Creditor Approval Rights, to the extent applicable) all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (12) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C. Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E. Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Documents

In the event of an inconsistency between the Plan, the Restructuring Support Agreement, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control (unless otherwise stated in such document or in the Confirmation Order). In the event of any inconsistency between the Exit Facility Commitment Letter, on the one hand, and the Plan or the Plan Supplement on the other hand, the Exit Facility Commitment Letter shall control. In the event of any inconsistency between the Backstop Commitment Agreement, on the one hand, and the Plan or the Plan Supplement on the other hand, the Backstop Commitment Agreement shall control. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

H. Consent Rights

Notwithstanding anything herein to the contrary in the Plan, any and all Creditor Approval Rights or other consent rights of the parties to the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement as set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and Backstop Commitment Agreement, as applicable, with respect to any matter, including the form and substance of the Plan, all exhibits to the Plan, and the Plan Supplement, and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A of the Plan) and be fully enforceable as if stated in full in the Plan. Failure to reference in the Plan the rights referred to in the immediately preceding sentence shall not impair such rights and obligations. In case of a conflict between the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Restructuring Support Agreement, the Exit Facility Commitment Letter, or the Backstop Commitment Agreement, as applicable, with the consent rights of the RBL Agent, the Required Consenting Noteholders, or the Required Backstop Parties set forth in the Plan, the consent rights in the Restructuring Support Agreement, the Exit Facility Commitment Letter, and the Backstop Commitment Agreement shall control.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A. Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors , or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) related to the Chapter 11 Cases will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of Ad Hoc Group Fees and Expenses shall constitute Allowed Administrative Claims and shall be paid on a current basis in full in Cash on the Effective Date, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Consenting Senior Noteholders, the Ad Hoc Group or the Ad Hoc Noteholder Group Representatives, to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to the payment of such Allowed Administrative Claims. Notwithstanding anything to the contrary contained herein, if the Backstop Premium is paid in cash, the Claims on account of Backstop Premium shall constitute Allowed Administrative Claims and shall be paid pursuant to the term and the Backstop Commitment Agreement without further order of the Bankruptcy Court.

B. Professional Fee Claims

1. Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2. Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3. Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4. Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C. Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned on there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organization or corporate governance structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	RBL Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claim or Interest	Status	Voting Rights
6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

8	Chaparral Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Other Chaparral Parent Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either (i) payment in full in Cash or (ii) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — RBL Claims

(a)	Classification: Class 3 consists of any RBL Claims against any Debtor.

(b)

Allowance: On the Effective Date, the RBL Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $188,500,000, plus any accrued and unpaid interest (accruing at the default rate to the extent provided under the RBL Credit Agreement), fees, costs, and other expenses arising under, and payable pursuant to, the RBL Credit Agreement on or before the Effective Date, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross claims, defenses, disallowance, impairments, or any other challenges under applicable law or regulation by any entity.

Treatment: On the Effective Date, each Holder of an Allowed RBL Claim will receive (a) its pro rata share (determined as a percentage of all Allowed RBL Claims) of the All Lender Portion and (b) (i) if such Holder elects to participate in the Exit Revolving Facility, (x) such Holder’s pro rata share (determined as a percentage of all Allowed RBL Claims owned by Holders electing to participate in the Exit Revolving Facility) of the Exit Facility Revolving Lender Cash Portion and (y) Exit Facility Revolving Loans with a principal amount equal to the amount of such Holder’s Allowed RBL Claim (after application of the All Lender Portion and the Exit Facility Revolving Lender Cash Portion to such Holder’s Allowed RBL Claim) and commitments under the Exit Revolving Facility, upon the terms and conditions set forth in the Exit Facility Term Sheet, and (ii) if such Holder does not elect to participate in the Exit Revolving Facility, Second Out Term Loans with a principal amount equal to the amount of such Holder’s RBL Claim (after application of the All Lender Portion to such Holder’s Allowed RBL Claim). The Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility upon the Effective Date.

(c)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed RBL Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — Senior Notes Claims

(a)	Classification: Class 4 consists of any Senior Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Senior Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $300,000,000, plus any accrued but unpaid interest, fees, expenses and other amounts arising under or in connection with the Senior Notes Indenture, which shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.

(c)

Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive its pro rata share (as determined as a percentage of all Senior Notes Claims) of (i) 100% of the total issued and outstanding New Common Stock, subject to dilution by the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, the Backstop Premium, and the New Common Stock issued upon exercise of the New Warrants, and (ii) the Subscription Rights.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Senior Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — General Unsecured Claims

(a)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Intercompany Claims

(a)	Classification: Class 6 consists of any Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall, at the option of the applicable Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either on or after the Effective Date, be:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Intercompany Interests

(a)	Classification: Class 7 consists of all Interests in the Debtors other than Chaparral Parent.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors (subject to the reasonable consent of the Required Backstop Parties and the Required Consenting Noteholders), either:

(i)	Reinstated in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Chaparral Parent Equity Interests

(a)	Classification: Class 8 consists of all Chaparral Parent Equity Interests.

(b)

Treatment: All Chaparral Parent Equity Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests. Notwithstanding the foregoing, in exchange for each such Holder (a) agreeing to provide a release to the Released Parties and (b) not objecting to the Plan:

(i)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Partial Cash-Out Equity Interest shall receive such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of (a) the All Holder Settlement Portion and (b) the New Warrants;

(ii)

each Holder of an Allowed Chaparral Parent Equity Interest that is a Full Cash-Out Equity Interest shall receive (a) such Holder’s pro rata share (determined as a percentage of all Allowed Chaparral Parent Equity Interests as of the Effective Date) of the All Holder Settlement Portion and (b) Cash in an amount equal to $0.01508 per share.

Notwithstanding the foregoing, if any of the Prior Bankruptcy Claims become fixed, liquidated, and allowed in the Prior Bankruptcy Cases after the Effective Date, then the Holders of the Prior Bankruptcy Equity Interests arising from such Prior Bankruptcy Claims shall be entitled to receive Cash in an amount equal to the amount such Holder would have otherwise received had such Holder’s Prior Bankruptcy Equity Interests been Allowed Chaparral Parent Equity Interests as of the Effective Date (assuming all distributions on account of such Chaparral Parent Equity Interests had been made on the Effective Date), solely to the extent that such amount does not cause the total Cash paid to Holders of Prior Bankruptcy Equity Interests after the Effective Date to exceed the Cash-Out Cap, in each case in accordance with Article VI of the Plan. For the avoidance of doubt, any Holder of a Chaparral Parent Equity Interest that affirmatively elects to “opt out” of the releases contained in Article VIII of the Plan or objects to the Plan, shall not be entitled to receive the consideration described in this paragraph or in clauses (i) and (ii) above.

(c)

Voting: Class 8 is Impaired under the Plan. Holders of Chaparral Parent Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Chaparral Parent Equity Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Other Chaparral Parent Interests

(a)	Classification: Class 9 consists of all Other Chaparral Parent Interests.

(b)

Treatment: All Other Chaparral Parent Interests will be cancelled, released, and extinguished, and will be of no further force or effect without any distribution to the Holders of such Interests on account of such Interests.

(c)

Voting: Class 9 is Impaired under the Plan. Holders of Allowed Other Chaparral Parent Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Other Chaparral Parent Interests are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F. Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date (subject to the Restructuring Transactions).

H. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with the Restructuring Support Agreement and Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, subject to the and in accordance with the provisions of the Plan and the Restructuring Support Agreement.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B. Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan as set forth in the Restructuring Steps Memorandum and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan (collectively, the “Restructuring Transactions”), which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the Rights Offering Documents, the New Convertible Notes Indenture, and the Exit Facility Documents, (e) the execution and delivery of the New Stockholders Agreement and the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) the adoption of the Management Incentive Plan and the issuance and reservation of the New

Common Stock to the participants in the Management Incentive Plan as determined by and on the terms and conditions set by the Reorganized Chaparral Parent Board after the Effective Date; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions, in each case subject to the Creditor Consent Rights.

Without limiting the foregoing, the Restructuring Transactions may include changes to the corporate and/or capital structure of Chaparral Parent and/or any of its subsidiaries to be made on or prior to the Effective Date, in each case, subject to the Creditor Approval Rights and as may be set forth in the Plan Supplement. For the avoidance of doubt, such changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of Chaparral Parent and/or one or more of its subsidiaries into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holdings companies, (iii) the merger of one or more existing or newly formed entities and/or holding companies, (iv) the issuance of intercompany liabilities and/or intercompany equity, and (v) any “election” that may be made for United States federal income tax purposes, (vi) the creation of one or more newly formed entities and/or (vi) the restructuring or repositioning of any of the direct or indirect subsidiaries of Chaparral Parent.

The Confirmation Order shall be deemed, pursuant to both section 1123 and section 363 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C. Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with (a) Cash on hand, (b) the Exit Facility and the Exit Facility Loans, (c) the cash proceeds of the Rights Offering, (d) the issuance of the New Common Stock, and (e) the issuance of the New Warrants. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1. Exit Facility

On the Effective Date, (a) the RBL Credit Agreement will be amended and restated in its entirety by the Exit Facility Credit Agreement, (b) the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents), and (c) the Exit Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, the Confirmation Order or on account of the Confirmation or Consummation of the Plan.

On and as of the Effective Date, (i) the Reorganized Debtors shall execute and deliver the Exit Facility Documents, (ii) all RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable RBL Lender; provided, however, that with respect to any RBL Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with the Plan to such RBL Lender will be treated as an undeliverable distribution pursuant to Article VI.E.2 of the Plan until such RBL Lender executes and delivers to Reorganized Chaparral its signature page to the Exit Facility Credit Agreement; (iv) Reorganized Chaparral Parent shall be deemed to have borrowed the Exit Facility Revolving Loans from the Exit Facility Revolving Lenders on the terms and conditions set forth in the Exit Facility Documents (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (v) Reorganized Chaparral Parent shall be deemed to have borrowed the Second Out Term Loans from the Second Out Term Lenders (which loans will be guaranteed by the other Reorganized Debtors in accordance with the Exit Facility Documents); (vi) the Exit Facility Revolving Lenders shall provide commitments in accordance with the Exit Facility Commitment Letter (as defined in the Restructuring Support Agreement); and (vii) the RBL Cash Payment shall be made and applied as set forth herein.

By voting to accept the Plan, each RBL Lender thereby instructs and directs the RBL Agent, pursuant to the RBL Credit Agreement, and each such vote to accept the Plan will, for all purposes, constitute an instruction from such RBL Lender directing the RBL Agent and the Exit Facility Agent (as applicable), to (i) act as distribution agent to the extent required by the Plan, (ii) execute and deliver the Exit Facility Loan Documents, as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the RBL Agent (as applicable) under the Plan or any of the Restructuring Documents to which it is a party.

2. Issuance and Distribution of the New Common Stock and New Warrants

All Interests in Chaparral Parent (including, without limitation, the Chaparral Parent Equity Interests and the Other Chaparral Parent Equity Interests) shall be cancelled, released, and extinguished as of the Effective Date.

On the Effective Date, the New Common Stock (including the New Common Stock on account of the Backstop Premium) and the New Warrants shall be issued and distributed by the Distribution Agent to the Entities entitled to receive the New Common Stock and New Warrants pursuant to, and in accordance with, the terms of the Plan, the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrant Agreements. On or prior to the Effective Date, the issuance of the New Common Stock and New Warrants shall be duly authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Common Stock (including the New Common Stock issuable upon the conversion of the New Convertible Notes and upon the exercise of the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable when issued in accordance with the terms of such instruments.

The New Warrants shall not include Black-Scholes protection or similar protections in the event of a sale, merger or similar transaction prior to exercise. All shares of New Common Stock issued upon exercise of New Warrants shall be issued in book-entry direct registration form and not through DTC (except as otherwise determined by the Reorganized Chaparral Parent Board in its sole discretion), and as a condition precedent to the issuance of any such shares the recipient will be required to sign a joinder, in the form to be attached to the New Warrant Agreements, pursuant to which it agrees to become a party the New Stockholders Agreement.

3. Corporate Governance

Each distribution and issuance of the New Common Stock on the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents and New Stockholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. All New Common Stock (including the New Common Stock on account of the Backstop Premium), Subscription Rights and New Warrants issued and distributed under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable).

On the Effective Date, Reorganized Chaparral Parent shall enter into and deliver the New Stockholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock, and such parties shall be required to duly execute and deliver to Reorganized Chaparral Parent, as an express condition precedent to such Holder’s receipt of New Common Stock, a counterpart to the New Stockholders Agreement (or any such similar agreement).

On the Effective Date, Reorganized Chaparral Parent and all Holders of New Common Stock then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such Holder. On the Effective Date, the New Stockholders Agreement shall be binding on the Reorganized Debtors and all parties receiving, and all Holders of, the New Common Shares.

Upon the Effective Date, the New Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and the Reorganized Debtors will not be a reporting company under the Exchange Act (except that the Reorganized Debtors may continue to be a reporting company with respect to the fiscal year ending December 31, 2020); provided, however, that Reorganized Chaparral Parent shall provide financial reporting to holders of the New Common Stock, as set forth in the New Corporate Governance Documents, and the New Stockholders Agreement, as applicable, and agreed to by the Required Consenting Noteholders.

4. The Rights Offering of Subscription Rights and the Backstop Commitments

The Plan provides that the Rights Offering Amount will be raised through the Rights Offering. On the Effective Date, the Debtors shall consummate the Rights Offering, subject to the terms and conditions set forth in the Backstop Commitment Agreement, the Rights Offering Documents and the Plan, through which each eligible Holder of Subscription Rights shall have the opportunity to purchase their Pro Rata Share (as determined as a percentage of all Allowed Senior Notes Claims) of the New Convertible Notes for the Rights Offering Amount in the aggregate.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan, and the other Rights Offering Documents, the Reorganized Debtors shall be authorized to issue the New Convertible Notes issuable pursuant to the exercise of Subscription Rights (and the issuance of New Common Stock upon conversion of the New Convertible Notes) in accordance with the Plan, the Backstop Commitment Agreement, the Rights Offering Procedures, and the other Rights Offering Documents.

The Rights Offering Amount will be 100% backstopped by the Backstop Parties, and the Backstop Parties shall be obligated on a several but not joint basis to purchase the Unsubscribed New Convertible Notes in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement.

Subject to, and in accordance with the Backstop Commitment Agreement, as consideration for the Backstop Commitments, on the Effective Date the Backstop Parties shall receive a Backstop Premium, which will be payable on, and as a condition to, the Effective Date in New Common Stock equal to 10.0% of the New Common Stock outstanding as of the Effective Date, subject to dilution on account of the Management Incentive Plan, the New Common Stock issued upon conversion of the New Convertible Notes, and the New Common Stock issued upon exercise of the New Warrants, and shall have been fully earned as of the effective date of the Backstop Commitment Agreement.

5. Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims and Allowed Chaparral Parent Equity Interests consistent with the terms of the Plan.

D. Exemption from Registration Requirements

All shares of New Common Stock and Subscription Rights, issued and distributed pursuant to the Plan to Holders of Allowed Class 4 Senior Notes Claims on account of their Claims and, in the case of Holders of Allowed Chaparral Parent Equity Interests, solely such New Warrants, in consideration for providing the release of the Released Parties and agreeing to support and not object to the Plan, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code.

The offering, issuance, and distribution of shares of New Common Stock, the Subscription Rights and all New Warrants pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock and New Warrants to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Stockholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

The offering of the New Convertible Notes issuable pursuant to the Rights Offering and the Backstop Commitment Agreement and the New Common Stock issued in respect of the Backstop Premium will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws.

Persons who purchase the New Convertible Notes pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Convertible Notes without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other registration exemption under the Securities Act, or if such securities are registered with the SEC.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Chaparral Parent’s New Common Stock or New Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of the Reorganized Chaparral Parent’s New Common Stock or New Warrants, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether offering and issuing the Reorganized Chaparral Parent’s New Common Stock or New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC or any stock transfer agent) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Chaparral Parent’s New Common Stock or New Warrants is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

E. Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F. Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and New Stockholders Agreement; (5) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (6) the adoption and filing of the New Corporate Governance Documents, the New Stockholders Agreement, and the New Warrants Agreements; and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Backstop Commitment Agreement, New Stockholders Agreement, Exit Facility Documents, New Convertible Notes Indenture, New Warrants Agreements, and any and all other agreements, documents, securities, or instruments related to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

G. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, New Convertible Notes Indenture, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H. Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the RBL Agent and the Indenture Trustee shall automatically and fully be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document, indenture, or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the RBL Agent and the Indenture Trustee to make distributions pursuant to the Plan, (3) preserving the RBL Agent’s and the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of RBL Claims and Senior Notes Claims, including permitting the RBL Agent and the Indenture Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions, (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the RBL Agent and the Indenture Trustee against any person

(other than with respect to any claim released under the Debtor Release or the Third Party Release or claims subject to treatment in this Plan), including with respect to indemnification or contribution from the Holders of RBL Claims and Senior Notes Claims, or any exculpations of the RBL Agent and the Indenture Trustee, pursuant and subject to the terms of the RBL Credit Agreement and the Senior Notes Indenture as in effect on the Effective Date, (5) permitting the RBL Agent and the Indenture Trustee to enforce any obligation (if any) owed to the RBL Agent or the Indenture Trustee under the Plan, (6) permitting the RBL Agent and the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (7) permitting the RBL Agent and the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. On the Effective Date, the RBL Agent and the Indenture Trustee shall be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the RBL Agent and the Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the RBL Agent and the Indenture Trustee shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the RBL Agent and the Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the RBL Credit Agreement and the Senior Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course. Notwithstanding anything to the contrary herein, in no event will the loans under the RBL Credit Agreement be cancelled or satisfied or repaid in full as a result of the implementation of the Plan, and instead the loans under the RBL Credit Agreement will be restructured as loans under the Exit Facility Credit Agreement as set forth herein and therein, and the Liens securing the RBL Credit Facility shall be retained by the Exit Facility Agent to secure the Exit Facility. As a condition precedent to receiving any distribution on account of its Senior Notes Claim, each Senior Noteholder shall be deemed to have surrendered its Senior Notes or other documentation underlying each Senior Notes Claim, and all such surrendered Senior Notes and other documentation shall be deemed to be cancelled pursuant to this Section, except to the extent otherwise provided herein.

I. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and shall issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Exit Facility Documents, the New Convertible Notes Indenture, the New Warrants Agreements, the New Stockholders Agreement, the New Corporate Governance Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J. Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock, the Exit Facility, the New Convertible Notes , and the New Warrants; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the Exit Facility and the New Convertible Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

K. New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain the terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock and the New Warrants to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Chaparral Parent or Reorganized Chaparral Parent, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in their state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, Reorganized Chaparral Parent may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

L. Directors and Officers

1. Reorganized Chaparral Parent Board

On the Effective Date, the terms of the current members of the Chaparral Parent board of directors shall expire, and the Reorganized Chaparral Parent Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Chaparral Parent, and all officers and management decisions with respect to Reorganized Chaparral Parent (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Chaparral Parent Board. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Stockholders Agreement, and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

2. Senior Management

Effective as of the Effective Date, the Reorganized Debtors will either assume or reject the existing employment agreements with the current members of the senior management team or will enter into new employment agreements on the Effective Date with such individuals (to the extent any applicable member of the senior management team agrees), in each case, upon terms acceptable to the applicable employee, Reorganized Chaparral Parent, the Required Consenting Noteholders, and the Required Backstop Parties.

From and after the Effective Date, each officer or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s certificate of incorporation and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

M. Management Incentive Plan

The Reorganized Chaparral Parent Board shall be authorized to adopt the Management Incentive Plan, enact and enter into related policies and agreements, and grant awards under the Management Incentive Plan to participants in such forms and subject to the terms and conditions (including anti-dilution protections and vesting conditions) determined by the Reorganized Chaparral Parent Board. For the avoidance of doubt, the types of awards and the terms and conditions of the Management Incentive Plan (including any awards, related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined, and initial grants thereunder shall be made, solely by the Reorganized Chaparral Parent Board no later than 30 days following the Effective Date.

N. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

O. Preservation of Royalty and Working Interests

On and after the Effective Date, all Royalty and Working Interests granted by any Debtor will, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents will equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests will be altered or impaired by the Plan.

P. Restructuring Support Agreement

The Restructuring Support Agreement shall be assumed pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects during the period through and including the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C. Cure of Defaults and Objections to Cure Amounts and Assumption

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

The Debtors shall provide notices of proposed Cure Amounts (if any) to counterparties to Executory Contracts and Unexpired Leases, which shall include a description of the procedures for objecting to assumption thereof based on the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount shall be deemed to have assented to such assumption or Cure Amount.

The payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E. Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F. Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date. Directors and officers shall be exculpated and indemnified by the Debtors and Reorganized Debtors to the extent of such insurance.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G. Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Chaparral Parent Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans (but not equity or equity based compensation plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

H. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I. Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K. Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, however, that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

E. Delivery of Distributions

1. Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3. No Fractional Distributions

No fractional shares of the New Common Stock or New Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of the New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of the New Common Stock or New Warrants, as applicable, shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of the New Common Stock and New Warrants shall be adjusted as necessary to account for the foregoing rounding.

4. Minimum Distributions

Holders of Allowed Claims or Allowed Interests entitled to distributions of $50 or less shall not receive distributions, and each Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VII of the Plan from asserting that Claim or Interest against the Reorganized Debtors or their property.

5. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date such distribution is returned as undeliverable. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

F. Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G. Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. For the avoidance of doubt, any amounts withheld pursuant to this Article VI.G shall be treated as if distributed to the Holder of the Allowed Claim.

H. No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Order or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable; provided, however, that the foregoing shall not apply with respect to postpetition and/or default interest accruing with respect to the RBL Claims, which RBL Claims shall accrue postpetition and default interest to be paid by the Debtors in accordance with the treatment specified for Class 3 in the Plan.

I. Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date; provided, however, that the foregoing shall not apply to the Holders of Allowed RBL Claims.

J. Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder; provided further that nothing herein shall limit any rights of setoff or recoupment under the Exit Facility Documents with respect to matters occurring after the Effective Date. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A. Disputed Claims and Interests Process

Holders of Claims and Interests need not file a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease or any Prior Bankruptcy Equity Interests, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan.

Consistent with the terms of the Prior Bankruptcy Plan, to the extent any Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in in the Prior Bankruptcy Cases, the Holder thereof shall be deemed to have an Allowed Prior Bankruptcy Equity Interest against the Debtors in a share total equal to the amount of the allowed Prior Bankruptcy Claim divided by $31.418. If any Prior Bankruptcy Claim is not fixed, liquidated, and allowed as of the Effective Date, the Holder thereof shall be deemed to have a Disputed Prior Bankruptcy Equity Interest as of the Effective Date until the Prior Bankruptcy Claim becomes fixed, liquidated, and allowed in the Prior Bankruptcy Case.

For the avoidance of doubt, there is no requirement to file a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file Cure Amount objections as set forth in Article V.C hereof to the extent such Entity disputes the Debtors’ proposed Cure Amount. All Proofs of Claim required to be filed by the Plan that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.P of the Plan.

C. Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason (including, for the avoidance of doubt, any Royalty Class Action Claim if the Royalty Class Action Settlement is not implemented), regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D. No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

E. Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

F. No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and, to the extent applicable, Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B. Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

C. Release of Liens

Except (1) with respect to the Liens securing (a) the RBL Credit Facility, which Liens shall be retained by the Exit Facility Agent to secure the Exit Facility, (b) the New Convertible Notes, and (c) the Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D. Debtor Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New Common Stock, the New Warrants, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Exit Facility, and the New Convertible Notes) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

E. Third-Party Release

Notwithstanding anything contained in the Plan to the contrary, effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, whether in law, equity or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Cash Collateral Order, the RBL Credit Facility, the Senior Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, the New Warrants Agreements, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Rights Offering, the Exit Facility, the New Convertible Notes, the New

Common Stock, the New Warrants, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

F. Exculpation

Notwithstanding anything contained herein to the contrary, effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, any Definitive Document, the Chapter 11 Cases, the Disclosure Statement, the New Corporate Governance Documents, the New Stockholders Agreement, the Plan, the Rights Offering Documents, the Exit Facility, the Exit Facility Documents, the New Convertible Notes Indenture, the New Common Stock, the New Warrants, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Rights Offering Documents, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the entry into the Exit Facility the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release any post Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, the New Convertible Notes, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G. Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order and any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, the Exit Facility, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized

Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H. Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I. Recoupment

Except with respect to the Exit Facility or the New Convertible Notes, in no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J. Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

CONDITIONS TO THE EFFECTIVE DATE

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

1.

the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

2.	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors, subject to the Creditor Approval Rights;

3.	the Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

4.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

5.

all of the Definitive Documents shall be consistent with the Plan and the Restructuring Support Agreement, and where applicable, have been executed and remain in full force and shall be in form and substance subject to the Creditor Approval Rights;

6.	the conditions under the Backstop Commitment Agreement shall have been satisfied or waived in accordance with its terms and the Backstop Commitment Agreement shall not have been terminated;

7.	the Exit Facility is entered into and all conditions under the Exit Facility shall have been satisfied or waived in accordance with its terms;

8.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan and the Restructuring Support Agreement, shall be in form and substance subject to the Creditor Approval Rights;

9.

the Plan shall not have been amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan;

10.

the New Corporate Governance Documents and the New Stockholders Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11.	the Royalty Class Action Settlement shall have been preliminarily approved by the Bankruptcy Court;

12.	the payment in Cash in full of all Restructuring Expenses;

13.

the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Support Agreement, including Bankruptcy Court approval, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

14.	the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date;

15.	the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan;

16.	the Restructuring Support Agreement shall have been assumed pursuant to the Confirmation Order; and

17.

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court.

B. Waiver of Conditions to Confirmation or the Effective Date

Each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors, the Required Consenting Noteholders and the RBL Agent, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or Consummate the Plan.

C. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D. Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Amendment and Modification of Plan

Subject to the Creditor Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the reasonable consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent (other than with respect to immaterial amendments or modifications to the Plan), and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that this Article X.A or any consent rights herein may be modified only with the consent of the Required Backstop Parties, the Required Consenting Noteholders, and the RBL Agent.

B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Amount arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. adjudicate, decide, or resolve any and all matters related to the enforcement of the Restructuring Support Agreement and the Backstop Commitment Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, provided however, that any such modifications are subject to the Creditor Approval Rights;

16. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce all orders previously entered by the Bankruptcy Court; and

19. hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement, the Exit Facility Documents, or the New Convertible Notes that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of any Rights Offering Document. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in any Rights Offering Document, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B. Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D. Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid Restructuring Expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement. Any such costs and expenses that are Restructuring Expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

E. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attn:     Charles Duginski, Chief Executive Officer

              Justin Byrne, Vice President and General Counsel

Email: chuck.duginski@chaparralenergy.com

            justin.byrne@chaparralenergy.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:     Damian S. Schaible

              Angela M. Libby Jacob S. Weiner

Email: damian.schaible@davispolk.com

            angela.libby@davispolk.com

            jacob.weiner@davispolk.com

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn:     John H. Knight

              Amanda R. Steele

              Brendan J. Schlauch

Email: knight@rlf.com

            steele@rlf.com

            schlauch@rlf.com

If to the RBL Agent:

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attn:     Bill Wallander

Email: bwallander@velaw.com

If to the Ad Hoc Group:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn:     Erez Gilad Samantha Martin

Email: egilad@stroock.com

            smartin@stroock.com

H. Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I. Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://www.kccllc.net/chaparral2020 or the Bankruptcy Court’s website at www.del.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J. Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Plan Supplement documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Supplement documents are (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

K. Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L. Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

M. Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, however, that, as of the Effective Date, the Reorganized Debtors may submit separate orders to the Bankruptcy Court under certification of counsel previously provided to the U.S. Trustee closing certain individual Chapter 11 Cases and changing the caption of the Chapter 11 Cases accordingly;

provided further that matters concerning Claims may be heard and adjudicated in one of the Debtors’ Chapter 11 Cases that remains open regardless of whether the applicable Claim is against a Debtor in a Chapter 11 Case that is closed. Nothing in the Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Bankruptcy Rule 3022-1(c).

Dated: August 15, 2020

Respectfully submitted,

By:
Name:	Charles Duginski
Title:	Chief Executive Officer

EXHIBIT C

Chaparral Energy, Inc.

Summary of Terms and Conditions for

$300 Million Senior Secured Revolving Credit Facility1

I. Parties

Borrower:	Chaparral Energy, Inc., a Delaware corporation, or Reorganized Chaparral (the “Borrower”).

Guarantors:	All direct and indirect material restricted subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

Lead Left Arranger and Bookrunner:	RBC Capital Markets (in such capacity, the “Arranger”)

Administrative Agent:	Royal Bank of Canada (in such capacity, the “Administrative Agent” and in its individual capacity, “RBC”).

Lenders:	RBC and certain of the other “Lenders” party to that certain Tenth Restated Credit Agreement dated as of December 21, 2017 among the Borrower, the Administrative Agent and the Lenders party thereto (the “Lenders” and such existing Tenth Restated Credit Agreement, as amended, the “Prepetition Credit Agreement”). The initial Lenders in respect of the Revolving Credit Facility on the Closing Date (as defined below) are referred to herein as the “Initial Exit Facility Revolving Lenders”. The Lenders from time to time with commitments to the Revolving Credit Facility are referred to herein as the “Exit Facility Revolving Lenders”. The Lenders from time to time with outstanding Second Out Term Loans (as defined below) are referred to herein as the “Second Out Term Lenders”. For the avoidance of doubt, the term “Lenders” includes both the Exit Facility Revolving Lenders and the Second Out Term Lenders.

[1]

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in (a) the Restructuring Support Agreement, dated as of August 14, 2020, among the Credit Parties, the Administrative Agent, the Lenders party thereto and the other parties party thereto (the “RSA”) or (b) the Plan.

2

II. Exit Credit Facility

Senior Secured Exit Credit Facility:

A senior secured first lien first out revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount up to $300.0 million (the “Aggregate Maximum Credit Amounts” and the portion of the Aggregate Maximum Credit Amounts allocated to a particular Exit Facility Revolving Lender shall be referred to herein as such Exit Facility Revolving Lender’s “Maximum Credit Amount”), subject to the terms and conditions as further detailed herein.

Availability under the Revolving Credit Facility shall be limited to the total Commitments of the Exit Facility Revolving Lenders. “Commitment” means, with respect to each Exit Facility Revolving Lender, the commitment of such Exit Facility Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit under the Revolving Credit Facility, expressed as an amount which shall at any time be the lesser of (a) such Exit Facility Revolving Lender’s Maximum Credit Amount and (b) such Exit Facility Revolving Lender’s applicable percentage of the then effective Borrowing Base (as defined below).

On the Plan Effective Date (the “Closing Date”), the Borrowing Base will be equal to (a) the lesser of (i) $175.0 million and (ii) the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in their proved developed producing oil and gas properties (as adjusted for swap or other hedging agreements in existence on the Closing Date) calculated on a six month roll-forward basis and using the RBC price deck minus (b) the aggregate amount of Second Out Term Loans after giving effect to any cash payments at exit (the “Initial Borrowing Base”).

The loans made under the Revolving Credit Facility are referred to herein as the “Revolving Loans”.

“Lenders” under and as defined in the Prepetition RBL Credit Agreement that do not elect to participate in the Revolving Credit Facility will be deemed to have made a first lien senior secured second-out non-amortizing fully-drawn term loan in the amount of an individual Second Out Term Lender’s RBL Claim, after giving effect to the RBL Cash Payment and application thereof as set forth herein (such term loans, collectively, the Second Out Term Loans”). As used herein, “Loans” means, collectively, the Revolving Loans and the Second Out Term Loans.

3

Purpose:	The Loans shall be used for (a) distributions on account of the RBL Claims in accordance with the Plan, (b) paying fees, commissions and expenses in connection with the transactions contemplated hereunder, (c) working capital, and (d) other general corporate purposes.

Maturity Date:	The maturity date for the Revolving Credit Facility shall be the date which is the earlier of (a) May 31, 2024 and (b) forty (40) months after the Closing Date (such earlier date, the “Revolving Maturity Date”) and the maturity date for the Second Out Term Loans shall be the date that is one year and 91 days following the Revolving Maturity Date (the “Second Out Maturity Date”).

Borrowing Base:

The “Borrowing Base” shall be the loan value (determined in a manner described below) to be assigned to the proved reserves attributable to the Credit Parties’ oil and gas properties located in the United States (the “Borrowing Base Properties”) and evaluated in the most recent reserve report delivered to the Exit Facility Revolving Lenders (each, a “Reserve Report”).

The determination of the Borrowing Base will be based upon the information in the Reserve Report and such other information (including, without limitation, the status of title information with respect to the proved oil and gas properties as described in the Reserve Report and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Exit Facility Revolving Lenders deem appropriate in their sole discretion and consistent with their customary oil and gas lending criteria as it exists at the particular time.

Notwithstanding the foregoing sentence, the Borrowing Base as of the Closing Date shall be, and shall remain until the next redetermination or other adjustment thereto pursuant to the Credit Documentation, the Initial Borrowing Base.

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to mandatory reductions in connection with title defects, asset sales, and hedge unwinds (each as more particularly described in the Credit Documentation) and the issuance of additional unsecured debt (as more particularly described below). Scheduled

4

redeterminations of the Borrowing Base will occur semi-annually each May 1st and November 1st, beginning November 1st, 2021 (the period commencing on the Closing Date and ending on November 1, 2021, the “Borrowing Base Holiday Period”), based upon the value of the proved reserves reflected in a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively and delivered by April 1st and October 1st, respectively. Each January 1st Reserve Report will be prepared by Cawley, Gillespie & Associates, Inc. or another independent petroleum engineer reasonably acceptable to the Administrative Agent, and each July 1st Reserve Report will be prepared internally by the Borrower who shall certify that there are no statements or conclusions in such Reserve Report which are based upon or include materially misleading information or fail to take into account material information known to the Borrower regarding the matters reported therein and that such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

Upon any issuance or incurrence of certain permitted additional unsecured debt (as will be further defined in the definitive documentation with respect to the “Permitted Additional Debt”) (other than Permitted Additional Debt that refinances or replaces then existing Permitted Additional Debt, up to the principal amount of such then existing Permitted Additional Debt that is refinanced or replaced), the Borrowing Base shall automatically be decreased by an amount equal to 25% of the aggregate notional principal amount of such Permitted Additional Debt issued or incurred at such time.

The Borrower or the Administrative Agent (at the request of the Required Exit Facility Revolving Lenders) may each request one additional interim unscheduled Borrowing Base redetermination between each scheduled redetermination; provided, however, that neither the Administrative Agent nor the Required Exit Facility Revolving Lenders may request an interim unscheduled redetermination prior to the date on which the redetermination of the Borrowing Base scheduled for on or about November 1st, 2021 becomes effective.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Exit Facility Revolving Lenders exercised in good faith and consistent with their respective customary oil and gas lending criteria as it exists at the particular time. No Exit Facility Revolving Lender shall be deemed to consent to any proposed increase of the Borrowing Base. Increases in the amount of the Borrowing Base will require approval of all Exit

5

Facility Revolving Lenders, and decreases or maintenance of the amount of the Borrowing Base will require approval of Exit Facility Revolving Lenders holding not less than 66 2/3% of the outstanding Revolving Loans (and participation interests in Letters of Credit) and unfunded Commitments under the Revolving Credit Facility (the “Required Exit Facility Revolving Lenders”).

At all times, the Borrowing Base shall be reduced by the aggregate principal amount of outstanding Second Out Term Loans, if any.

Security:

The Revolving Credit Facility and the Second Out Term Loans will be secured by first priority perfected liens and security interests on (a) substantially all personal property of the Credit Parties, including without limitation (i) 100% of the stock, membership or partnership interests of each Guarantor, (ii) all of the Credit Parties’ swap agreements and (iii) all of the Credit Parties’ deposit, securities and commodities accounts (subject to certain customary exceptions and subject to control agreements) and (b) oil and gas properties of the Credit Parties comprising not less than ninety-five percent (95%)[2] of the PV-15 value of the Borrowing Base Properties evaluated in the Reserve Reports delivered to the Administrative Agent.

The obligations secured by the security instruments that are part of the Credit Documentation shall include the obligations of the Credit Parties under (a) the Revolving Credit Facility, (b) the Second Out Term Loans, (c) swap agreements that are entered into during the Chapter 11 Cases or thereafter with counterparties that are Lenders or affiliates of Lenders at the time of the execution thereof and swap agreements with Third Party Hedge Providers (as defined below) that is party to a Third Party Hedge Intercreditor Agreement (as defined below) (swap agreements referred to in this clause (c) are referred to herein as the “Secured Swap Agreements”) and (d) treasury management agreements with Lenders or affiliates of Lenders, and all such obligations shall be jointly and severally guaranteed by the Guarantors.

Letters of Credit:	Amounts under the Revolving Credit Facility up to $5,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the

[2]	The Administrative Agent (in its sole discretion) may agree to a lower level not less than 90% if the Borrower can demonstrate that the costs of obtaining 95% coverage exceed the benefits thereof.

6

earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the Revolving Maturity Date, provided, however, that any Letter of Credit with a one (1) year tenor may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Exit Facility Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Principal Repayment:	The unpaid principal amount of each Revolving Loan shall be repaid in full on the Revolving Maturity Date and the unpaid principal amount of the Second Out Term Loans shall be paid on the Second Out Maturity Date.

Optional Prepayments, Commitment Reductions and Mandatory Prepayments:

The Revolving Credit Facility shall contain the following provisions relating to optional prepayments, commitment reductions and mandatory prepayments:

If a Borrowing Base deficiency exists (i.e. if the outstanding principal amount of Revolving Loans plus Letter of Credit exposure exceeds the Borrowing Base) as the result of a scheduled or interim redetermination of the Borrowing Base or title defects, the Borrower shall, within ten (10) days of its receipt of a new Borrowing Base notice, elect to (a) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) to eliminate such deficiency in six (6) equal consecutive monthly installments with the first such payment being due within thirty (30) days of its receipt of such Borrowing Base notice, (b) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) in one lump sum installment sufficient to eliminate the entire amount of such deficiency within forty-five (45) days of its receipt of such

7

Borrowing Base notice, (c) provide as collateral additional proved oil and gas properties not evaluated in the most recent Reserve Report that are satisfactory to the Administrative Agent and the Required Exit Facility Revolving Lenders in their sole discretion within forty-five (45) days of its receipt of such Borrowing Base notice and/or (d) eliminate such deficiency by any combination of prepayment and additional security as provided in the preceding clauses.

If a Borrowing Base deficiency exists as a result of an asset sale, hedge unwind or the issuance of Permitted Additional Debt, such Borrowing Base deficiency shall be cured within one business day of the date of such transaction, as applicable.

If, as of the last business day of any calendar week, cash and cash equivalents held by the Credit Parties (subject to certain customary exceptions to be agreed) exceeds $30,000,000 (such excess amounts, “Excess Cash”), then the Borrower shall prepay the Revolving Loans in the amount of such Excess Cash within two business days.

The Borrower may repay the Revolving Loans at any time without premium or penalty (other than breakage costs, if applicable, and administrative charges) on three (3) business days’ notice, in the case of Eurodollar Loans (as defined in Annex I attached hereto), or same day notice, in the case of ABR Loans (as defined in Annex I attached hereto), in minimum principal amounts to be agreed.

In no event will any repayment of any Second Out Term Loans include any premium or penalty (other than breakage costs, if applicable, and administrative charges); provided that voluntary prepayments of Second Out Term Loans are subject to the restrictions set forth under the heading “Negative Covenants” herein.

The Commitments may be reduced by the Borrower in multiples of $500,000                      upon three business days’ prior written notice to the Administrative Agent.

IV. Certain Conditions

Initial Conditions to Closing:

The closing of the Revolving Credit Facility will be subject to satisfaction of the following conditions precedent:

(a) The negotiation, execution, and delivery of (i) the documentation (including security documentation, promissory notes and other usual and customary closing documents, certificates, authorizing resolutions, and other documents reasonably satisfactory to the Administrative Agent) for the Revolving Credit Facility and the Second Out Term Loans (the “Credit Documentation”), (ii) the

8

New Convertible Notes Indenture (and related collateral documents) which shall each be reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent acknowledges it is satisfied with the terms of the New Convertible Notes Indenture set forth in the term sheet therefor attached to the RSA), and (iii) a customary intercreditor agreement between the Administrative Agent and trustee under the New Convertible Notes Indenture that is consistent with the terms set forth below under the header of “Junior Lien Intercreditor Agreement” and otherwise reasonably satisfactory to the Administrative Agent and the Majority Lenders;

(b) Substantially contemporaneously with the closing of the Exit Facility, receipt by the Borrower of cash proceeds of the New Convertible Notes in an amount not less than $35.0 million (“Permitted Second Lien Debt”) and the Lenders shall have received a cash payment from the Borrower in respect of the pre-petition loans owing to them (which payments shall be applied as between the Exit Facility Revolving Lenders and the Second Out Term Lenders in accordance with the Plan) in an amount not less than (i) $35.0 million plus (ii) (A) 100% of the Credit Parties’ unrestricted cash on hand (after giving effect to the payment to the Lenders contemplated by the foregoing clause (i)) less (B) $5.0 million less (C) aggregate cash payments scheduled to be made as severance payments to former officers and employees at or around exit in accordance with the terms of the severance settlement agreements in an amount not to exceed $1,220,000 less (D) other cash payments required to be made at or around exit pursuant to the Plan (the amount set forth in this clause (ii), the “Closing Excess Cash”);

(c) The Lenders, the Arranger and the Administrative Agent shall have received all fees and expenses required to be paid on or before the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date) unless such fees and expenses are subject to dispute (other than a dispute with any Credit Party) in accordance with the Cash Collateral Order;

(d) Receipt of (i) Borrower’s audited financial statements for the fiscal year ended December 31, 2019, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 45 days prior to the Closing Date, (iii) pro forma balance sheet of the Borrower (after giving effect to closing) and (iv) detailed financial projections of the Borrower for five years after the Closing Date prepared on a quarterly basis for the first year and prepared on an annual basis for the remaining four years;

9

(e) Receipt of a reserve report internally prepared by the Borrower with an “as of” date that is the most recent first day of a calendar month that is at least 30 days prior to the Closing Date, together with certification by the Borrower as to accuracy, title, no gas imbalances, take-or-pay or other prepayments, and marketing agreements;

(f) Satisfactory title information on at least 95% of the PV-15 value of the initial Borrowing Base Properties;

(g) Receipt of mortgages and security agreements providing perfected, first priority liens and security interests on substantially all personal property assets of the Borrower and the Guarantors, and not less than 95% of the PV-15 value of the initial Borrowing Base Properties;

(h) A copy of all applicable corporate approvals, authorizations, consents and approvals of each of the Borrower and the Guarantors necessary to enter into the transactions contemplated hereunder;

(i) All governmental and third party approvals necessary or advisable in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(j) The Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than those being released or which are otherwise permitted;

(k) The Administrative Agent shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Credit Documentation under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(l) Receipt of “know your customer” documentation at least 5 days prior to closing to the extent requested at least 10 days prior to closing;

(m) The Administrative Agent shall be reasonably satisfied with the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing (the Administrative Agent acknowledges and agrees that such legal, corporate and capital structure set forth in the RSA is satisfactory to the Administrative Agent);

(n) Confirmation of, and adherence to, the Plan (which shall be reasonably satisfactory to the Administrative Agent);

(o) Reasonable satisfaction of the Administrative Agent with the Confirmation Order;

10

(p) The effective date of the Plan shall have occurred;

(q) After giving effect to closing, the unused Commitments in respect of the Revolving Credit Facility shall be not less than $20.0 million; and

(r) Other customary conditions to be agreed between the Borrower and the Administrative Agent.

On-Going Conditions:	The Closing Date and the making of each extension of credit shall be conditioned upon (a) the making and accuracy of the representations and warranties in the Credit Documentation in all material respects (without duplication of any materiality or material adverse effect qualifiers), (b) there being no default or Borrowing Base deficiency in existence at the time of, or after giving effect to the making of, such extension of credit, (c) the absence of material litigation implicating such extension of credit and the extension of credit not violating applicable law in any material respect, (d) the Credit Parties shall not have any Excess Cash at such time and such Revolving Loan shall not result in the Credit Parties having any Excess Cash, and (e) timely receipt of a customary borrowing request.

V. Documentation

General:	The Credit Documentation shall take the form of amendments and restatements of the prepetition loan documents to preserve lien priority, and will be based on the Prepetition Credit Agreement subject to modifications to reflect certain market updates.

Representations and Warranties:	Usual and customary for facilities of this type including, without limitation:

a) Organization; Powers

b) Authority; Enforceability

c) Approvals; No Conflicts

d) Financial Condition; No Material Adverse Change

e) Absence of Material Litigation

f) Environmental Matters

11

g) Compliance with Laws and Agreements; No Defaults

h) Investment Company Act

i) Taxes

j) ERISA

k) Disclosure; No Material Misstatements

l) Insurance

m) Restrictions on Liens

n) Subsidiaries

o) Location of Business and Offices

p) Properties; Titles, Etc.

q) Maintenance of Properties

r) Gas Imbalances, Prepayments

s) Marketing of Production

t) Swap Agreements and Qualified ECP Guarantor

u) Use of Loans and Letters of Credit

v) Solvency

w) Anti-Corruption Laws and Sanctions

x) EEA Financial Institutions

y) Security Instruments

Affirmative Covenants:	Usual and customary for facilities of this type including, without limitation:

a) Financial Statements; Other Information

(i) Concurrently with the delivery of each Reserve Report, the Borrower will provide production reports (prepared on a monthly basis) including volumes, revenue and lease operating expenses attributable to the Borrowing Base Properties for such prior twelve month period.

12

(ii) Within 45 days after the end of each of the first three fiscal quarters of each year, the Borrower’s quarterly consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows, in accordance with GAAP, certified by a financial officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated restricted subsidiaries on a consolidated basis.

(iii) Within 90 days after the end of each fiscal year, the Borrower’s annual consolidated financial statements as described above, in accordance with GAAP, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing or otherwise reasonably approved by the Administrative Agent to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated restricted subsidiaries on a consolidated basis.

(iv) The Borrower’s twelve (12) month cash flow and capital expenditure forecast, not later than April 1st and October 1st of each fiscal year.

(v) Concurrently with the delivery of the financials described in clauses (ii) and (iii), the Borrower will provide a compliance certificate of a financial officer (A) certifying to whether a default has occurred, (B) setting forth calculations confirming the Borrower’s compliance with all financial covenants and (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date that affects the financial statements accompanying such certificate.

(vi) Concurrently with the delivery of each Reserve Report, the Borrower will provide a certificate of a financial officer setting forth a list of all swap agreements of the Credit Parties, the material terms thereof, new credit support agreements, any margin required under any credit support agreement, and the counterparty of each such swap agreement.

13

(vii) If, at any time, all of the consolidated subsidiaries of the Borrower are not consolidated restricted subsidiaries, concurrently with the delivery of the financials described in clauses (ii) and (iii), a certificate of a financial officer setting forth consolidating spreadsheets that show all of the consolidated unrestricted subsidiaries and the accompanying eliminating entries.

(viii) Other customary reporting requirements including notices of the opening of any deposit account, securities account or commodities account.

b)  Notices of Material Events

c)  Existence; Conduct of Business

d)  Payment of Taxes and other Obligations

e)  Performance of Obligations under the Credit Documentation

f)   Operation and Maintenance of Properties

g)  Insurance

h)  Books and Records; Inspection Rights

i)   Compliance with Laws

j)   Environmental Matters

k)  Further Assurances

l)   Delivery of Reserve Reports as described above in the “Borrowing Base” section (i.e. third party 1/1 report due by 4/1 and internal 7/1 report due by 10/1) along with a customary certificate of a responsible officer in connection therewith; provided, however, that for the avoidance of doubt the reporting requirements set forth in this clause (l) shall commence immediately upon the Closing Date regardless of whether there is a Borrowing Base redetermination scheduled for any particular period.

m)   Delivery of Satisfactory Title Information with respect to not less than 95%[3] of the total PV-15 value of the oil and gas properties evaluated by the most recent Reserve Report.

[3]	The Administrative Agent (in its sole discretion) may agree to a lower level not less than 90% if the Borrower can demonstrate that the costs of obtaining 95% coverage exceed the benefits thereof.

14

n) Additional Collateral; Additional Guarantors; Delivery of Account Control Agreements o) ERISA Compliance p) Commodity Exchange Act Keepwell

q)  (i) On the date that is 45 days after the Closing Date (the “Initial Hedging Test Date”), the Borrower or another Credit Party shall have entered into and be party to swap or other hedging agreements with a Lender or affiliate of a Lender hedging notional amounts of crude oil, natural gas, and natural gas liquids, covering not less than, for each calendar month during the period of the first 24 consecutive full calendar months (or, in the case of natural gas liquids, 12 consecutive full calendar months (the “Initial NGL Period”)) following the Initial Hedging Test Date, 50% of the reasonably anticipated production of such crude oil and natural gas, calculated separately, and 50% of the reasonably anticipated revenues from such natural gas liquids, in each case constituting proved oil and gas properties for such calendar month as such anticipated production or revenues, as applicable, are reflected in the most recently delivered Reserve Report, (ii) on or before the date that is 12 months following the Initial Hedging Test Date (the “Second Hedging Test Date”), the Borrower or another Credit Party shall have entered into and be party to swap or other hedging agreements with a Lender or affiliate of a Lender hedging notional amounts of natural gas liquids covering not less than, for each calendar month during the period of the first 12 consecutive full calendar months following the Initial NGL Period, 50% of the reasonably anticipated revenues from such natural gas liquids, in each case constituting proved oil and gas properties for such calendar month as such anticipated revenues are reflected in the most recently delivered Reserve Report; provided, however, that, in the case of the foregoing clauses (i) and (ii), such swap or other hedging agreements shall have effective floor prices of not less than eighty-five percent (85%) of the closing contract price for the applicable settlement month as quoted on NYMEX as of date such swap or other hedging agreements are entered into, and (iii) within 5 business days following each of the Initial Hedging Test Date and the Second Hedging Test Date, the Borrower will provide a certificate of a financial officer setting forth calculations demonstrating compliance with such minimum hedging requirements hereunder; provided further that, if the Lenders (or

15

any affiliate thereof) are not willing to enter into swap or other hedging agreements on market terms with the Borrower or a Credit Party that are sufficient for the Credit Parties to comply with these minimum hedging requirements, such minimum hedging requirements shall be deemed reduced to be the volumes and tenors for which Lenders or affiliates of Lenders are willing to enter into swap or other hedging agreements with the Borrower or a Credit Party on market terms.

Financial Covenants:	The Credit Documentation will contain the following financial covenants:

Net Leverage Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, a ratio of total net debt of the Credit Parties on such date to EBITDAX (as defined below) for the Reference Period (as defined below) ending on such date of not greater than 3.0 to 1.0.

For purposes of such calculation, unrestricted cash on hand of the Credit Parties of up to $30,000,000 may be netted against total debt.

Current Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, a current ratio (as defined below) of not less than 1.0 to 1.0.

Asset Coverage Ratio. The Credit Parties’ ratio of Total PDP PV15 (as defined below) to the aggregate principal amount of the outstanding Loans under the Revolving Credit Facility plus the principal amount of outstanding Second Out Term Loans (if any) shall not be less than 1.35 to 1.00 as of the last day of each fiscal quarter occurring during the Borrowing Base Holiday Period.

Minimum Liquidity. The Borrower shall not permit, at any time, the sum of (a) unused Commitments under the Revolving Credit Facility plus (b) the Credit Parties’ unrestricted cash on hand to be less than $17,000,000.

EBITDAX:	The term “EBITDAX” means, for any period, the sum of Consolidated Net Income (as defined below) for such period and the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) interest, (b) income and franchise taxes, (c) depreciation, depletion, amortization, exploration

16

expenses and other similar non-cash charges (including non-cash losses resulting from mark-to-market in respect of swap agreements, non-cash stock based compensation expenses and credit losses recorded pursuant to the current expected credit losses (CECL) model of ASU 2016-13 and non-cash losses from the adoption of fresh start accounting in connection with the consummation of the Plan), (d) losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business) (e) losses, premiums, or fees related to or resulting from the full or partial extinguishment of debt, (f) actual fees and transaction costs incurred by the Credit Parties in connection with any bankruptcy proceedings (whether incurred prior to or following the commencement thereof) and the closing of the Credit Documentation and the transactions occurring on or about the Closing Date (other than severance payments and consulting fees paid to former officers and employees but including any fees and expenses or charges incurred in connection with the implementation of fresh start accounting), (g) (i) any penalties and interest assessed in connection with the collection and remittance of sales tax due pursuant to the 2017 sale of assets to Perdure Petroleum, LLC in an aggregate amount not to exceed $1,000,000 and (ii) any litigation and similar expenses and losses in connection with the Naylor Farms class action lawsuit in an aggregate amount not to exceed $5,000,000, (h) to the extent incurred on or after January 1, 2020, any severance payments, retirement payments, consulting fees, and/or related charges paid or incurred in connection with any retirement, severance, or departure of employees or former employees in an amount not to exceed $4,000,000 in the aggregate during any Reference Period and (i) other one-time items to be mutually agreed in the Credit Documentation, minus all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and gains related to or resulting from the full or partial extinguishment of debt and all non-cash income, in each case added to Consolidated Net Income; provided, however, that for the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Credit Parties shall have made a material disposition or material acquisition (with materiality thresholds to be agreed in the Credit Documentation), EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such disposition or acquisition by the Credit Parties occurred on the first day of such Reference Period with such pro forma adjustments being determined in good faith by a financial officer of the Borrower and reasonably acceptable to the Administrative Agent.

17

Consolidated Net Income:	The term “Consolidated Net Income” means with respect to the Credit Parties, for any period, the aggregate of the net income (or loss) of the Credit Parties after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which any Credit Party has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Credit Parties in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to any Credit Party; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs.

Current Ratio:	The term “current ratio” means consolidated current assets (excluding non-cash assets under ASC 815 and ASC 410 but including unused Commitments to the extent the conditions to borrowing would be able to be met at such time) of the Credit Parties divided by consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410) of the Credit Parties; provided, however, that the current maturities of long term debt (including the Loans) and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements shall not be considered consolidated current liabilities for purposes of this ratio.

Total PDP PV15:	The term “Total PDP PV15” means, as of any date of determination, the net present value, discounted at fifteen percent (15%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in its proved developed producing oil and gas properties during the remaining expected economic lives of such oil and gas properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved developed producing oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and

18

sale of such oil and gas properties, (b) the pricing assumptions used in determining Total PDP PV15 for any oil and gas properties shall be based upon the 30-day average NYMEX strip pricing as of such date, adjusted to reflect the Borrower’s and the Guarantors’ swap or other hedging agreements then in effect on an undiscounted MTM basis, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the basis differential in a manner reasonably acceptable to the Administrative Agent, and (d) Total PDP PV15 shall be calculated using the reserve engineering information contained in the Reserve Report most recently delivered to the Administrative Agent prior to the delivery of the compliance certificate in respect of such applicable asset coverage test date, but with such information rolled forward to have an “as of” date that is the calendar day immediately following the applicable asset coverage test date (and the Borrower shall deliver its internal engineering database as so rolled forward to the Administrative Agent together with its applicable compliance certificate in connection with each such asset coverage test).

Negative Covenants:	Usual and customary for facilities of this type including, without limitation:

a) Limitations on Debt

b) Limitations on Liens

c) Limitations on Restricted Payments

d) Limitations on Investments, Loans and Advances

e) Nature of Business; No International Operations

f) Limitation on Operating Leases

g) Proceeds of Loans

h) ERISA Compliance

i) Sale or Discount of Receivables

j) Mergers, Etc.

k) Sale of Properties and Termination of Swap Agreements

19

l)   Environmental Matters

m)   Transactions with Affiliates

n)  Subsidiaries

o)  Negative Pledge Agreements; Dividend Restrictions

p)  Gas Imbalances, Take-or-Pay or Other Prepayments

q)  Limitations on Swap Agreements (as described below)

r)   Amendments of Organizational Documents

s)  Changes in Fiscal Year

t)   Marketing Activities

u)  Non-Qualified ECP Guarantors

v)  Holding Company covenant for the Borrower

w)   Amendments and Prepayments of Permitted Second Lien Debt, Second Out Term Loans and Permitted Additional Debt; provided that there will be no voluntary prepayments of Second Out Term Loans permitted until payment in full of the Revolving Loans and termination of all Commitments under the Revolving Credit Facility

Limitations on Commodity Swap Agreements:

Limitations on commodity swap arrangements include:

☐ Limited to 60 months in duration.

☐ Notional volumes of not more than, at the time such swap agreement is entered into, (a) for each calendar month during the period of the first 24 consecutive full calendar months following the date such swap agreement is entered into (the “Initial Test Period”), 85% and (b) for each calendar month during the 36 month period following Initial Test Period, 75%, in each case, of reasonably anticipated production from proved reserves of crude oil, natural gas and natural gas liquids (calculated separately), as set forth in the most recently delivered Reserve Report. If, after the end of any calendar quarter, commencing with the first calendar quarter ending after the Closing Date, the Borrower determines that the aggregate weighted average of the notional volumes of all swap agreements in respect of

20

commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other swap agreements) exceeded 100% of actual production of hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 45 days of such determination, terminate (only to the extent such terminations are permitted pursuant to the asset sale and hedge unwind negative covenant), create off-setting positions, or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to the asset sale and hedge unwind covenant) existing swap agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

☐ The hedge provider must be (a) a Lender (or affiliate of a Lender), (b) a counterparty with minimum A3 or A- ratings to which no Credit Party provides any collateral, or (c) Shell, BP, Cargill or another party reasonably satisfactory to the Administrative Agent (a “Third Party Hedge Provider”) so long as, in the case of this clause (c), such party is party to a customary hedge intercreditor agreement with the Administrative Agent that is reasonably acceptable to the Administrative Agent (a “Third Party Hedge Intercreditor Agreement”).

☐ All purchased put options or price floors for hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps.

Events of Default:	Usual and customary for facilities of this type including, without limitation:

a) Nonpayment of principal or a reimbursement obligation owing under the Credit Documentation when due

b) Nonpayment of interest, fees or other amounts within three Business Days of due date

c) Material inaccuracy of a representation or warranty

d) Violation of negative covenants and certain affirmative covenants with no cure period

e) Violation of other covenants, conditions or agreements with 30-day cure period after the occurrence thereof

21

f) Cross-default to material indebtedness

g) Bankruptcy events

h) Judgment defaults

i) Actual or asserted invalidity of any Credit Documentation or non-perfection of any security interest

j) ERISA event

k) Change of control

Waterfall:

All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of any of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Revolving Loans, Letter of Credit disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and obligations under Secured Swap Agreements;

(v) fifth, pro rata to any other indebtedness and other obligations secured by the Credit Documentation, other than the Second Out Term Loans;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining Letter of Credit exposure;

(vii) seventh, to principal in respect of the Second Out Term Loans; and

(viii) eighth, any excess, after all of the indebtedness and other obligations secured by the Credit Documentation shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any governmental requirement.

22

Junior Lien Intercreditor Agreement:

Usual and customary including:

•  180 day standstill

•  First Lien cap (on principal and letters of credit only) equal to 115% of the sum of (i) the amount of the Borrowing Base under the Credit Agreement at such time plus (ii) the amount of any Borrowing Base deficiency at such time plus (iii) the amount of Second Out Term Loans outstanding at such time. The “Borrowing Base” under the Agreement will at all times be not more than a conforming traditional commercial banking borrowing base for oil and gas secured loan transactions, as determined by the Exit Facility Revolving Lenders in accordance with their normal oil and gas lending criteria as they exist at the particular time and in accordance with the Credit Agreement, including customary mechanisms for periodic redeterminations thereof.

•  Certain limitations on amendments to Permitted Second Lien Debt but no limitations on amendments to the Credit Agreement

•  Identical (subject to conforming changes) collateral and security instruments (to be based on first lien security documents)

•  Automatic release of second liens upon release of same collateral by first lien Administrative Agent (to the extent such collateral was permitted to be sold under the Permitted Second Lien Debt documentation)

•  Second lien holders prohibited from contesting or proposing a DIP Credit Agreement without consent of Administrative Agent except that (a) they may propose a DIP financing that would repay the Exit Facility in full in cash and (b) they may propose a DIP financing that is junior in priority to the Exit Facility in the event that the Lenders have declined to propose a DIP financing or failed to timely propose a DIP financing (such timing to be agreed in the intercreditor agreement)

Voting:	Simple waivers and amendments to be subject to the approval of Exit Facility Revolving Lenders holding a majority (>50%) of the aggregate amount of the Revolving Loans, participations in Letters of Credit and unused Commitments under the Revolving Credit Facility (the “Majority Lenders”). Decreases and reaffirmations of the Borrowing Base subject to the approval of the Required Exit

23

Facility Revolving Lenders. The consent of all Exit Facility Revolving Lenders will be required for increases in the Borrowing Base and amendments to Borrowing Base provisions that result in an increase in the Borrowing Base.

The consent of all Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest or fees, (c) extensions of scheduled maturities or times for payment, and (d) releases of all or substantially all of the value of the collateral or guarantees (other than in connection with transactions permitted pursuant to the financing documentation).

The consent of all Exit Facility Revolving Lenders will be required with respect to (a) modifications to the voting percentages and pro rata provisions, (b) any waiver of any initial condition precedent, (c) changes to the description of the obligations secured or the priority of payments after an event of default and (d) certain other customary 100% vote amendments.

Assignments and Participations:	Usual and customary

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided, however, that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Usual and customary

24

Governing Law:	State of New York

Bail-In and QFC Provisions:	Usual and customary

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

25

ANNEX I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate, plus the Applicable Margin or (b) the Adjusted LIBO Rate, plus the Applicable Margin.

As used herein:

“Alternate Base Rate” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate applicable for an interest period of one month plus 1.00%.

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months appearing on LIBOR01 Page published by Reuters; provided, however, that if the Adjusted LIBO Rate is at any time less than zero, the Adjusted LIBO Rate shall be deemed to be zero.

The “Applicable Margin” and “Commitment Fee”, for purposes of determining the applicable interest rate for the Loans (including, for the avoidance of doubt, the Second Out Term Loans), will be determined based upon the Borrowing Base Utilization (as defined below) then being utilized, as follows:

Borrowing Base Utilization	≤25%	>25% and ≤50%	>50% and ≤75%	>75% and ≤90%	>90%
LIBOR Margin	3.50%	3.75%	4.00%	4.25%	4.50%
ABR Margin	2.50%	2.75%	3.00%	3.25%	3.50%
Commitment Fee	.500%	.500%	.500%	.500%	.500%

“Borrowing Base Utilization” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the principal amount of Revolving Loans and the Letters of Credit outstanding on such day, and the denominator of which is the Borrowing Base in effect on such day.

26

“ABR Loans” means Loans bearing interest based upon the Alternate Base Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted LIBO Rate.

The Credit Documentation will contain customary LIBOR replacement language.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth above on the average daily unused portion of the Borrowing Base, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility. Such fee shall be shared ratably among the Exit Facility Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum on average daily face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Upfront Fees:	Payable on the Closing Date for the benefit of the Exit Facility Revolving Lenders in an amount for each such Exit Facility Revolving Lender equal to the sum of 0.40% of such Exit Facility Revolving Lender’s final allocated commitment to the initial Borrowing Base on the Closing Date.

Default Rate:	If (a) any principal of or interest on any Loan or any fee or other amount payable by the Credit Parties under the Credit Documentation is not paid when due, whether at stated maturity, upon acceleration or otherwise, or upon a bankruptcy event of default, such overdue amount shall automatically bear interest,

27

after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to (i) in the case of principal, such Eurodollar Loans or ABR Loans or (ii) in the case of fees and other obligations, ABR Loans (including the Applicable Margin) and (b) any other Event of Default is outstanding and the Majority Lenders so elect, then all outstanding Loans or any other fee or other amount payable by the Credit Parties under the Credit Documentation that is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base deficiency, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to (i) in the case of principal, such Eurodollar Loans or ABR Loans or (ii) in the case of fees and other obligations, ABR Loans (including the Applicable Margin).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

28

EXHIBIT D1

New Second Lien Notes

Summary of Principal Terms

Issuer:	Chaparral Energy, Inc. (or its reorganized successor, the “Company”).

Notes:	9%/13% Second Lien Secured Convertible PIK Toggle Notes (the “New Second Lien Notes”).

Consideration:	New Second Lien Notes in an original aggregate principal amount equal to $35,000,000 will be sold at par to Rights Offering Participants in the Rights Offering and, to the extent not sold in the Rights Offering, to the Backstop Parties pursuant to the Backstop Agreement.

Use of Proceeds:	The proceeds of the New Second Lien Notes shall be used to fund certain payments and distributions under the Plan and provide the Debtors with working capital for their post-Effective Date operations and for other general corporate purposes.

Maturity:	The New Second Lien Notes will mature on the earlier of (i) May 31, 2025 and (ii) the date that is fifty-two (52) months after the Effective Date (the “Maturity Date”).

Interest Rate:	9.0% per annum, payable in cash on a quarterly basis, or, at the Company’s election, 13% per annum, payable in kind on a quarterly basis (the “Interest Rate”). In addition, the Company may elect to pay such interest through a combination of cash and in kind, in each case, at the applicable Interest Rate in respect of the proportions of principal with respect to which interest is being paid in cash or in kind, as the case may be. All interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months.

[1]	Terms defined in the Restructuring Support Agreement to which this Term Sheet is attached as Exhibit D shall have the respective meanings when used herein unless otherwise defined herein.

29

Default Rate:	Upon the occurrence and during the continuance of an event of default under the New Indenture, all principal, interest, premium, fees and other amounts shall bear interest at the applicable Interest Rate plus 2.0% per annum.

Amortization:	No principal amortization will be required prior to maturity (other than otherwise described herein).

Payment at Maturity:	At maturity, principal and accrued and unpaid interest, fees and premiums will be payable in cash in full.

Guarantees:	The New Second Lien Notes and all obligations under the other New Second Lien Notes Documents will be unconditionally guaranteed on a joint and several basis by (i) each direct and indirect domestic subsidiary of the Company, and (ii) any other party guaranteeing obligations under the Exit Facility (collectively, the “Guarantors”), which guarantees shall be guarantees of payment and performance and not of collection.

Collateral:	Collateral shall be the same as the collateral securing the obligations under the Exit Facility and on a second lien basis, subject to an intercreditor agreement satisfactory to the holders of the New Second Lien Notes.

Conversion Rate:	The New Second Lien Notes shall be convertible at a conversion rate per $1.00 of New Second Lien Notes being converted such that the original aggregate principal amount of the New Second Lien Notes is convertible into 50% of the total shares of New Common Stock (as defined in the Plan) issued and outstanding as of the Effective Date (after giving effect to such conversion), subject to adjustment as described below under “Anti-Dilution Protection” (as adjusted, the “Conversion Rate”). For the avoidance of doubt, if the New Second Lien Notes were converted in full on the Effective Date, the total shares of New Common Stock that would be issued in respect of such conversion would equal 50% of the total number of issued and outstanding shares of New Common Stock on a fully-diluted basis after giving effect to such conversion, subject to dilution by the Management Incentive Plan (as defined in the Plan).

30

Conversion Rights:	At any time and from time to time, each holder of New Second Lien Notes shall have the right to convert all or any portion of its New Second Lien Notes at such holder’s option into a number of shares of New Common Stock equal to the product of (a) the amount of principal of New Second Lien Notes being converted (including all interest that has previously been paid in kind by increasing the principal amount of the New Second Lien Notes), and all accrued and unpaid interest on such principal amount being converted, multiplied by (b) the Conversion Rate then in effect.

Anti-Dilution Protection:	The New Second Lien Notes will have customary anti-dilution protection provisions for public market convertible securities, including, for the avoidance of doubt, stock splits and similar events (other than with respect to New Common Stock or other equity securities issued in connection with a Management Incentive Plan).

Interest Make-Whole Premium:	Upon any New Second Lien Notes becoming payable (i) pursuant to (x) an acceleration (whether pursuant to an event of default, by operation of law or otherwise) or (y) a bankruptcy or insolvency event (an “Interest Make-Whole Trigger Event”) and/or (ii) upon any payment, repurchase, redemption (other than a Change of Control Redemption (as defined below)) or purchase of any New Second Lien Notes by the Company or any affiliate after the occurrence of an Interest Make-Whole Trigger Event, the holder(s) of such New Second Lien Notes becoming due pursuant to such an Interest Make-Whole Trigger Event, or being paid, repurchased, redeemed or purchased in connection therewith, shall be entitled to receive a make-whole premium (the “Interest Make Whole Premium”) with respect to such New First Lien Notes in an amount equal to the sum of the value (as set forth in the immediately succeeding sentence) of all interest payments that would have been payable on the principal amount of such New First Lien Notes becoming due pursuant to an acceleration, or being paid, repurchased, redeemed or purchased (including all interest that has previously been paid in kind by increasing the principal amount of the New Second Lien Notes and any interest that would have been payable on interest that would have been added to such principal) from the last interest

31

payment date on which interest was paid on such New Second Lien Notes immediately prior to the date of such Interest Make-Whole Trigger Event through, and including, the Maturity Date as though such New Second Lien Notes had remained outstanding through the Maturity Date. The Interest Make-Whole Premium shall be calculated on a net present value basis as of the date of such Interest Make-Whole Trigger Event using a discount rate equal to the yield to maturity as of such date of United States Treasury securities with a constant maturity that has become publicly available at least two business days prior to such date most nearly equal to the period from such date to the Maturity Date, plus 50 basis points. The Interest Make-Whole Premium shall be paid in cash.

Change of Control:

Upon a Change of Control (to be defined in the New Indenture), the Company will be required to make an offer (the “Change of Control Offer”) to purchase any and all outstanding New Second Lien Notes for cash at a purchase price equal to 100% of the then-outstanding New Second Lien Notes (including any interest previously paid by increasing the principal amount), plus all accrued and unpaid interest, if any, to the date of purchase. In the event that at least a certain percentage (such percentage to satisfactory to the Requisite Backstop Parties) of the aggregate principal amount of the outstanding New Second Lien Notes are tendered and accepted in a Change of Control Offer, then the Company shall have the right, subject to terms and conditions acceptable to the Requisite Backstop Parties and the Company, to elect to redeem all (but not less than all) of the New Second Lien Notes that were not tendered in the Change of Control Offer at a redemption price equal to 100% of the then-outstanding New Second Lien Notes (including any interest previously paid by increasing the principal amount), plus all accrued and unpaid interest, if any, to the date of redemption (a “Change of Control Redemption”).

In the event that at least a certain percentage (such percentage to satisfactory to the Requisite Backstop Parties) of the aggregate principal amount of the outstanding New Second Lien Notes are converted into shares of New Common Stock after notice of a Change of Control has been delivered to holders of New Second Lien Notes in accordance with the New Indenture, the Company shall have the right, subject to terms and conditions acceptable to the Requisite Backstop Parties and the Company as set forth

32

in the New Indenture, to elect to cause all New Second Lien Notes that have not been so elected for conversion to be converted into shares of New Common Stock at the Conversion Rate then in effect.

Mandatory Conversion:	All outstanding New Second Lien Notes shall automatically convert to New Common Stock at the election of the holders of a majority of the outstanding principal amount of the New Second Lien Notes.

Optional Redemption:	Except as set forth above under the heading “Change of Control”, the Company shall have no ability to optionally redeem any or all New Second Lien Notes prior to maturity.

Representations and Warranties:	The New Indenture will contain representations and warranties that are acceptable in all respects to the Requisite Backstop Parties.

Covenants:

The New Indenture will contain affirmative, negative and financial covenants that are acceptable in all respects to the Requisite Backstop Parties and the Company, and which shall be no more restrictive than the Exit Facility.

The New Indenture will also include a covenant that the Company’s liquidity (as defined in the New Indenture) shall not be below $20,000,000; provided, however, that the only consequence of a breach of this covenant is that interest payments shall be payable in kind.

Events of Default:	The New Indenture shall contain events of default for that are acceptable in all respects to the Requisite Backstop Parties and the Company, and which shall be no more restrictive than the Exit Facility.

Defeasance and Discharge Provisions:	The New Indenture shall contain customary defeasance and discharge provisions for convertible debt securities that are acceptable to the Requisite Backstop Parties and the Company.

Modification:	The New Indenture shall contain customary modification provisions for convertible debt securities that are acceptable in all respects to the Requisite Backstop Parties and the Company.

Indemnification:	The New Indenture shall contain indemnities and tax gross-up provisions that are acceptable in all respects to the Company and the Requisite Backstop Parties.

33

Governing Law:	New York.

Trustee:	To be selected by the Requisite Backstop Parties and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Collateral Agent:	To be selected by the Requisite Backstop Parties and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed).

This term sheet is not intended to be all-inclusive. Any terms and conditions that are not specifically addressed in this Summary are subject to further negotiations among the parties.

34

EXHIBIT E

REORGANIZED CHAPARRAL

GOVERNANCE TERM SHEET

This Governance Term Sheet (this “Term Sheet”) summarizes certain material terms in respect of the corporate governance of Reorganized Chaparral (as used herein, the “Company”) to be reflected in the New Governance Documents (as defined below) as of the Plan Effective Date, and is not an exhaustive list of all terms that will apply in respect of the corporate governance of the Company. Without limiting the generality of the foregoing, this Term Sheet and the terms and undertakings set forth herein are subject in all respects to the negotiation, execution and delivery (as applicable) of definitive documentation. Capitalized terms used but not otherwise defined in this Term Sheet shall have the respective meanings given to them in the Restructuring Support Agreement, dated as of August 15, 2020 (the “RSA”), by and among CEI and the other Company Parties and Consenting Creditors party thereto.

Corporate Structure:	The Company shall be a Delaware corporation and may, but need not be, Chaparral Energy, Inc. (“CEI”), as reorganized pursuant to the Plan.

Governance Documents:	As of the Plan Effective Date, pursuant to the Plan, (a) the certificate of incorporation of the Company shall be in substantially the form to be filed as part of the Plan Supplement (the “New Charter”), (b) the bylaws of the Company shall be in substantially the form to be filed as part of the Plan Supplement (the “New Bylaws”), (c) the Company and each person or entity that receives (or is entitled to receive) New Equity Interests on the Plan Effective Date shall enter into (or, as applicable, shall be deemed to have entered into) a stockholders agreement, in substantially the form to be filed as part of the Plan Supplement (the “Stockholders Agreement”), and (d) the Company and the RRA Equity Holders (as defined below) shall enter into a registration rights agreement, as more fully described below, in substantially the form to be filed as part of the Plan Supplement (the “Registration Rights Agreement”). The New Charter, the New Bylaws, the Stockholders Agreement, and the Registration Rights Agreement (collectively, the “New Governance Documents”) will collectively reflect, without limitation, the terms set forth in this Term Sheet. The New Charter shall prohibit the issuance of non-voting equity securities, to the extent required pursuant to Section 1123(a)(6) of the Bankruptcy Code.

35

New Equity Interests:	The New Charter shall provide for a single class of common stock (as the “New Equity Interests” under the RSA), which shall be voting stock entitled to one vote per share. The New Equity Interests shall be issued in uncertificated book-entry direct registration form, except that if and to the extent (and only to such extent) requested by the Required Backstop Parties (as defined in the Backstop Commitment Agreement) in their sole discretion, the Company shall use reasonable best efforts to cause the New Equity Interests issued under Section 1145 (as defined below) to be issued through the facilities of The Depository Trust Company (DTC). The New Governance Documents shall prohibit any sales or other transfers of New Equity Interests that would cause the number of holders of record of any class of the Company’s equity securities to exceed the applicable thresholds for registration under Section 12(g) of the Exchange Act or (if applicable) for the Company’s being required to file reports pursuant to Section 15(d) of the Exchange Act, and shall include restrictions reasonably designed to prevent the number of holders of record from reaching such thresholds. The Warrant Agreements shall require that (a) all New Equity Interests issued pursuant to the exercise of New Warrants be issued in uncertificated book-entry direct registration form and (b) as a condition precedent to such issuance, the recipient of such shares (if not already a party thereto) shall deliver to the Company a duly executed joinder pursuant to which it agrees to become a party to the Stockholders Agreement. The New Convertible Notes Indenture shall prohibit the issuance of New Equity Interests pursuant to any conversion of New Convertible Notes that would result in the number of holders of record of any class of the Company’s equity securities to exceed such thresholds, and the New Convertible Notes Indenture shall include restrictions reasonably designed to prevent the number of holders of record from reaching such thresholds.

Securities Law Matters:	All New Equity Interests and New Warrants issued in respect of claims under the Plan will be issued under the Securities Act registration exemption provided by Section 1145 of the Bankruptcy Code (“Section 1145”), except to the extent issued to any holder who is an “underwriter” as defined in Section 1145(b). The New Equity Interests and New Warrants issued under the Plan that are not covered by Section 1145, if any, and the New Equity Interests issued as the Put Option Premium (as defined in the Backstop Commitment Agreement) will be issued under Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements. The New Convertible Notes issued in the Rights Offering or pursuant to the Backstop Commitment Agreement, will be issued under Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements.

36

The New Equity Interests will not be registered under Section 12 of the Exchange Act, and the Company will not be required to file reports with the SEC pursuant to Section 15(d) of the Exchange Act (except that it may continue to file such reports with respect to the fiscal year ending December 31, 2020). If at any time following the Effective Date the Company is required to register the New Equity Interests under Section 12(g) of the Exchange Act because the number of holders of record exceeds any of the applicable thresholds, the Company shall provide a minimum of thirty (30) days prior written notice of such registration to all holders of New Equity Interests and New Convertible Notes, and the Company shall not otherwise register any class of equity interests under Section 12 of the Exchange Act at any time prior to consummation of a Qualified Public Offering (to be defined in the Stockholders Agreement). The New Equity Interests will not be listed on the New York Stock Exchange, NASDAQ or any other stock exchange.

Board of Directors:	The New Charter shall fix the size of the Company’s Board of Directors (the “Board”), as of the Plan Effective Date, at seven (7) directors (each, a “Director”). The initial Directors, as of the Plan Effective Date (collectively, the “Initial Directors”), shall include (i) two (2) Directors selected by Millstreet Capital Management LLC (“Millstreet”), at least one of whom must be independent, (ii) one Director selected by Avenue Energy Opportunities Fund, L.P. (“Avenue”), (iii) one Director selected by Amzak Capital Management, LLC (“Amzak”), (iv) one independent Director selected by Millstreet, Avenue and Amzak, (v) one independent Director selected by the Ad Hoc Group of Noteholders (the “At-Large Director”),[1] and (vi) the CEO Director (as defined below). The term of each Director shall continue until the election and qualification of his or her successor or, if applicable, such Director’s earlier death, resignation or removal.

[1]

Note to Draft: References herein to any matter being decided by the Ad Hoc Group of Noteholders shall mean, as applicable (except as expressly provided otherwise), members of the Ad Hoc Group of Noteholders holding, in the aggregate, more than 50% of the aggregate principal amount of the Notes Claims held by all members of the Ad Hoc Group of Noteholders.

37

From and after the Plan Effective Date, the Board shall be comprised as follows:

•  For so long as Millstreet and its Affiliates and Related Funds (collectively, the “Millstreet Stockholders”) own, in the aggregate, (a) at least 50% of the Total New Equity Interests (as defined below) that the Millstreet Stockholders received or were entitled to receive on the Plan Effective Date, Millstreet shall have the right to select two (2) Directors, and (b) at least 25% (but less than 50%) of the Total New Equity Interests that the Millstreet Stockholders received or were entitled to receive on the Plan Effective Date, Millstreet shall have the right to select one (1) Director;

•  For so long as Avenue and its Affiliates and Related Funds (collectively, the “Avenue Stockholders”) own, in the aggregate, at least 50% of the Total New Equity Interests that the Avenue Stockholders received or were entitled to receive on the Plan Effective Date, Avenue shall have the right to select one (1) Director;

•  For so long as Amzak and its Affiliates and Related Funds (collectively, the “Amzak Stockholders”) own, in the aggregate, at least 50% of the Total New Equity Interests that the Amzak Stockholders received or were entitled to receive on the Plan Effective Date, Amzak shall have the right to select one (1) Director;

•  For so long as the foregoing Designating Stockholders, in the aggregate, have Director Designation Rights with respect to at least two (2) Director seats, they shall have the right to jointly select one (1) independent Director;

•  At the first annual meeting of the Company’s stockholders following the Plan Effective Date and thereafter, the At-Large Director shall be nominated and elected by the Company’s stockholders in accordance with the New Bylaws; and

•  At all times the individual then serving as the Company’s Chief Executive Officer (the “CEO”), if any, shall automatically be a Director (the “CEO Director”), provided, however, that any such individual’s status as a Director shall automatically terminate upon his or her ceasing to be the CEO.

The Director selection rights described in the first four bullets above shall include the exclusive right to nominate, remove and replace the applicable Director(s) and to fill vacancies with respect to the applicable Director seat(s) (collectively, the “Director Designation Rights”), and the Stockholders Agreement shall require that the parties thereto take such actions, and the stockholders party thereto vote all their New Equity Interests, as required to give effect to the Director Designation Rights. A Designating Stockholder may assign its Director Designation Rights to the transferee in connection with a transfer of 100% of the New Equity

38

Interests and New Convertible Notes that such Designating Stockholder received on the Plan Effective Date, and may assign its Director Designation Right with respect to one Director seat to the transferee in connection with any transfer of New Equity Interests and/or New Convertible Notes representing at least 10% of the Total New Equity Interests. As used herein:

• “Designating Stockholders” means, collectively, the Millstreet Stockholders, the Avenue Stockholders and the Amzak Stockholders, in each case for so long as they have a Director Designation Right.

• “Equity Holder” means a holder of New Equity Interests or New Convertible Notes.

•  “Significant Stockholder” means an Equity Holder that was a Backstop Party (as defined in the Backstop Commitment Agreement) and holds (together with its Affiliates and Related Funds), at the time of determination, at least the lesser of (i) 5% of the Total New Equity Interests and (ii) 50% of the Total New Equity Interests that such Equity Holder (together with its Affiliates and Related Funds) received or was entitled to receive on the Plan Effective Date.

•  “Total New Equity Interests” shall mean, at any time of determination, the sum of (x) the New Equity Interests outstanding at such time plus (y) the New Equity Interests issuable upon conversion of all New Convertible Notes outstanding at such time, and for any holder of New Equity Interests and/or New Convertible Notes (an “Equity Holder”), such Equity Holder’s percentage of the Total New Equity Interests shall be calculated based on the New Equity Interests then held by such Equity Holder and the New Equity Interests issuable upon conversion of all New Convertible Notes then held by such Equity Holder.

Director Elections and

Vacancies:	At each annual meeting of the stockholders, Directors (other than the CEO Director) shall, subject to the Director Designation Rights, be elected by a plurality vote of the holders of New Equity Interests. In the event of the death, resignation or removal of any Director (other than the CEO Director) or if there is a vacancy on the Board (other than the CEO Director) for any other reason, a replacement Director shall, subject to the Director Designation Rights, be promptly elected by a majority of the Directors then in office, to serve until the end of the then-current term for the Director seat. The Company’s stockholders shall also have the right to fill any such vacancy, subject to the Director Designation Rights, by a plurality vote of the holders of New Equity Interests at an annual or special meeting of the stockholders or by written consent of the holders of a majority of the outstanding New Equity Interests.

39

Removal of Directors:	Any Director may be removed from the Board at any time, with or without cause, subject to the Director Designation Rights, by stockholders holding, in the aggregate, a majority of the outstanding New Equity Interests, either by written consent or by the affirmative vote of such stockholders at a duly convened stockholder meeting (“Majority Stockholder Approval”).

Board Meetings:	The Board shall hold regularly scheduled meetings at least once per calendar quarter. In addition, the Chairman, the CEO or any two (2) Directors may call a special Board meeting at any time. Any meeting of the Board (or of any Board Committee or Subsidiary Governing Body) may be held in person or by conference call or through the use of any other means of remote communication permitted by the DGCL by which all Directors participating in the meeting can hear each other at the same time (“Remote Communication”); provided, however, that for any such meeting held in person, reasonable provision shall also be made to allow any Directors who wish to do so to participate in such meeting by conference call or other means of Remote Communication, and any Director participating through such means of communication shall be deemed to be present in person at such meeting.

Board Voting; Quorum:	A quorum for meetings of the Board will require the attendance of a majority of the Directors then in office. The vote of a majority of the Directors present at a Board meeting at which a quorum is present shall be the act of the Board, except as provided under “Key Decisions” below, or as otherwise required by an express provision of the DGCL or otherwise applicable law in which case such express provision shall govern and control. In addition, the Board may take action by the unanimous written consent of all Directors then in office.

Key Decisions:	Notwithstanding the foregoing, the Company shall not take, and shall not cause or permit any of its subsidiaries to take, any of the following actions without first obtaining Board approval by the affirmative of at least a majority of the total number of Directors then in office (or by unanimous written consent of all Directors then in office):

40

(a)   a direct or indirect sale or other disposition (whether by way of equity sale, asset sale, lease, merger, consolidation or otherwise), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole (other than to the Company or a wholly-owned direct or indirect subsidiary thereof;

(b) the dissolution, liquidation and/or winding up of the Company;

(c) any material amendment or modification to the Company’s certificate of incorporation or bylaws;

(d) any change to the size of the Board;

(e) incurrence of indebtedness by the Company and/or any of its subsidiaries (any of the foregoing, a “Company Entity”) in a principal amount greater than $50,000,000;

(f) hiring or firing the CEO;

(g) declaring or making dividends or distributions to, or redeeming or repurchasing shares from, stockholders of the Company;

(h)   any acquisition, disposition or sale of assets by any Company Entity outside the ordinary course of business for a purchase price that exceeds $50,000,000 (other than an acquisition from, or disposition or sale to, a wholly-owned direct or indirect subsidiary); and

(i) adoption of any equityholder rights plan, share purchase rights plan, poison pill or similar plan which is designed to impede the acquisition of a block of the New Equity Interests in excess of a specified threshold.

41

Board Compensation:	Directors who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) shall be entitled to such market-rate compensation (which may include future equity awards) from the Company as may be determined by the Required Backstop Parties prior to the Plan Effective Date, and shall otherwise be entitled to receive market-rate compensation (which may include future equity awards), as determined by the Required Backstop Parties and the Company, subject to Majority Stockholder Approval. Any equity awards granted to Directors shall be in addition to those provided under the MIP (as defined under the Plan). All Directors will be reimbursed by the Company for reasonable and documented expenses related to their service as a Director, and will be entitled to customary indemnification/advancement and exculpation provisions and directors’ and officers’ liability insurance coverage.

Chairman of the Board:	The initial Chairman of the Board (the “Chairman”), as of the Plan Effective Date, shall be selected by Millstreet, Avenue and Amzak from among the Initial Directors. Thereafter, the Chairman shall be elected annually by a majority vote of the whole Board. The Chairman must be a Director.

Board Committees:	The Board may, by majority vote of the whole Board, establish one or more committees of the Board to exercise the powers of the Board, subject to the limitations set forth in the Delaware General Corporation Law (the “DGCL”). The New Charter shall designate the initial committees of the Board, and the members of such committees shall be appointed from time to time by the Board.

Subsidiary Boards:	The composition of the board of directors, board of managers or other governing body of any wholly-owned subsidiary of the Company (each, a “Subsidiary Governing Body”) shall, unless otherwise determined by the Required Backstop Parties prior to the Plan Effective Date, be the same as that of the Board, except any wholly-owned subsidiary of the Company which is either (i) a limited liability company that is managed by its members, (ii) a limited partnership that is managed by its general partner, or (iii) required by law or contract to have a different composition.

42

Stockholder Meetings:	Special meetings of the stockholders may be called by the Board, by the CEO, or by the Secretary of the Company at the written request of stockholders holding, in the aggregate, at least 50% of the total outstanding New Equity Interests. The New Bylaws shall include notice and other procedural requirements for meetings of the stockholders (e.g., place, date, hour, record date for determining stockholders entitled to vote, means of remote communication), including procedures for nominating Directors.

Stockholder Voting:	The holders of New Equity Interests may take action at a duly convened meeting of the Company’s stockholders at which a quorum is present. In addition, any action that may be taken by holders of New Equity Interests at a stockholders meeting may also be taken by written consent of such holders without a meeting. Any such action by written consent shall require the written consent of stockholders that own or hold at least the same percentage of New Equity Interests that would be required to take such action at a stockholder meeting at which all then-issued and outstanding New Equity Interests entitled to vote thereon were present and voted.

Related Party Transactions:	No Company Entity shall enter into or consummate a Related Party Transaction (as defined below), and shall not cause or permit any of its subsidiaries to do so, unless the Related Party Transaction shall have been approved by a majority of the disinterested Directors then in office. In addition, with respect to any Related Party Transaction involving total payments or value (as determined by the disinterested Directors) of more than $5,000,000 (a) such disinterested Directors shall have obtained, prior to such approval, a fairness opinion with respect to such Related Party Transaction from a nationally recognized investment banking or valuation firm or (b) the Related Party Transaction shall have been approved by holders of a majority of the outstanding New Equity Interests held by disinterested stockholders. As used herein:

•  “Related Party” means: (i) a Director or a member of a Subsidiary Governing Body, or an executive officer of a Company Entity (or a member of the immediate family of any such person); (ii) any company or other entity (other than a Company Entity) of which a person described in clause (i) is a partner, director or executive officer; (iii) any person that beneficially owns, or otherwise controls (or shares control of), at least 10% of the outstanding New Equity Interests or the voting power with respect thereto, or that is an affiliate of any such person; or (iv) any director or executive officer of a person described in clause (iii) (or a member of the immediate family of any such director or executive officer).

43

•  “Related Party Transaction” means any transaction or series of related transactions, or any agreement or arrangement, between a Company Entity, on the one hand, and a Related Party (as defined below), on the other hand; provided, however, that none the following shall constitute a Related Party Transaction: (i) the purchase of conventional insurance products from national insurance companies for the benefit of the Company and its Subsidiaries in the ordinary course of the Company’s business; (ii) dividend payments or distributions to holders of the New Equity Interests approved by the Board; (iii) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, and reimbursement of expenses incurred by, officers, directors, employees or consultants of any Company Entity in the ordinary course of the Company’s business, in each case, as approved by the Board; (iv) employment agreements, benefit plans (including a management incentive plan) and similar arrangements for employees and directors of any Company Entity (including the issuance of New Equity Interests or other equity interests thereunder) which, in each case, are approved by the Board; (v) advances and loans to officers, employees or consultants of any Company Entity in an amount less than $100,000 in the aggregate outstanding at any time, in each case, in connection with the anticipated incurrence of business expenses by such officers, employees or consultants or the relocation of such officers, employees or consultant in connection with such individual’s services to the Company; (vi) transactions with Related Parties that were the subject of a competitive bidding process involving multiple third-party bidders in the ordinary course consistent with past practice; and (vii) transactions wholly between or among two or more Company Entities.

Preemptive Rights:	If at any time after the Plan Effective Date the Company or any of its subsidiaries proposes to issue New Equity Interests or other equity securities (including preferred equity), or any options, warrants, rights or other securities that are convertible into, or exchangeable or exercisable for, any New Equity Interests or other such equity securities (any of the foregoing, “Additional Equity Securities”), each stockholder that at the time of such offering is a Significant Stockholder (as defined below) and is an “accredited investor” (as defined in Section 501 of Regulation D of

44

the Securities Act) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) shall have the right to participate in such offering on a pro rata basis, based on such stockholder’s pro rata share of the Total New Equity Interests, subject to customary exceptions including for Additional Equity Securities issued pursuant to the Plan, or as purchase price consideration in acquisitions approved by the Board, or upon exercise of any or all of the New Warrants, or upon conversion of any or all of the New Convertible Notes, or pursuant to the MIP or any other equity incentive plan approved by the Board.

Tag-Along Rights:	If one or more holders of New Equity Interests (the “Selling Stockholder”) agree to sell to a single third-party purchaser (or a group of related third-party purchasers), in a single transaction or a series of related transactions over a 12-month period (subject to a customary “permitted transferee” carve-out for transfers to related parties), New Equity Interests representing more than 50% of the total outstanding New Equity Interests, the Selling Stockholder must arrange for each other holder of New Equity Interests that is a Significant Stockholder or holds at least 2% of the outstanding New Equity Interests to have an opportunity to include in such sale a corresponding percentage of such other holder’s New Equity Interests, on the same terms and at the same price as the Selling Stockholder.

Drag-Along Rights:	If one or more Equity Holders holding, in the aggregate, more than 50% of the Total New Equity Interests (such Equity Holder(s), the “Initiating Stockholder”) propose, at any time after the date that is 12 months after the Plan Effective Date, to sell all of their New Equity Interests and New Convertible Notes to an unaffiliated third-party purchaser (the “Drag-Along Purchaser”), by sale or by merger or in any other manner (a “Drag-Along Stock Sale”), then the Initiating Stockholder shall have the right to require all other holders of New Equity Interests (collectively, the “Dragged Stockholders”) (i) to sell 100% of their New Equity Interests and New Convertible Notes to the Drag-Along Purchaser, on the same terms and at the same price as the Initiating Stockholder; (ii) to vote all of their New Equity Interests in favor of the Drag-Along Stock Sale; (iii) to enter into reasonable and customary agreements with the Drag-Along Purchaser to sell the New Equity Interests and New Convertible Notes of the Dragged Stockholders in the Drag-Along Stock Sale and to obtain any required consents and approvals; (iv) to waive any applicable appraisal or dissenters rights; and (v) to take any and all reasonably necessary action in furtherance of the Drag-Along Stock Sale, at the Company’s expense; provided, however, that in no event shall any Dragged Stockholder be required to enter into any non-competition, non-

45

solicitation or similar agreement in connection with a Drag-Along Stock Sale or Drag-Along Asset Sale (as defined below). The Company and the Board will be obligated to take any actions, as may be required, to ensure that the Drag-Along Stock Sale is consummated in accordance with the Stockholders Agreement.

In addition, if the Board determines, with the prior written consent of the Initiating Stockholder in its sole discretion, that it would be in the best interests of the Company and the holders of New Equity Interests to effect such transaction as an asset sale (a “Drag-Along Asset Sale”), it will be structured in such manner and the Dragged Stockholders will be obligated to vote all of their New Equity Interests in favor of the Drag-Along Asset Sale and take any and all reasonably necessary action in furtherance of the Drag-Along Asset Sale, at the Company’s expense.

Right of First Offer:	If at any time an Equity Holder seeks to sell or transfer New Equity Interests and/or New Convertible Notes that represent more than 5% of the Total New Equity Interests, then the New Equity Interests and/or New Convertible Notes, as applicable, that the Equity Holder seeks to transfer (the “ROFO Offered Securities”) shall be subject to a right of first offer on the part of the Company and, if the Company elects not to exercise such right, on the part of each Significant Stockholder. If the right of first offer is exercised and the Equity Holder seeking to transfer the ROFO Offered Securities does not accept such offer, such Equity Holder may not subsequently sell any ROFO Offered Securities to a third party at a price less than 110% of the price that was offered pursuant to the right of first offer without re-commencing the right of first offer process. In addition, if a sale of the ROFO Offered Securities to a third party does not occur within 180 days after notice of the right of first offer is given, a sale to a third party cannot be consummated after such 180-day period without re-commencing the right of first offer process. If the right of first offer is exercised and the offer is accepted by two or more Significant Stockholders, the proportions of ROFO Offered Securities to be sold to each Significant Stockholder participating in such right of first offer will be based on such Significant Stockholder’s percentage ownership of the Total New Equity Interests held by all Significant Stockholders participating in the right of first offer. This right of first offer shall not apply to any sale or transfer (i) between Significant Stockholders, (ii) by an Equity Holder to any of its Affiliates or Related Funds, (iii) in a Drag-Along Stock Sale, or (iv) pursuant to the exercise of Tag-Along Rights.

46

Restricted Transfers:	If at any time an Equity Holder seeks to sell or transfer New Equity Interests and/or New Convertible Notes in a transfer that (a) is to a Competitor (to be defined in the Stockholders Agreement) or (b) would result in the transferee (together with the transferee’s Affiliates and Related Funds) becoming the holder of more than 5% of the Total New Equity Interests, such transfer shall not be consummated or given effect except with the prior written approval of the Board (or of a Company officer designated by the Board) in its sole discretion. The foregoing restrictions shall not apply to any sale or transfer (i) between Significant Stockholders, (ii) with respect to clause (b) only, by an Equity Holder to any of its Affiliates or Related Funds, (iii) in a Drag-Along Stock Sale, or (iv) pursuant to the exercise of Tag-Along Rights.

Information Rights:	For so long as the Company is not required to file periodic reports under the Exchange Act, each holder of New Equity Interests who is not a Competitor (to be defined in the New Governance Documents) will be entitled to receive from the Company the following, which statements and reports will be posted by the Company to a data room (such as Intralinks or other secure website) maintained by the Company for the disclosure of information to stockholders (the “Stockholder Data Room”): (a) within 90 days after the end of each fiscal year, audited annual consolidated financial statements of the Company, certified by a national accounting firm and prepared in accordance with GAAP, along with a reasonably detailed management’s discussion and analysis in narrative form commenting on such financial statements (“MD&A”); and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly condensed consolidated financial statements, which shall include an MD&A with respect thereto. Within a reasonable time after any such annual financial statements are provided to the Company’s stockholders, the Company shall hold a conference call with its stockholders (and shall provide stockholders with reasonable prior notice and dial-in information) regarding the Company’s results of operations and financial performance for the immediately preceding fiscal quarter and year-to-date, including a reasonable question and answer session; provided, however, that the Company may exclude from such calls any stockholder who is a Competitor.

Fall-away:	The Director Designation Rights and the rights set forth above next to the captions “Key Decisions”, “Preemptive Rights”, “Tag-Along Rights”, “Drag-Along Rights”, “Right of First Offer”, “Restricted Transfers” and “Information Rights” shall terminate upon a Qualified Public Offering (to be defined in the Stockholders Agreement).

47

Corporate Opportunities:	The New Charter will include a provision pursuant to which the Company (a) acknowledges that Non-Employee Directors may directly or indirectly engage in the same or similar lines of business as the Company and its subsidiaries and (b) renounces any interest, expectancy or right to participate that the Company might otherwise have with respect to any business opportunity that the Non-Employee Director becomes aware of and that may be a corporate opportunity for the Company or any of its subsidiaries, excluding any corporate opportunity expressly presented or offered to such Non-Employee Director solely in their capacity as a Director (including as a member of any committee of the Board or any Subsidiary Governing Body).

DGCL 203:	The Company shall, pursuant to the New Charter, affirmatively opt out of Section 203 of the DGCL.

Confidentiality:	The Stockholders Agreement shall include a confidentiality provision requiring that each Equity Holder party thereto maintain the confidentiality of all information that it receives from the Company and its subsidiaries and their respective representatives and professional advisors (pursuant to the Information Rights described above or otherwise), with customary exceptions and carve-outs including a carve-out for disclosure to potential permitted transferees who are not Competitors and who enter into a non-disclosure agreement in a form approved by the Board.

Registration Rights:	On the Plan Effective Date, the Company and each Eligible Holder (as defined below) that desires to do so shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall be in form and substance reasonably satisfactory to the Company and the Eligible Holders party thereto (the “RRA Equity Holders”), and shall provide that (a) from and after the date that is 12 months after the Plan Effective Date, RRA Equity Holders holding, in the aggregate, more than 66-2/3% of the outstanding Registrable Securities (to be defined in the Registration Rights Agreement) held by all RRA Equity Holders shall have demand registration rights, subject to customary qualifications and limitations, (b) RRA Equity Holders shall have customary demand registration rights exercisable from and after such time as (if applicable) the Company becomes eligible to file registration statements with the SEC on Form S-3, and (c) in the event of any demand registration, or if

48

the Board decides to have the Company file a registration statement with the SEC for a public offering of New Equity Interests for cash, all RRA Equity Holders shall have piggyback rights to include in the public offering any Registrable Securities, subject to the right of the Company to sell shares first in any such public offering and other customary cutback provisions. The Registration Rights Agreement shall also include other customary provisions including, without limitation, with respect to indemnification, contribution and payment of registration expenses. As used herein, “Eligible Holder” means any Person that (a) is a Backstop Party (or an Affiliate or Related Fund of a Backstop Party) and (b) receives (or is entitled to receive) New Equity Interests or New Convertible Notes on the Plan Effective Date.

49

EXHIBIT F

Backstop Commitment Agreement

BACKSTOP PURCHASE AGREEMENT

BY AND AMONG

CHAPARRAL ENERGY, INC.,

EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES

AND

THE BACKSTOP PARTIES HERETO

Dated as of August 15, 2020

i

4.	Representations and Warranties of the Backstop Parties		23

	4.1.	Organization of Such Backstop Party	23
	4.2.	Authority; No Conflict	23
	4.3.	Backstop Securities Not Registered	24
	4.4.	Acquisition for Own Account	24
	4.5.	Qualified Institutional Buyer	24
	4.6.	Proceedings	24
	4.7.	Sufficiency of Funds	25
	4.8.	Access to Information	25
	4.9.	Party to RSA	25
	4.10.	No Brokers Fee	25
	4.11.	Ownership of Claims	25

5.	Covenants of the Debtors		25

	5.1.	Approval of this Agreement	25
	5.2.	Exit Facility	26
	5.3.	Conditions Precedent	27
	5.4.	Notification	27
	5.5.	Use of Proceeds	27
	5.6.	HSR Act and Foreign Competition Filings	27
	5.7.	Royalty Class Action Settlement	28
	5.8.	RSA Covenants	28
	5.9.	Access	28

6.	Covenants of the Backstop Parties		29

	6.1.	Conditions Precedent	29
	6.2.	HSR Act and Foreign Competition Filings	29

7.	Conditions to Closing		29

	7.1.	Conditions Precedent to Obligations of the Backstop Parties	29
	7.2.	Conditions Precedent to Obligations of the Company	34

8.	Termination		35

9.	Indemnification		37

10.	Survival		40

11.	Amendments and Waivers		40

12.	Notices		40

13.	Miscellaneous		42

ii

	13.1.	Assignments	42
	13.2.	Severability	42
	13.3.	Entire Agreement	42
	13.4.	Counterparts	43
	13.5.	Governing Law	43
	13.6.	Submission to Jurisdiction	43
	13.7.	Waiver of Trial by Jury; Waiver of Certain Damages	43
	13.8.	Further Assurances	44
	13.9.	Specific Performance	44
	13.10.	Headings	44
	13.11.	Interpretation; Rules of Construction	44
	13.12.	Several, Not Joint, Obligations	44
	13.13.	Disclosure	45
	13.14.	No Recourse Party	45
	13.15.	Settlement Discussions	45
	13.16.	No Third Party Beneficiaries	46
	13.17.	Arm’s Length	46

14.	Definitions.		46

	14.1.	Definitions in the RSA	46
	14.2.	Certain Defined Terms	46
	14.3.	Interpretation	58

Exhibits

A	Rights Offering Procedures

Schedules

1	Backstop Commitment Schedule

iii

THIS BACKSTOP PURCHASE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, together with any schedules, exhibits and annexes hereto, this “Agreement”) is entered into as of August 15, 2020 (the “Execution Date”), by and among (a) Chaparral Energy, Inc., a Delaware corporation (including as a debtor-in-possession in the Chapter 11 Cases (as defined below) and as a reorganized debtor, as applicable, the “Company”), (b) each of the direct and indirect Subsidiaries (as defined below) of the Company listed on the signature pages hereto under the title “Debtors” (such Subsidiaries, including each as a debtor-in-possession in the Chapter 11 Cases and as a reorganized debtor, as applicable, together with the Company, each, a “Debtor” and, collectively, the “Debtors”), and (c) each of the undersigned entities set forth on Schedule 1 hereto (each, a “Backstop Party” and such schedule, the “Backstop Commitment Schedule”). Capitalized terms used in this Agreement are defined in Section 14 hereof.

RECITALS

WHEREAS, the Debtors, the Backstop Parties and certain other Persons have entered into a Restructuring Support Agreement, dated as of August 15, 2020 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, together with any schedules, exhibits and annexes thereto, the “RSA”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a pre-packaged plan of reorganization attached to the RSA as Exhibit B thereto (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the RSA, the “Plan”), to be filed in jointly administered voluntary reorganization cases of the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to (and subject to the terms and conditions set forth in) the Plan, the Debtors will conduct a rights offering, on the terms set forth in the Plan, the Rights Offering Procedures and this Agreement (the “Rights Offering”), by distributing to each Eligible Holder (as defined in the Rights Offering Procedures) as of the applicable record date, non-certificated Subscription Rights that entitle such Eligible Holders who timely exercise Subscription Rights, fund the applicable purchase price and do not “opt out” of being a Releasing Party (as defined in the Plan) to purchase Rights Offering Securities on the terms and conditions set forth in the Rights Offering Procedures;

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, and in reliance on the representations and warranties set forth herein, each of the Backstop Parties, severally and not jointly, has agreed to provide the Company with the right to require such Backstop Party to purchase, and upon exercise of such right by the Company, each Backstop Party has agreed to purchase from the Company, on the Effective Date, such Backstop Party’s Backstop Commitment Percentage of the aggregate amount of Rights Offering Securities that, as of the Subscription Instruction and Payment Deadline, have not been duly subscribed for by Rights Offering Participants in accordance with the Rights Offering Procedures (the “Unsubscribed Securities”);

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Debtors and the Backstop Parties hereby agree as follows:

1. Rights Offering and Backstop Commitments.

1.1. The Rights Offering.

(a) The Company shall conduct and consummate the Rights Offering in accordance with Rights Offering Procedures, and otherwise on the applicable terms and conditions set forth in this Agreement and the Plan. Each Backstop Party hereby covenants and agrees with each of the other Backstop Parties that it shall not exercise any of the Subscription Rights issued to it in the Rights Offering, except as otherwise mutually agreed by the Backstop Parties in which event each Backstop Party shall have until the Deposit Deadline to fund, into the Deposit Account, the Aggregate Purchase Price for all Rights Offering Securities that such Backstop Party subscribes for in the Rights Offering, and such funding shall be deemed timely notwithstanding any earlier funding deadline as the Rights Offering Procedures may require with respect to other Rights Offering Participants.

(b) The Company hereby agrees and undertakes to deliver to each of the Backstop Parties, by e-mail, a certification by an executive officer of the Company (the “Backstop Certificate”) indicating (i) if there are Unsubscribed Securities, a true and accurate calculation of the total principal amount thereof and wire instructions for the Deposit Account, or (ii) if there are no Unsubscribed Securities, the fact that there are no Unsubscribed Securities (it being understood that the Backstop Commitments shall terminate at the Closing). The Backstop Certificate shall be delivered by the Company to each of the Backstop Parties on or before the date that is three (3) Business Days after the Subscription Instruction and Payment Deadline, which shall be, in any event, at least ten (10) Business Days prior to the Effective Date.

1.2. Backstop Commitments.

(a) On the terms, subject to the conditions (including the entry of the Backstop Order and the Confirmation Order by the Bankruptcy Court and such orders becoming Final Orders) and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Backstop Parties hereby agrees, severally and not jointly, to give the Company the right to require such Backstop Party, and upon exercise of such right by the Company, each Backstop Party has agreed, to purchase from the Company, on the Effective Date, at a purchase price equal to the total principal amount of such Unsubscribed Securities, its Backstop Commitment Percentage of all Unsubscribed Securities (with respect to each Backstop Party, the Unsubscribed Securities that it is required to purchase pursuant to this Section 1.2(a) are referred to herein as its “Backstop Commitment Securities”). The Backstop Commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Party.

2

(b) On or prior to the date that is five (5) Business Days after the Company’s delivery of the Backstop Certificate to such Backstop Party or (if applicable) such later date as is specified in the Backstop Notice (the “Deposit Deadline”), each Backstop Party shall, severally and not jointly, deposit into a segregated account of the Rights Offering Subscription Agent identified in the Backstop Certificate (the “Deposit Account”), by wire transfer of immediately available funds, an amount equal to the total principal amount of such Backstop Party’s Backstop Commitment Securities (such amount, such Backstop Party’s “Aggregate Purchase Price”). If the Closing has not occurred on or prior to the seventh (7th) Business Day following the Deposit Deadline (or, if a Funding Default shall have occurred, the seventh (7th) Business Day following the date on which the procedure described in Section 1.2(c) hereof shall have been completed), any funds deposited in the Deposit Account by a Backstop Party shall be returned by the Debtors to an account designated by such Backstop Party upon written request of such Backstop Party, subject to such Backstop Party’s obligation to re-deposit such funds at least one Business Day prior to any new anticipated Effective Date (provided that the Company provides at least two (2) Business Days written notice of such new anticipated Effective Date).

(c) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to deposit the Aggregate Purchase Price for its Backstop Commitment Securities in the Deposit Account by the Deposit Deadline pursuant to Section 1.2(b) hereof (each such Backstop Party, a “Defaulting Backstop Party”), then each applicable Non-Defaulting Backstop Party shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase from the Company, at a purchase price equal to the total principal amount thereof, up to such Non-Defaulting Backstop Party’s Adjusted Commitment Percentage of all applicable Backstop Commitment Securities required to be purchased by such Defaulting Backstop Party pursuant to Section 1.2(a) but which such Defaulting Backstop Party did not make the required deposit in accordance with Section 1.2(b). Within two (2) Business Days after a Funding Default, the Company shall send a written notice to each applicable Non-Defaulting Backstop Party specifying (i) the aggregate purchase price (which shall be equal to the total principal amount of such Backstop Commitment Securities) for all applicable Backstop Commitment Securities subject to such Funding Default (collectively, the “Default Securities”) and (ii) the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party may elect to commit to purchase (determined in accordance with the first sentence of this Section 1.2(c)). Each applicable Non-Defaulting Backstop Party will have two (2) Business Days after receipt of such notice to elect to exercise its Default Purchase Right by notifying the Company in writing of its election and specifying the total purchase price for Default Securities that it is committing to purchase (up to the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c)). If any Non-Defaulting Backstop Party elects to commit to purchase less than the maximum principal amount of Default Securities that such Non-Defaulting Backstop Party is permitted to commit to purchase pursuant to the first sentence of this Section 1.2(c) or if any Non-Defaulting Backstop Party does not elect to commit to purchase any Default Securities within the two-Business Day period referred to in the immediately preceding sentence, then the Default Securities that such Non-Defaulting Backstop Party does not commit to purchase may be purchased by applicable Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights (the right to make such purchase to be made on a pro rata basis based on the respective applicable Adjusted Commitment Percentages of such Non-Defaulting Backstop Parties, and the process for providing commitments for such purchases to be made by utilizing substantially the same procedures set forth in the two immediately preceding sentences).

3

(d) If Non-Defaulting Backstop Parties elect to commit to purchase Default Securities in accordance with Section 1.2(c), each Non-Defaulting Backstop Party that has elected to commit to purchase Default Securities hereby agrees, severally and not jointly, to deposit into the Deposit Account, by wire transfer of immediately available funds, an amount equal to the purchase price for such Default Securities no later than two (2) Business Days after the date of such election.

1.3. Put Option Premium.

(a) The Debtors and the Backstop Parties hereby acknowledge that, in consideration for the Debtors’ right to require the Backstop Parties to purchase the Backstop Commitment Securities pursuant to their Backstop Commitments on the terms and subject to the conditions set forth in this Agreement, the Debtors shall be required to pay to the Non-Defaulting Backstop Parties, as a premium (the “Put Option Premium”), an aggregate number of shares of New Common Stock equal to 10% of the Total New Equity Interests (the “Put Option Securities”), which Put Option Premium shall be paid to the Non-Defaulting Backstop Parties on a pro rata basis (in each case rounded up or down to the nearest whole share of New Common Stock) based upon their respective Backstop Commitment Percentages. The Debtors shall pay the Put Option Premium on the Effective Date and such payment shall be satisfied by issuing to the Non-Defaulting Backstop Parties (or their designees) a number of Put Option Securities (rounded up or down to the nearest whole share of New Common Stock) equal to its Commitment Percentage of the aggregate number of Put Option Securities; provided, however, that if the Closing does not occur and this Agreement is terminated, the Debtors shall be required to pay the Put Option Premium to the Non-Defaulting Backstop Parties in cash (in lieu of issuing Put Option Securities), in an amount equal to the Put Option Premium Cash Amount, to the extent provided in Section 8(e). The Debtors’ obligation to pay the Put Option Premium Cash Amount, if applicable, shall survive termination of this Agreement, other than termination pursuant to Section 8(c). No Defaulting Backstop Party shall be entitled to receive any portion of the Put Option Premium, and any Non-Defaulting Backstop Party that purchases Default Securities constituting Backstop Commitment Securities of a Defaulting Backstop Party shall be entitled to receive an additional portion of the Put Option Premium equal to the product of (x) the number of the Put Option Securities that would be payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (y) a fraction, the numerator of which is the amount of Default Securities constituting Backstop Commitment Securities of such Defaulting Backstop Party which such Non-Defaulting Backstop Party purchases and the denominator of which is the total amount of Default Securities constituting Backstop Commitment Securities of such Defaulting Backstop Party.

4

(b) The Debtors hereby further acknowledge and agree that the Put Option Premium (i) shall be fully earned as of the Execution Date, (ii) shall not be refundable under any circumstance or creditable against any other amount paid or to be paid in connection with this Agreement or any of the Contemplated Transactions or otherwise, (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim, and (iv) shall be paid free and clear of any issue, stamp, transfer or similar Taxes. The parties hereto further acknowledge and agree that (i) the Put Option Premium is intended to be treated for U.S. federal income Tax purposes as a premium (and, as applicable, an adjustment to tax basis or adjustment to issue price) for an option to put the Backstop Commitment Securities of the Backstop Parties to the Backstop Parties, and (ii) the parties shall not take any position or action inconsistent with such treatment and/or characterization (including, for the avoidance of doubt, with respect to any withholding or deduction for Taxes), except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code).

2. Closing; Certain Expenses and Payments.

2.1. Closing.

(a) The closing of the purchase, sale and/or issuance of Backstop Securities hereunder (the “Closing”) will occur at 10:00 a.m., New York City time (or such other time as is mutually agreed by the Company and the Required Backstop Parties), on the Effective Date. At the Closing, the Debtors shall deliver to each Backstop Party (i) a statement from the Company or the New Convertible Notes Indenture Trustee reflecting the total principal amount of Backstop Commitment Securities and (if applicable) Default Securities purchased by such Backstop Party, (ii) a statement from the Company or the transfer agent for the New Common Stock reflecting the book-entry position of the Put Option Securities issued to such Backstop Party, and (iii) such certificates, counterparts to agreements, documents or instruments required to be delivered by such Debtor to such Backstop Party pursuant to Section 7.1 hereof. The agreements, instruments, certificates and other documents to be delivered on the Effective Date by or on behalf of the Debtors will be delivered to the Backstop Parties at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, or to such other location as is mutually agreed by the Company and the Required Backstop Parties.

(b) All Backstop Securities will be delivered free and clear of any and all Encumbrances with any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Debtors.

(c) Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 13.1 hereof), any Backstop Party, in its sole discretion, may designate that some or all of the Backstop Securities be issued in the name of, and delivered to, one or more of its Affiliates that (in any such case) is a Qualified Institutional Buyer. Any such designation shall be made by a Backstop Party by delivering written notice thereof to the Company no less than two (2) Business Days prior to the Effective Date, which notice shall (i) specify the name of each such Affiliate, (ii) specify the amount of Backstop Securities that should be issued or delivered to each such Affiliate, and (iii) contain a certification from each such Affiliate of the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such Affiliate.

5

2.2. Backstop Expenses. Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, on a joint and several basis, to reimburse in cash or pay in cash, as the case may be, the Backstop Expenses, without duplication of any reimbursement by any Debtor of any Backstop Expense other than pursuant to this Agreement, as follows: (a) all accrued and unpaid Backstop Expenses incurred or estimated to be incurred up to (and including) the Execution Date shall be paid in full in cash on the Execution Date, including advance retainers to Stroock & Stroock & Lavan LLP, as counsel to the Backstop Parties, Young Conaway Stargatt & Taylor, LLP, as local counsel to the Backstop Parties, and Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP in connection with its representation of the Backstop Parties, in each case in amounts reasonably agreed by the Company and such advisors; (b) all accrued and unpaid Backstop Expenses incurred up to (and including) the date of entry by the Bankruptcy Court of the Backstop Order shall be paid in full in cash on or promptly following such date (but in no event later than two (2) Business Days after submission of invoices therefor following entry of the Backstop Order), and thereafter on a regular and continuing basis promptly (but in any event within five (5) Business Days) after submission of invoices therefor, in each case without Bankruptcy Court review or further Bankruptcy Court Order; (c) all accrued and unpaid Backstop Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date, without Bankruptcy Court review or further Bankruptcy Court Order; and (d) if applicable, upon termination of this Agreement, all accrued and unpaid Backstop Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) after submission of invoices therefor. All Backstop Expenses of a Backstop Party shall be paid to such Backstop Party (or its designee) by wire transfer of immediately available funds to the account(s) specified by such Backstop Party. The Backstop Expenses shall constitute allowed administrative expenses against the Debtors’ estates under the Bankruptcy Code, and shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. The terms set forth in this Section 2.2 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 2.2 are in addition to, and do not limit, the Debtors’ obligations under Sections 1.3, 8 and 9 hereof.

3. Representations and Warranties of the Debtors. Except (a) as set forth in the corresponding section of the disclosure schedules delivered by the Debtors to the Backstop Parties on the Execution Date and attached to this Agreement (the “Debtor Disclosure Schedule”), (b) as disclosed in SEC Reports filed after December 31, 2018 and at least one (1) Business Day prior to the Execution Date and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval System (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” section thereof, or any other statements that are similarly predictive or cautionary in nature), or (c) as disclosed in the Company’s draft Form 10-Q (the “Draft 10-Q”) for the quarter ended June 30, 2020 delivered to counsel to the Backstop Parties on August 13, 2020 (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” section thereof, or any other statements that are similarly predictive or cautionary in nature), the Debtors hereby, jointly and severally, represent and warrant to the Backstop Parties as set forth in this Section 3. Each representation and warranty of the Debtors is made as of the Execution Date and as of the Effective Date:

6

3.1. Organization of the Debtors. Each Debtor is a corporation or limited liability company (as the case may be) duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted. Each Debtor is duly qualified or registered to do business as a foreign corporation or limited liability company (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.2. Organization and Capitalization of the Subsidiaries.

(a) Section 3.2(a) of the Debtor Disclosure Schedule sets forth the name and jurisdiction of incorporation, organization or formation (as applicable) of each Subsidiary of the Company. The Company legally and beneficially, directly or indirectly, owns all of the issued and outstanding Equity Interests of each of the other Debtors. Except for the Company’s Subsidiaries set forth on Section 3.2(a) of the Debtor Disclosure Schedule, the Company does not own, hold or control any direct or indirect Equity Interests of any corporation, partnership, limited liability company, trust or other Person or business. Except as described on Section 3.2(a) of the Debtor Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any direct or indirect Equity Interest in any Person or business.

(b) All of the outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and except as set forth on Section 3.2(b) of the Debtor Disclosure Schedule, the Company or one or more of its Subsidiaries has good and marketable title to such Equity Interests, free and clear of all Encumbrances (other than transfer restrictions imposed under applicable securities Laws). Except as set forth on Section 3.2(b) of the Debtor Disclosure Schedule, there are, and there will be on the Effective Date, no (i) Contracts relating to the issuance, grant, sale or transfer of any Equity Interests of any Subsidiary of the Company or (ii) Contracts of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary of the Company, in each case that would not be cancelled or discharged pursuant to the terms of the Plan. No Subsidiary of the Company has granted any registration rights with respect to any of its Equity Interests.

7

3.3. Authority; No Conflict.

(a) Subject to the entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, each Debtor (i) has the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and the other Definitive Documents to which it is (or will be) a party, and to enter into, execute and file with the Bankruptcy Court the Plan and (B) to perform and consummate the Contemplated Transactions, and (ii) has taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of this Agreement and the other Definitive Documents to which it is (or will be) a party, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. Subject to entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, this Agreement has been (or, in the case of each Definitive Document to be entered into by a Debtor at or prior to the Closing, will be) duly executed and delivered by each Debtor (or, in the case of any other Definitive Document, the Debtor party thereto). Subject to entry by the Bankruptcy Court of the Backstop Order, this Agreement constitutes (or, in the case of each Definitive Document to be entered into by a Debtor after the Execution Date and at or prior to the Closing, will constitute) the legal, valid and binding obligation of each Debtor (or, in the case of a Definitive Document other than this Agreement, the Debtor party thereto), enforceable against such Debtor in accordance with its terms. Subject to entry of the Confirmation Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), the Plan constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(b) At the time of the execution and delivery of the RSA, each Debtor (i) had the requisite corporate or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver the RSA and (B) subject to the entry by the Bankruptcy Court of the Confirmation Order, to perform and consummate the Contemplated Transactions, and (ii) had taken all necessary corporate or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery of the RSA, and (y) subject to the entry by the Bankruptcy Court of the Confirmation Order, the performance and consummation of the Contemplated Transactions. The RSA has been duly executed and delivered by each Debtor. The RSA constitutes the legal, valid and binding obligation of each Debtor, enforceable against such Debtor in accordance with its terms.

(c) Neither the execution and delivery by the Debtors of this Agreement or any of the other Definitive Documents, and subject to the Confirmation Order, the execution or filing with the Bankruptcy Court by the Debtors of the Plan nor the performance or consummation by the Debtors of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of any provision of the Organizational Documents of any Debtor;

(ii) contravene, conflict with or result in a violation of any Law or Order to which any Debtor or any of the properties, assets, rights or interests owned, leased or used by any Debtor are bound or may be subject;

8

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, except for any violation or breach of any such Material Contract that (A) arises out of the rejection by any of the Debtors of such Material Contract, which rejection was done with the prior written consent of the Required Backstop Parties or (B) results from commencement of the Chapter 11 Cases; or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or interests owned, leased or used by any Debtor (other than as provided for in the Plan) that will not be released and discharged pursuant to the Plan;

except, in the case of clauses (ii), (iii) and (iv) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(d) Subject to the Approvals, none of the Debtors will be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any other Definitive Document, or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions.

3.4. Proceedings. Except as set forth on Section 3.4 of the Debtor Disclosure Schedule, there is no Proceeding pending, existing, instituted, outstanding or, to the Knowledge of the Debtors, threatened to which any Debtor is a party or to which any property, asset, right or interest owned, leased or used by any Debtor is bound or subject, except for (a) any claim of a creditor or party in interest in the Chapter 11 Cases (excluding any Proceeding by a Governmental Body) and (b) any Proceeding that if adversely determined to such Debtor would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.5. Brokers or Finders. Except for the fees payable to Rothschild & Co. US Inc. and Intrepid Partners, LLC, in each case pursuant to an engagement letter with the Debtors dated April 7, 2020, neither the Debtors nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, any of the other Definitive Documents, the Plan or any of the Contemplated Transactions.

3.6. Exemption from Registration. Assuming the accuracy of the Backstop Parties’ representations set forth in Section 4 hereof and assuming the accuracy of all of the representations, warranties and certifications made by each Rights Offering Participant in its Holders Questionnaire and Beneficial Holder Subscription Form, each of the Specified Issuances will be exempt from the registration and prospectus delivery requirements of the Securities Act.

9

3.7. Issuance. Subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances has been duly and validly authorized by the Company and, when (a) the shares of New Common Stock are issued to the holders of Notes Claims, (b) the Rights Offering Securities are issued and delivered against payment therefor in the Rights Offering, (c) the Backstop Commitment Securities and (if applicable) Default Securities of the Backstop Parties are issued and delivered against payment therefor as provided herein, (d) the Put Option Securities are issued and delivered pursuant to this Agreement, and (e) the shares of New Common Stock are issued upon conversion of the Convertible Notes issued as Rights Offering Securities and Backstop Securities, all such New Common Stock, Rights Offering Securities and Backstop Securities will be duly and validly issued, free and clear of all issue, stamp, transfer or similar Taxes, liens, Encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights and similar rights, in each case except as set forth herein or as may be set forth in the Stockholders Agreement, and, in the case of the New Common Stock and Put Option Securities, will be fully paid and non-assessable.

3.8. No Violation or Default. No Debtor is in violation of its Organizational Documents. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole, no Debtor is (a) in violation or default, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or default, under any Material Contract or (b) in violation of any Law or Order.

3.9. Intellectual Property.

(a) The Debtors own or possess adequate rights to use all patents, inventions and discoveries (whether patentable or not), trademarks, service marks, trade names, trade dress, internet domain names, copyrights, published and unpublished works of authorship (including software), and all registrations, recordations and applications of the foregoing and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses related to any of the foregoing (collectively, “IP Rights”) owned, licensed or used by any Debtor (collectively, “Debtor IP Rights”) as such Debtor IP Rights are used in the business of any Debtor, except where the failure to own or possess such rights to (or have adequate licenses related to) any such IP Rights would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The conduct of the businesses and operations of each Debtor does not infringe or misappropriate any IP Rights of any third party, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. No Debtor has received any written notice of any claim of infringement or misappropriation of any IP Rights of any third party as a result of the operation of the respective businesses and operations of any of the Debtors, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. None of the Debtor IP Rights have been adjudged invalid or unenforceable, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The Debtors have maintained all patents, trademarks, copyrights and all applications for any Debtor IP Rights owned by any Debtor in full force and effect and used commercially reasonable efforts to protect and maintain the secrecy and value of all trade secrets, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. To the Knowledge of the Debtors, no third party has infringed, misappropriated or otherwise violated any Debtor IP Rights or is infringing, misappropriating or otherwise violating any Debtor IP Rights, except in such instances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

10

(b) Each Debtor owns or possesses adequate rights to use all computer systems (including hardware, software databases, firmware and related equipment), communications systems, and networking systems (the “IT Systems”) used by each Debtor (the “Debtor IT Systems”) in the manner in which they are used in the operation of such Debtor’s businesses and operations, except where the failure to own or possess such rights would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. Each Debtor has established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted standards for the industry in which the Debtors operate and sufficient to maintain the businesses and operations of the Debtors, except where the failure to establish, implement or test would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The Debtor IT Systems are adequate in all material respects for their intended use in the operation of each Debtor’s businesses and operations, except in such instances would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. There has not been any material malfunction with respect to any of the Debtor IT Systems that has caused material disruption to any Debtor’s businesses or operations in the past three (3) years that has not been remedied or replaced, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(c) Each Debtor has complied at all times in all material respects with applicable Laws regarding the collection, retention, use and protection of personal information. No Person (including any Governmental Body) has made any claim or commenced any Proceeding relating to any Debtor’s businesses privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Debtor or, to the Knowledge of the Debtors, threatened any such Proceeding or conducted any investigation or inquiry thereof. The Debtors have implemented and maintained organizational, physical, administrative and technical measures consistent with generally accepted standards for the industry in which the Debtors operate to protect the operation, confidentiality, integrity, and security of all confidential business information, personal data and Debtor IT Systems against unauthorized access, acquisition, interruption, alteration, modification, or use, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. To the Knowledge of the Debtors, the respective businesses and operations of the Debtors have not, in the past three (3) years, experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any confidential business information, personal data or IT Systems in any Debtor’s possession, custody or control, or otherwise held or processed on its behalf, except in such instance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

11

3.10. Licenses and Permits. Each Debtor possesses or has obtained all Governmental Authorizations from, has made all declarations and filings with, and has given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership, lease or use of its properties, assets, rights or interests, or the conduct or operation of its businesses or operations (collectively, the “Licenses and Permits”), except where the failure to possess, obtain, make or give any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The operation of the businesses of the Debtors has at all times been in accordance with the Licenses and Permits, and no event has occurred which permits (nor has an event occurred which with notice or lapse of time or both would permit) the revocation or termination of any of the Licenses and Permits or which might result in any other impairment of the rights of any of the Debtors therein or thereunder, except to the extent that any such non-compliance, revocation or termination would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. No Debtor has received notice of any revocation, suspension or modification of any of the Licenses and Permits, or has any reason to believe that any of the Licenses and Permits will be revoked or suspended, or will not be renewed in the ordinary course, or that any such renewal will be materially impeded, delayed, hindered, conditioned or burdensome to obtain, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.11. Compliance with Environmental Laws. Each Debtor:

(a) is, and for the past two (2) years has been, in compliance with any and all applicable Environmental Laws, except for matters that have been fully resolved;

(b) is, and for the past two (2) years has been, in compliance with all Governmental Authorizations required of it under applicable Environmental Laws to conduct its businesses and operations, and there is no Order or Proceeding pending or, to the Knowledge of the Debtors, threatened which would prevent the conduct of its businesses or operations or which would revoke, terminate or adversely modify any such Governmental Authorization;

(c) has no knowledge and has not received written notice that is currently pending (including a request for information) from any Governmental Body or any other Person of:

(i) any violations of, or liability under, any Environmental Laws; or

(ii) any actual or potential liability for the investigation, removal, remediation or monitoring of any Release of Hazardous Materials on, at, under or emanating from any currently or formerly owned or operated property or facility or at any location to which Hazardous Materials from the operations or activities of such Debtor have come to be located;

(d) is not subject to any Proceedings or Orders under any Environmental Laws and has no knowledge of any threatened Proceedings or Orders under any Environmental Laws;

12

(e) has not treated, stored, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Material at any property owned or operated by any Debtor, or, to the Knowledge of the Debtors owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in each case, as would reasonably be expected to give rise to any current or future liabilities under any Environmental Laws; and

(f) has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials; except in each case of clauses (a) through (f) above, that which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

3.12. Compliance with ERISA.

(a) Section 3.12(a) of the Debtor Disclosure Schedule sets forth a complete and accurate list of all material Benefit Plans. “Benefit Plans” means any of the following (whether written or unwritten): (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat plan or any qualified or nonqualified deferred compensation or retirement plan or arrangement, or (iii) any other plan, policy, program or Contract which provides compensation or benefits, including any severance Contract or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, fringe benefit plan or program, bonus or incentive plan, equity, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment Contract (or consulting Contract with a former employee or otherwise), maintained, administered or contributed to by any Debtor, or with respect to which any Debtor has, or could reasonably be expected to have any liability for, on behalf of, or with respect to any current or former employees, leased employees, dependents, beneficiaries, officers, directors, managers or independent contractors of any Debtor or predecessor thereof. Each Benefit Plan has been administered and maintained in compliance in all material respects with its terms and the requirements of any applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code, and, to the Knowledge of the Debtors, no circumstances exist that are likely to result in the loss of the qualification of any such Benefit Plan. No Benefit Plan is currently subject to any claims, investigations, or audits (and to the Knowledge of the Debtors none are contemplated or threatened) by any Governmental Body (other than routine claims for benefits) which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole.

13

(b) None of the Benefit Plans are, and neither the Debtors nor any of their respective ERISA Affiliates maintain, contribute to, have an obligation to contribute to, or have or could reasonably be expected to have any liability with respect to, or in the past six (6) years has maintained, contributed to, had an obligation to contribute to, or had any liability with respect to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA or Section 413(c) of the Code), whether or not subject to Title IV of ERISA; (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (iv) a “voluntary employee beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code.

(c) No Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, consultants or individuals whose employment with any Debtor has terminated or the spouses or dependents of any of the foregoing (except for limited continued medical and dental benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law and at the sole cost of such former employee, spouse or other dependent).

(d) Except as set forth in Section 3.12(d) of the Debtor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any Debtor has or will obtain a right to receive a gross up payment from any Debtor with respect to any excise or additional income taxes that may be imposed upon such individual pursuant to Section 409A of the of the Code, Section 4999 of the Code or otherwise.

(e) Neither the Debtors nor any of their respective ERISA Affiliates, any Benefit Plan, any trust created thereunder, nor, to the Knowledge of the Debtors, any trustee, fiduciary or administrator thereof has engaged in a transaction in connection with which any of the Debtors or any of their respective ERISA Affiliates, any Benefit Plan, any such trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to a civil penalty or Tax under ERISA or the Code, including a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or Section 4976 of the Code, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(f) There is no Benefit Plan of any Debtor, or any of ERISA Affiliate or predecessor of any Debtor, subject to the Laws of a jurisdiction other than the United States for which liability remains outstanding or for which any Debtor could reasonably be expected to have any liability.

14

3.13. Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(a) During the past five (5) years, none of the Debtors nor, to the Knowledge of the Debtors, any of the officers, directors, employees, agents, consultants, representatives, or other Persons acting on behalf of any of the Debtors, has: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Body, in each case, for purposes of (A) influencing any official act or official decision of such public official or employee, (B) inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper advantage or (D) inducing such public official or employee to use such official’s or employee’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state owned or controlled facilities), in order to assist any of the Debtors in obtaining or retaining business; or (ii) taken any action in violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010 and any other applicable anti-corruption or anti-bribery Law of any Governmental Body of any jurisdiction applicable to any of the Debtors or any of their respective businesses or operations. There is no pending or, to the Knowledge of the Debtors, threatened Proceeding with respect to any violation of any applicable anti-corruption Law relating to any of the Debtors or any of their respective businesses or operations. Each of the Debtors has in place adequate controls to ensure compliance with any applicable anti-corruption Laws.

(b) Each of the Debtors is in material compliance, and at all times during the past five (5) years has materially complied, with all applicable Laws relating to the prevention of money laundering of any Governmental Body applicable to it or its property or in respect of its operations, including all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No Proceeding by or before any Governmental Body involving any of the Debtors with respect to the Money Laundering Laws is pending or, to the Knowledge of the Debtors, threatened.

(c) Each of the Debtors has at all times during the past five (5) years been in material compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Body or Governmental Bodies, has not: (i) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.), or the Export Administration Regulations (the “Export Regulations”) (15 C.F.R. § 730 et seq.), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (ii) entered into, funded, financed, or facilitated any activities, business or transaction that is prohibited under any applicable trade Law or with or for

15

the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including any Person (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security or (C) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (iv) manufactured any defense article (as defined in the ITAR, “Defense Article”), including within the United States, and without regard to whether such Defense Article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls of the U.S. Department of State; (v) imported any goods except in compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (vi) materially violated the anti-boycott prohibitions, or materially failed to comply with the reporting requirements, of the Export Regulations and the Tax Reform Act of 1976 (26 U.S.C. § 999).

3.14. Absence of Certain Changes or Events. Since June 30, 2020, and excluding any transactions effected in connection with the Chapter 11 Cases that are specifically contemplated by the RSA, (a) each Debtor has conducted its businesses in the Ordinary Course of Business except as set forth in Section 3.14 of the Debtor Disclosure Schedule, (b) there has not been any change with respect to any material finance or Tax accounting elections, methods, principles or practices of any Debtor, (c) no Debtor has incurred any physical damage, destruction, loss or casualty to its property or assets with a value, individually or in the aggregate, in excess of $1,000,000 (whether or not covered by insurance).

3.15. Material Contracts.

(a) Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Debtor and, to the Knowledge of the Debtors, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Except as set forth on Section 3.15(a) of the Debtor Disclosure Schedule, neither the Debtors nor, to the Knowledge of the Debtors, any other party to any Material Contract is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, except for breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(b) The Debtors have not received any written notice from any lessor (including copies of any such notices provided to the Debtors by third party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and the Debtors have not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to the Debtors by third party operators) alleging any default or event or circumstance which, with the giving of notice or the passage of time or both, would give rise to a default under any the Leases, except (i) where such termination, cancelation, rescission or default would not reasonably be expected to have a material adverse effect on the Debtors taken as a whole or (ii) in connection with the commencement of the Chapter 11 Cases.

16

3.16. Financial Statements; No Undisclosed Liabilities. The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2020, and the related unaudited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal quarter ended June 30, 2020, in the form attached to the Draft 10-Q (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), were prepared in accordance with GAAP, applied on a consistent basis for the periods involved, and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof and the results of their operations for the period then ended. Except as set forth in Section 3.16 of the Debtor Disclosure Schedule, there are no liabilities or obligations of the Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than (a) liabilities or obligations set forth on the face of the balance sheet included in the Financial Statements, (b) liabilities or obligations which were incurred in the Ordinary Course of Business after June 30, 2020, (c) liabilities or obligations incurred in connection with the Contemplated Transactions, and (d) liabilities or obligations that, individually or in the aggregate, are not material to the Debtors, taken as a whole.

3.17. Title to Property. The Debtors have, and upon the consummation of the Contemplated Transactions will have, good and valid title to (or, in the case of leased assets or properties, a valid and subsisting leasehold interest in), free and clear of any Encumbrances (except for Permitted Encumbrances), all of the assets and properties reflected on the Audited Balance Sheet or acquired by any of the Debtors since the date of the Audited Balance Sheet or used by any of the Debtors in connection with their businesses or operations, except for (a) inventory sold, consumed, used or otherwise disposed of in the Ordinary Course of Business since the date of the Audited Balance Sheet, (b) dispositions of worn out or obsolete assets or properties since the date of the Audited Balance Sheet in the Ordinary Couse of Business, and where the failure to have good and valid title or a valid and subsisting leasehold in interest, as applicable, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. All assets and properties used by any of the Debtors in the operation of their businesses or operations are in good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such assets or properties, except where the failure to have such assets and properties in good condition and repair would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The properties and assets owned or leased by any of the Debtors, or which they otherwise have the right to use, constitute sufficient assets and properties necessary for, or reasonably required to be held for use in, the conduct of their businesses and operations in the Ordinary Course of Business.

17

3.18. Tax Matters. Except as set forth on Section 3.18 of the Debtor Disclosure Schedule:

(a) All material Tax Returns required to be filed by or on behalf of any Debtor, including any consolidated, combined or unitary Tax Return of which any Debtor is or was includable, have been properly prepared in all material respects and duly and timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All material Taxes payable by or on behalf of any Debtor directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Audited Balance Sheet or, in the case of tax periods that begin following the date of the Audited Balance Sheet, the accounting books and records of the Debtors in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitations) has been executed or filed with the IRS or any other Governmental Body by or on behalf of any Debtor (or any consolidated, combined or unitary group of which any Debtor was or is includable for Tax purposes) and no power of attorney in respect of any Tax matter is currently in force.

(b) Each Debtor has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate Taxing Authorities or other applicable Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c) All material deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority or any other Governmental Body of the Tax Returns of or covering or including any Debtor have been fully paid, and there are no other material audits, investigations or other Proceedings by any Taxing Authority or any other Governmental Body in progress, nor has any Debtor received notice from any Taxing Authority or other applicable Governmental Body that it intends to conduct or commence such an audit, investigation or other Proceeding. No material issue has been raised by any Taxing Authority or other applicable Governmental Body in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed material deficiency for any subsequent taxable period. There are no material Encumbrances for Taxes with respect to any Debtor, or with respect to the assets or business of any Debtor, nor is there any such Encumbrance that is pending or threatened, other than Permitted Encumbrances.

18

3.19. Labor and Employment Compliance.

(a) Each Debtor is in compliance with all applicable Laws respecting labor and employment matters, including, without limitation, labor relations, terms and conditions of employment, equal employment opportunity, discrimination, harassment, retaliation, family and medical leave and other leaves of absence, disability benefits, affirmative action, employee privacy and data protection, health and safety, wage and hours, worker classification as employees or independent contractors, exempt or non-exempt, child labor, immigration, recordkeeping, Tax withholding, unemployment insurance, workers’ compensation, and plant closures and layoffs, except where the failure to comply with such applicable Laws would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. There is no, and during the past three (3) years there has been no, Proceeding pending or, to the Knowledge of the Debtors, threatened against any Debtor alleging a violation of any such applicable Law pertaining to labor or employment matters, except for any such Proceedings that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Debtors, taken as a whole. There is no, and during the past three (3) years there has been no, Order applicable to any Debtor, arising out of any alleged violation of any Law pertaining to labor or employment matters. No Debtor has any direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) There are no collective bargaining agreements, labor agreements, work rules or practices, or any other labor-related agreements or arrangements to which any of the Debtors is a party or otherwise subject with respect to any employee. Within the past three (3) years, no labor union, labor organization or other organization or group has (i) represented or purported to represent any employee, (ii) made a demand to any of the Debtors or, to the Knowledge of the Debtors, to any Governmental Body for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or, to the Knowledge of the Debtors, verbally threatened to be brought or filed with the National Labor Relations Board or any other labor relations Governmental Body. Within the past three (3) years, there has been no actual or, to the Knowledge of the Debtors, threatened, labor arbitrations, grievances, material labor disputes, strikes, lockouts, walkouts, slowdowns or work stoppages, or picketing by any employee of any of the Debtors. None of the Debtors has committed a material unfair labor practice (as defined in the National Labor Relations Act or any similar Law) within the past three (3) years.

(c) The Debtors have not, within the past three (3) years, effectuated an event giving rise to a notice obligation, including a “plant closing” or “mass layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law), affecting, in whole or in part, any site of employment, facility or operating unit of any of the Debtors.

(d) To the Knowledge of the Debtors, no current or former employee of any Debtor is, in any material respect, in violation of any term of any employment contract, nondisclosure agreement, or non-competition agreement with any Debtor. To the Knowledge of the Debtors, no employee of any Debtor is, in any material respect, in violation of the terms of any restrictive covenant with any third party, including any former employer relating to the right of any such employee to be employed by any Debtor or to the use of trade secrets or proprietary information of others and, to the Knowledge of the Debtors, no such claims are threatened.

19

3.20. Related Party Transactions. Except as set forth in Section 3.20 of the Debtor Disclosure Schedule, none of the Debtors is party to any transaction, arrangement or Contract with (a) any of the current or former officers, Persons that own or hold (together with their Affiliates) more than 5% of the common stock of the Company, members of the board of directors or board of managers (or comparable governing body) or Affiliates of any of the Debtors (excluding any of the other Debtors), or (b) any immediate family member or Affiliate thereof (the Persons described in clauses (a) and (b) being referred to as, each a “Related Party” and, collectively, the “Related Parties”), in any such case other than (i) in the case of any officer or director, any Benefit Plans and (ii) obligations to pay fees to any director of any Debtor in connection with the performance of his or her service as a director of such Debtor. None of the Related Parties own any material property or right, tangible or intangible, that is used by any Debtor.

3.21. Insurance. All insurance policies of the Debtors as of the Execution Date or under which any of the Debtors or any of their respective businesses, employees, assets, liabilities or properties are insured as of the Execution Date (the “Insurance Policies”) are in full force and effect, and, except to the extent any such Insurance Policy has been replaced after the Execution Date with comparable substitute insurance coverage that will remain in full force and effect immediately following the Closing, will remain in full force and effect immediately following Closing. All premiums payable under the material Insurance Policies have been paid to the extent such premiums are due and payable. The Debtors have otherwise complied with the terms and conditions of, and their obligations under, all of the material Insurance Policies in all material respects, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any of the material Insurance Policies. To the Knowledge of the Debtors, there is no threatened termination or material alteration of coverage under, any of the Insurance Policies. During the past three (3) years, no claims have been denied under the Insurance Policies and the Debtors have not (a) had a claim rejected or a payment denied by any insurance provider, (b) had a claim under any Insurance Policy in which there is an outstanding reservation of rights or (c) had the policy limit under any Insurance Policy exhausted or materially reduced, except for any such rejection, denial, reservation, exhaustion or reduction that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole. The insurance maintained by or on behalf of the Debtors is adequate to insure against such losses and risks as are prudent and customary in the businesses in which they are engaged.

3.22. SEC Reports and Bankruptcy Documents. Since December 31, 2018, the Company has filed all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC as required by the Securities Act or the Exchange Act. The Disclosure Statement, the monthly operating reports and the other pleadings filed with the Bankruptcy Court (collectively, the “Bankruptcy Documents”), when filed with the Bankruptcy Court, the SEC Reports, when they became effective or were filed with the SEC, and the Draft 10-Q, when delivered to counsel to the Backstop Parties on August 13, 2020, as the case may be, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects, in the case of the Bankruptcy

20

Documents, with the requirements of the Bankruptcy Code, and in the case of the SEC Reports and the Draft 10-Q, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Securities Act, the Exchange Act and SOX, as the case may be. The Company shall file its Form 10-Q quarterly report for the quarter ended June 30, 2020 with the Securities and Exchange Commission on August 17, 2020, and such filing (including the Interim Financial Statements attached thereto) shall be in substantially the form of the Draft 10-Q.

3.23. Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and, to the Knowledge of the Debtors, there are no material weaknesses in the Company’s internal control over financial reporting as of the Execution Date.

3.24. Disclosure Controls and Procedures. The Company (a) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that the Company files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (b) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Controller of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company’s board of directors (i) all material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.25. Investment Company Act. None of the Debtors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

3.26. Oil and Gas Matters.

(a) All rentals, royalties and other burdens on production and expenses relating to or arising from the Debtors’ ownership or operation of the Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, have been, and are being, paid (timely and before the same become delinquent) by the Debtors, except where the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

21

(b) The Debtors have incurred no expenses, and have made no commitments to make expenditures in excess of $250,000 in connection with the ownership or operation of the Oil and Gas Properties following the Execution Date, other than routine capital and operating expenditures incurred in the normal operation of existing wells on the Oil and Gas Properties.

(c) There are no Imbalances arising with respect to the Oil and Gas Properties, except where such Imbalances would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Debtors, taken as a whole.

(d) Except as otherwise reflected in the Reserve Report attached as Section 3.26(d) of the Debtor Disclosure Schedule, there are no Wells located on the Leases or lands covered thereby that: (i) any Debtor is currently obligated (directly or indirectly) by Law or Contract to incur material costs to plug and abandon; (ii) any Debtor will be obligated (directly or indirectly) by Law or Contract to incur material costs to plug or abandon with the lapse of time or notice or both because the Well is presently not currently capable of producing in commercial quantities; or (iii) have been plugged and abandoned but have not been plugged in material compliance with all applicable requirements of each regulatory authority having jurisdiction over the Oil and Gas Properties. No Debtor is obligated by virtue of any material take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

(e) There exists no material agreements or arrangements by or binding upon any of the Debtors for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) at a fixed price and have a maturity or expiry date of longer than six (6) months from the Execution Date other than agreements or arrangements which are cancelable with 90 days’ notice or less without penalty or detriment. The Debtors are presently receiving payment for all production from (or attributable to) Oil and Gas Properties covered by a production sales contract which is computed in accordance with the terms of such contract, and are not having deliveries of gas from any Oil and Gas Properties subject to a production sales contract curtailed substantially below such property’s delivery capacity. None of the Debtors is taking any of its production from the Oil and Gas Properties in kind and all production is being sold by the operator of the Leases and Wells pursuant to the applicable joint operating agreements.

3.27. Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment, the Put Option Premium, or any of the Contemplated Transactions.

22

4. Representations and Warranties of the Backstop Parties. Each Backstop Party, severally and not jointly, hereby represents and warrants to the Debtors as set forth in this Section 4. Each representation and warranty of each Backstop Party is made as of the Execution Date and as of the Effective Date:

4.1. Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), with full corporate, partnership or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

4.2. Authority; No Conflict.

(a) Such Backstop Party (i) has the requisite corporate, partnership or limited liability company (as applicable) power and authority (A) to enter into, execute and deliver this Agreement and, subject to the entry of the Backstop Order, (B) to perform and consummate the transactions contemplated hereby, and (ii) has taken all necessary corporate, partnership or limited liability company (as applicable) action required for (x) the due authorization, execution and delivery by such Backstop Party of this Agreement and (y) the performance and consummation of the transactions contemplated hereby by such Backstop Party. This Agreement has been duly executed and delivered by such Backstop Party. This Agreement constitutes the legal, valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery by such Backstop Party of this Agreement nor (subject to the entry of the Backstop Order) the performance or consummation by such Backstop Party of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of any provision of the Organizational Documents of such Backstop Party;

(ii) contravene, conflict with or result in a violation of any Law or Order to which such Backstop Party or any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject; or

(iii) contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration or cancellation under, any material Contract to which such Backstop Party is a party or which any of the properties, assets, rights or interests owned, leased or used by such Backstop Party are bound or may be subject;

23

except, in the case of clauses (ii) and (iii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

Except (x) for any required filings under the HSR Act or other applicable competition Laws, (y) for Consents which have been obtained, notices which have been given and filings which have been made, and (z) where the failure to give any notice, obtain any Consent or make any filing would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement, such Backstop Party is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by such Backstop Party of this Agreement or the consummation or performance by such Backstop Party of any of the transactions contemplated hereby.

4.3. Backstop Securities Not Registered. Such Backstop Party understands that the Backstop Securities have not been registered under the Securities Act. Such Backstop Party also understands that the Backstop Securities are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon such Backstop Party’s representations contained in this Agreement, and such Backstop Party will not sell the Backstop Securities unless subsequently registered under the Securities Act or an exemption from registration is available.

4.4. Acquisition for Own Account. Such Backstop Party is acquiring the Backstop Securities for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Securities for any minimum or other specific term and reserves the right to dispose of its Backstop Securities at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

4.5. Qualified Institutional Buyer. Such Backstop Party is a Qualified Institutional Buyer and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Securities. Such Backstop Party understands and is able to bear any economic risks of such investment. Notwithstanding anything to the contrary herein, nothing contained in any of the representations, warranties or acknowledgments made by any Backstop Party in this Section 4.5 will operate to modify or limit in any respect the representations and warranties of the Debtors or to relieve the Debtors from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

4.6. Proceedings. There are no pending, existing, instituted, outstanding or, to the knowledge of such Backstop Party, threatened Proceedings against such Backstop Party which, if adversely determined, would reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

24

4.7. Sufficiency of Funds. On the Business Day on which the Deposit Deadline occurs, such Backstop Party will have available funds sufficient to pay such Backstop Party’s Aggregate Purchase Price.

4.8. Access to Information. Such Backstop Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Debtors and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

4.9. Party to RSA. Such Backstop Party has duly and validly executed and delivered the RSA, and the RSA constitutes a valid and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms.

4.10. No Brokers Fee. Such Backstop Party is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering.

4.11. Ownership of Claims. As of the date hereof, such Backstop Party or its Affiliates, as applicable, were, collectively, the beneficial owner (or investment advisor or manager for the beneficial owner) of the aggregate principal amount of Notes Claims indicated in the RSA, and (subject to the signature page limitations set forth in the RSA), has full power to vote and dispose thereof, and has not entered into any agreement to transfer the foregoing where such transfer would prohibit such Backstop Party from complying with its obligations hereunder or under the RSA.

5. Covenants of the Debtors. Each of the Debtors hereby, jointly and severally, covenants and agrees with the Backstop Parties as set forth in this Section 5.

5.1. Approval of this Agreement. On the Petition Date, the Debtors shall file a motion and supporting papers (the “Backstop Motion”) seeking an order of the Bankruptcy Court (which may be included as part of the Disclosure Statement Order or the Confirmation Order), which order (the “Backstop Order”) shall be consistent with the RSA and this Agreement and shall (a) authorize and approve (i) this Agreement and the execution, delivery and performance by the Debtors of this Agreement, (ii) the Debtors’ assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code, (iii) the payment of the fees, expenses and other amounts required to be paid by the Debtors hereunder (including the Backstop Expenses and the Put Option Premium (including, if applicable, the Put Option Premium Cash Amount)), which shall constitute allowed administrative claims against the Debtors’ estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and (iv) the indemnification and contribution provisions set forth herein, (b) release and exculpate the Backstop Parties and their respective Affiliates and Representatives from any liability for participation in the transactions contemplated hereby or any of the other Contemplated Transactions, (c) authorize and approve all documents,

25

instruments, agreements and other materials entered into, delivered, distributed or otherwise used in connection with the Rights Offering (including the Rights Offering Procedures and the accompanying subscription form), and (d) otherwise be in form and substance reasonably satisfactory to the Required Backstop Parties; provided, that the signature pages, exhibits and schedules to any copy of this Agreement that is filed with the Bankruptcy Court shall be subject to redaction as the Required Backstop Parties determine, including redacting (x) the names of the Backstop Parties, and (y) the Backstop Commitment Percentage of each Backstop Party. The Debtors shall support and use commercially reasonable efforts to (A) obtain Bankruptcy Court approval of the Backstop Order as soon as practicable after the Petition Date, and in no event more than forty-five (45) days thereafter, (B) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Backstop Order be effective immediately upon its entry by the Bankruptcy Court, which Backstop Order shall not be revised, modified, or amended by any other Order of the Bankruptcy Court, and (C) fully support the Backstop Motion and any application seeking Bankruptcy Court approval and authorization to pay the expenses and other amounts required to be paid by the Debtors hereunder (including the Put Option Premium and the Backstop Expenses), as allowed administrative claims against the Debtors’ estates.

The Debtors shall provide the Backstop Parties and counsel to the Backstop Parties identified in Section 12(a) hereof with a copy of the proposed Backstop Order together with copies of any briefs, pleadings and motions related thereto, for review and comment by the Backstop Parties and such counsel a reasonable period of time prior to filing such proposed Backstop Order (or any such briefs, pleadings or motions related thereto) with the Bankruptcy Court (but in no event less than three (3) Business Days prior to such filing). Any comments received by the Debtors from the Backstop Parties or such counsel with respect to the Backstop Order (or any briefs, pleadings or motions related thereto) shall be considered by them in good faith and, to the extent the Debtors disagree with, or determine not to incorporate, any such comments, they shall inform the Backstop Parties thereof and discuss the same with the Backstop Parties. Any amendments, modifications, changes or supplements to the Backstop Order sought by the Debtors shall be in form and substance acceptable to the Required Backstop Parties. If the Backstop Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Backstop Order or any such other Order), the Debtors shall diligently defend against any such appeal, petition or motion and shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. The Debtors shall keep the Backstop Parties reasonably informed and updated regarding the status of any such appeal, petition or motion.

5.2. Exit Facility. The Debtors shall take all commercially reasonable actions to enter into and consummate, on or prior to the Effective Date the financing contemplated by the Exit Facility Term Sheet, including by using their commercially reasonable efforts to (a) negotiate, execute and deliver the Exit Facility Documents and (b) satisfy all conditions in the Exit Facility Documents. The Debtors shall promptly provide copies of all drafts and final execution copies of all Exit Facility Documents for review and comment by, and the reasonable approval of, the Required Backstop Parties. The Exit Facility Documents shall be consistent in all material respects with the terms set forth in the Exit Facility Term Sheet, except as otherwise

26

agreed by the Required Backstop Parties. Notwithstanding the foregoing, each of the Debtors acknowledges and agrees that neither the Backstop Parties nor any of their respective Affiliates or Representatives shall have any responsibility for the Exit Facility and shall not be liable or otherwise responsible for any statements, assertions, facts, projections, forecasts, data or other information contained or referred to in any materials prepared by or on behalf of the Debtors, the agents or lenders under the Exit Facility, or any of their respective Affiliates or Representatives in connection with the Exit Facility.

5.3. Conditions Precedent. The Debtors shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 7.1 hereof and the Plan (including procuring and obtaining all Consents, authorizations and waivers of, making all filings with, and giving all notices to, Persons (including Governmental Bodies) which may be necessary or required on its part in order to consummate or effect the transactions contemplated herein).

5.4. Notification. The Debtors shall: (a) on reasonable request by any of the Backstop Parties, cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing of the aggregate principal amount of Rights Offering Securities that Rights Offering Participants have subscribed for pursuant to the Rights Offering as of the close of business on the Business Day preceding such request or the most recent practicable time before such request, as the case may be, and (b) following the Subscription Instruction and Payment Deadline, (i) cause the Rights Offering Subscription Agent to notify each of the Backstop Parties in writing, within three (3) Business Days after the Subscription Instruction and Payment Deadline, of the aggregate principal amount of Unsubscribed Securities and (ii) timely comply with their obligations under Section 1.1(b) hereof.

5.5. Use of Proceeds. The Debtors shall use the net cash proceeds from the sale of the Rights Offering Securities from the Rights Offering and the sale of the Backstop Securities pursuant to this Agreement solely for the purposes set forth in the Plan.

5.6. HSR Act and Foreign Competition Filings. The Debtors shall promptly prepare and file all necessary documentation and effect all applications, if any, that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering, or any of the other Contemplated Transactions in time for such transactions to be consummated within the timeframes contemplated hereunder and under the RSA, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition Laws, including any filing fees thereunder.

27

5.7. Royalty Class Action Settlement. The Debtors shall, to the extent known by the Debtors, (i) notify counsel for the Backstop Parties as soon as reasonably practicable if the Royalty Class Action Settlement is terminated or if members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds elect to opt-out of the Royalty Class Action Settlement, and (ii) provide counsel for the Backstop Parties, as soon as reasonably practicable upon request, with an update regarding the status of the responses from the members of the Royalty Class Action Class.

5.8. RSA Covenants. Each of the covenants and agreements set forth in Section 6 of the RSA (as in effect on the Execution Date) (collectively, the “Debtors RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Debtors RSA Covenants shall be made so that the Debtors RSA Covenants can be applied in a logical manner in this Agreement), and the Debtors shall perform, abide by and observe, for the benefit of the Backstop Parties, all of the Debtors RSA Covenants as incorporated herein and modified hereby, and without giving effect to any amendment, modification, supplement, forbearance, waiver or termination of or to any of the Debtors RSA Covenants that are made or provided under the terms of the RSA, other than any amendment, modification, supplement, forbearance, waiver or termination of or to any of the Debtors RSA Covenants which (a) the Required Backstop Parties have provided their prior written consent or (b) have the effect of making such RSA Covenant more favorable to the Required Backstop Parties, as determined by the Required Backstop Parties in their sole discretion. The Debtors shall not assert, or support any assertion by any third party, that the Debtors RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Backstop Parties by reason of the fact that the Debtors RSA Covenants are included in a Contract that was entered into by the Debtors prior to the Petition Date or otherwise, or that the Required Backstop Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Required Backstop Parties to terminate this Agreement pursuant to Section 8(b) on account of a breach or violation of any of the Debtors RSA Covenants. For the avoidance of doubt, for purposes of applying the Debtors RSA Covenants to this Agreement, the term “Required Consenting Creditors” used in the Debtors RSA Covenants shall mean and be a reference to the “Required Backstop Parties”.

5.9. Access. Each of the Debtors shall provide, and direct its employees, officers, advisors, and other representatives to cooperate and work in good faith with and provide, to the Backstop Parties and their respective advisors (i) reasonable access to the Debtors’ books and records during normal business hours on reasonable advance notice to the Debtors’ representatives and without disruption to the operation of the Debtors’ business, (ii) reasonable access to the management and advisors of the Debtors on reasonable advance notice to such Persons and without disruption to the operation of the Debtors’ business and (iii) such other information or access as reasonably requested by the Backstop Parties or their respective legal and financial advisors; provided that such Backstop Parties and their respective advisors shall enter into confidentiality agreements or nondisclosure agreements with the Debtors in connection with such access.

28

6. Covenants of the Backstop Parties.

6.1. Conditions Precedent. Each Backstop Party shall use its commercially reasonable efforts to satisfy or cause to be satisfied on or prior to the Effective Date all of the conditions precedent applicable to such Backstop Party set forth in Section 7.2 hereof; provided, however, that nothing contained in this Section 6.1 shall obligate the Backstop Parties to waive any right or condition under this Agreement, the RSA, the Plan or any of the other Definitive Documents.

6.2. HSR Act and Foreign Competition Filings. Each Backstop Party shall promptly prepare and file all necessary documentation and effect all applications, if any, that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of Backstop Securities hereunder, the issuance and purchase of Rights Offering Securities in connection with the Rights Offering or any of the other Contemplated Transactions within the timeframes contemplated hereunder and in the RSA, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Notwithstanding anything to the contrary herein, none of the Backstop Parties (or their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form (if any) or filings under any applicable foreign competition Laws (if any) that such party, in its sole discretion, deems confidential, except as may be required by applicable Laws as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws, (b) agree to any condition, restraint or limitation relating to its or any of its Affiliates’ ability to freely own or operate all or a portion of its or any of its Affiliates’ businesses or assets, (c) hold separate (including by trust or otherwise) or divest any of its or any of its Affiliates’ businesses or assets, or (d) hold separate (including by trust or otherwise) or divest any assets of any of the Debtors. Without limiting the provisions of Section 2.2, the Debtors shall bear all costs and expenses of the Debtors and the Backstop Parties in connection with the preparation or the making of any filing under the HSR Act or any applicable foreign competition Laws, including any filing fees thereunder.

7. Conditions to Closing.

7.1. Conditions Precedent to Obligations of the Backstop Parties. The obligations of the Backstop Parties to subscribe for and purchase Backstop Commitment Securities pursuant to their respective Backstop Commitments are subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of each of the following conditions on or prior to the Effective Date:

(a) RSA. None of the following shall have occurred: (i) the RSA shall not have been terminated by any party thereto, (ii) the RSA shall not have been invalidated or deemed unenforceable by the Bankruptcy Court or any other Governmental Body, (iii) no Consenting Creditor Termination Event shall have occurred which was not waived in writing (including by e-mail) by the Required Backstop Parties (disregarding whether any such Consenting Creditor Termination Event was waived in writing by the Required Consenting Creditors), and (iv) there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit the Required Consenting Creditors to terminate the RSA in accordance with its terms (disregarding whether the Required Consenting Creditors waived any Consenting Creditor Termination Event that would arise out of the failure to cure such event, occurrence or condition).

29

(b) Plan and Plan Supplement. The Plan, as confirmed by the Bankruptcy Court, shall be consistent in all material respects with the RSA. The Plan Supplement (including all schedules, documents and forms of documents contained therein or constituting a part thereof) and the Definitive Documents shall be consistent in all material respects with the terms of this Agreement and the RSA.

(c) Disclosure Statement. The Disclosure Statement shall be consistent in all material respects with the terms of this Agreement and the RSA.

(d) Disclosure Statement Order. (i) The Bankruptcy Court shall have entered the Order approving the Disclosure Statement (the “Disclosure Statement Order”), (ii) the Disclosure Statement Order shall be consistent in all material respects with the terms of this Agreement and the RSA and (iii) the Disclosure Statement Order shall be a Final Order.

(e) Confirmation Order. (i) The Bankruptcy Court shall have entered the Confirmation Order, (ii) the Confirmation Order shall be consistent in all material respects with the terms of this Agreement and the RSA and (iii) the Confirmation Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) the Specified Issuances described in clause (a) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code; (B) each of the Specified Issuances described in clauses (b)—(d) of the definition of “Specified Issuances” are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or another available exemption from the Securities Act registration requirements; (C) the solicitation of acceptance or rejection of the Plan by the Backstop Parties and/or any of their respective Related Persons (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code; and (D) the participation by the Backstop Parties and/or any of their respective Related Persons in the offer, issuance, sale or purchase of any security offered, issued, sold or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Backstop Parties and any of their respective Related Persons are entitled to the benefits and protections of section 1125(e) of the Bankruptcy Code.

(f) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, and the Backstop Order shall be consistent in all material respects with the terms of this Agreement and this Agreement and shall otherwise be in form and substance acceptable to the Required Backstop Parties, and the Backstop Order shall be a Final Order.

30

(g) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the prior written consent of the Required Backstop Parties) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(h) Rights Offering and Backstop. (i) The Rights Offering shall have been conducted and consummated in accordance with the Plan and this Agreement, (ii) all Rights Offering Securities and Backstop Securities shall have been (or concurrently with the Closing will be) issued and sold in connection with the Rights Offering and/or pursuant to this Agreement, and (iii) the Debtors shall have received (or concurrently with the Closing will receive) net cash proceeds from the issuance and sale of Rights Offering Securities and Backstop Securities in an aggregate amount of not less than the Rights Offering Amount.

(i) Exit Facility Documents. (i) Each of the Exit Facility Documents shall (A) have been (or concurrently with the Closing will be) executed and/or delivered by the Debtors and each other Person required to execute and/or deliver the same, (B) be consistent in all material respects with the terms of this Agreement and the RSA, (C) be in full force and effect, and (D) be in form and substance acceptable to the Required Backstop Parties, (ii) all conditions to closing of the transactions contemplated by the Exit Facility (as set forth in the Exit Facility Documents) shall have been satisfied (or waived by the requisite Person(s)).

(j) Stockholders Agreement. The Company shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(k) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(l) New Convertible Notes Indenture. The Company and the New Convertible Notes Indenture Trustee shall have executed and delivered the New Convertible Notes Indenture, the New Convertible Notes Indenture shall have been issued, and the New Convertible Notes Indenture shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

(m) Warrant Agreements. The Company and the warrant agent with respect to the New Warrants shall have executed and delivered the Warrant Agreements, and the Warrant Agreements shall be (i) consistent in all material respects with the terms of the RSA and this Agreement and otherwise in form and substance acceptable to the Required Backstop Parties and (ii) in full force and effect.

31

(n) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to any of the Backstop Parties or any of the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) impossible, illegal or void.

(o) Notices and Consents. All Governmental Body and material third party notifications, filings, waivers, authorizations and other Consents, including Bankruptcy Court approval, necessary or required for the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions or the effectiveness of the Plan, shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and all applicable waiting periods (including the waiting period under the HSR Act or any other applicable competition Laws (and any extensions thereof)) shall have expired without any action being taken or threatened by any Governmental Body that would restrain, prevent or otherwise impose materially adverse conditions on any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions.

(p) Representations and Warranties. Each of (i) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects, (ii) the representations and warranties of the Debtors in this Agreement (other than the Fundamental Representations) that are qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects, and (iii) the Fundamental Representations shall be true and correct in all respects, in each case of clauses (i), (ii) and (iii), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(q) Covenants. Each of the Debtors shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Debtors on or prior to the Closing.

(r) Backstop Expenses. The Debtors shall have paid all Backstop Expenses that have accrued and remain unpaid as of the Effective Date in accordance with the terms of this Agreement, and no Backstop Expenses shall be required to be repaid or otherwise disgorged to the Debtors or any other Person.

(s) Material Adverse Effect. No Material Adverse Effect shall have occurred on or after the Execution Date.

(t) Put Option Securities. The Company shall have issued and delivered the Put Option Securities in accordance with Section 1.3(a), or will issue and deliver such securities concurrently with the delivery of the Rights Offering Securities, and no portion of the Put Option Securities shall have been invalidated or avoided.

32

(u) Backstop Certificate. The Backstop Parties shall have received a Backstop Certificate in accordance with Section 1.1(b).

(v) No Registration; Compliance with Securities Laws. No Proceeding shall be pending or threatened by any Governmental Body that alleges that any of the Specified Issuances is not exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act or any applicable securities or “Blue Sky” laws of any state of the United States.

(w) Officer’s Certificate. The Backstop Parties shall have received on and as of the Effective Date a certificate of an executive officer of the Debtors confirming that the conditions set forth in Sections 7.1(p), 7.01(q), 7.1(s), and 7.1(z) hereof have been satisfied.

(x) Valid Issuance. The Rights Offering Securities and the Backstop Securities shall be, upon issuance, validly issued, and free and clear of all issue, stamp, transfer or similar Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription rights and similar rights, except for any restrictions on transfer as may be imposed by applicable securities Laws or as may be provided in the New Stockholders Agreement or the New Convertible Notes Indenture, as applicable. The Put Option Securities shall be, upon issuance, fully-paid and non-assessable.

(y) Securities of the Debtors. On the Effective Date, after giving effect to the consummation of the transactions contemplated by the Plan and this Agreement, (A) other than (i) the Rights Offering Securities issued and sold to the Rights Offering Participants pursuant to the Rights Offering and to the Backstop Parties pursuant to this Agreement, (ii) the Backstop Securities sold and/or issued to the Backstop Parties pursuant to this Agreement, (iii) the shares of New Common Stock issued pursuant to the Plan, (iv) Equity Interests of a Debtor owned solely by another Debtor (other than the Company) and (v) New Warrants, no Equity Interests of any Debtor will be issued or outstanding and (B) no pre-emptive rights, rights of first refusal, subscription rights and/or similar rights to acquire any Equity Interests of any Debtor, in any such case will be outstanding or in effect, except as may be provided in the New Stockholders Agreement, the New Convertible Notes Indenture, the Warrant Agreements or the New Corporate Governance Documents.

(z) Royalty Class Action Settlement. (A) the Bankruptcy Court shall have entered the Royalty Class Action Settlement Conditional Approval Order and such Order is in full force and effect and shall not have been reversed, stayed, modified, or amended, or (B) none of the following shall have occurred, in each case except with the prior written consent of the Required Backstop Parties: (i) the termination of the Royalty Class Action Settlement or the Royalty Class Action 9019 Settlement Agreement, (ii) the waiver, amendment, or any other modification to the terms of the Royalty Class Action Settlement or the Royalty Class Action 9019 Settlement Agreement that is adverse to the Debtors, or (iii) members of the Royalty Class Action Class who have Royalty Class Action Claims which, in the aggregate, exceed ten percent (10%) of the Settlement Cash Proceeds, elect to opt out of the Royalty Class Action Settlement.

33

7.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Backstop Commitment Securities to each of the Backstop Parties pursuant to this Agreement are subject to the satisfaction (or waiver in writing by the Company) of each of the following conditions precedent on or prior to the Effective Date:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall be a Final Order.

(b) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order and the Backstop Order shall be a Final Order.

(c) Conditions to Effectiveness of Plan. The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

(d) Rights Offering. The Rights Offering shall have been consummated.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, judgment or other Order preventing the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding seeking any of the foregoing be commenced, pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the Backstop Parties or the Debtors which makes the consummation of any of the transactions contemplated by this Agreement or any of the other Contemplated Transactions (including each of the Specified Issuances) impossible, illegal or void.

(f) Representations and Warranties and Covenants. (i) Each of (A) the representations and warranties of each Backstop Party in this Agreement that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects and (B) the representations and warranties of each Backstop Party that are qualified as to “materiality” or “material adverse effect” shall be true and correct, in each case of clauses (A) and (B), at and as of the Execution Date and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) each Backstop Party shall have complied in all material respects with all covenants in this Agreement applicable to it, except, in any such case of clause (i) or clause (ii) above, to the extent that any such inaccuracy or non-compliance would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under this Agreement.

34

8. Termination.

(a) Unless earlier terminated in accordance with the terms of this Agreement, this Agreement (including the Backstop Commitments contemplated hereby) shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earlier to occur of:

(i) the Bankruptcy Court’s entry of an Order converting any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, appointing a trustee or custodian for any of the Debtors or dismissing any of the Chapter 11 Cases; and

(ii) the date of any termination of the RSA with respect to the Consenting Noteholders or all parties thereto or the delivery of notice of termination by any of the parties to the RSA that would have the effect of terminating the RSA with respect to the Consenting Noteholders or all parties thereto if such notice of termination was effective.

(b) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated and the transactions contemplated hereby may be abandoned at any time by the Backstop Parties effective immediately upon the giving by the Required Backstop Parties of written notice of termination to the Debtors:

(i) if (A) any of the Debtors shall have breached or failed to perform any of their respective covenants or other obligations contained in this Agreement (including covenants incorporated into this Agreement by reference), and (B) any such breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.1 and (y) is not curable by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured by the Outside Date;

(ii) if any of the conditions set forth in Section 7.1 hereof become incapable of fulfillment prior to the Outside Date;

(iii) if any of the Debtors (including by or through any of their Representatives) (A) enters into, publicly announces its intention to enter into (including by means of any filings made with any Governmental Body), or announces to any of the Backstop Parties or holders of Company Claims/Interests its intention to enter into, an agreement (including any agreement in principle, letter of intent, memorandum of understanding or definitive agreement), whether binding or non-binding, or whether subject to terms and conditions, with respect to any Alternative Transaction, (B) files any pleading or document with the Bankruptcy Court agreeing to, evidencing its intention to support, or otherwise supports, any Alternative Transaction or (C) consummates any Alternative Transaction;

35

(iv) if a Consenting Creditor Termination Event shall occur, without giving effect to any waivers of a Consenting Creditor Termination Event provided under the RSA (for purposes of determining the occurrence of a Consenting Creditor Termination Event, the terms “Required Consenting Noteholders” and “Required Consenting Creditors” as used in any of clauses (a)-(m) of Section 10.01 of the RSA shall be replaced with “Required Backstop Parties”);

(v) if any Law or Order has been enacted or entered by any Governmental Body that operates to prevent, restrict or alter, in any material respect, the implementation of the Plan, the Rights Offering or any of the Contemplated Transactions;

(vi) if the Backstop Order is not entered by the Bankruptcy Court on or before the date that is forty-five (45) days after the Petition Date; or

(vii) at any time after the date that is one hundred (100) days after the Petition Date (the “Outside Date”), if the Closing shall not have occurred on or prior to the Outside Date.

(c) This Agreement (including the Backstop Commitments contemplated hereby) may be terminated at any time by the Debtors effective immediately upon the Debtors’ giving of written notice of termination to the Backstop Parties if (i) any of the Backstop Parties shall have breached or failed to perform any of their respective covenants or other obligations contained in this Agreement, or any representation or warranty of any of the Backstop Parties in this Agreement shall have become untrue (determined as if the Backstop Parties made their respective representations and warranties at all times on and after the Execution Date and prior to the date this Agreement is terminated), and (ii) any such breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2 and (B) is not curable by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured by the Outside Date; provided, however, that if a Funding Default shall occur, the Debtors shall not be permitted to terminate this Agreement and the transactions contemplated hereby pursuant to this Section 8(c) unless Non-Defaulting Backstop Parties do not elect to commit to purchase all of the Default Securities pursuant to the process set forth in Section 1.2(c) or otherwise.

(d) This Agreement may be terminated by mutual written agreement among each of the Debtors party hereto and the Required Backstop Parties.

(e) To the extent this Agreement is validly terminated in accordance with Section 8, within ten (10) Business Days following the termination of this Agreement, the Debtors shall pay the Put Option Premium in cash (in lieu of any Put Option Securities), in an aggregate amount equal to the Put Option Premium Cash Amount, to the Backstop Parties on a pro rata basis (determined in accordance with the terms of Section 1.3(a) hereof, as applicable) by wire transfer of immediately available funds to an account designated by each Backstop Party; provided, however, that the Put Option Premium shall not be payable in the event of (i) a termination of this Agreement by the Debtors pursuant to Section 8(c) hereof, (ii) a termination of this Agreement pursuant to Section 8(a)(ii) hereof as a result of (A) a termination of the RSA

36

by the Debtors pursuant to clause (1) of Section 10.02(a) of the RSA or (B) a termination by the Backstop Parties pursuant to Section 10.01(i) of the RSA for failure to meet a Milestone (other than a termination thereunder for failure to meet a Milestone related to the Backstop Order, Confirmation Order and the Outside Date). The terms set forth in this Section 8(e) shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The obligations set forth in this Section 8(e) are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2 and 9 hereof

(f) In the event of a termination of this Agreement in accordance with this Section 8 at a time after all or any portion of the Aggregate Purchase Price for Backstop Commitment Securities has been deposited into the Deposit Account by any of the Backstop Parties and/or all or any portion of the purchase price for Default Securities that any of the Backstop Parties elects to commit to purchase, the Backstop Parties that have deposited such amounts shall be entitled to the return of all such amounts. In such a case, the Backstop Parties and the Debtors hereby agree to execute and deliver to the Rights Offering Subscription Agent, promptly after the effective date of any such termination (but in any event no later than two (2) Business Days after any such effective date), a letter instructing the Rights Offering Subscription Agent to pay to each applicable Backstop Party, by wire transfer of immediately available funds to an account designated by such Backstop Party, an amount equal to the total amount that such Backstop Party previously deposited into the Deposit Account and is entitled to receive pursuant to this Section 8(f).

(g) In the event of a termination of this Agreement in accordance with this Section 8, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 2.2, 8, 9, 11, 12 and 13 hereof (and any defined terms used in any such Sections (but solely to the extent used in any such Sections)), and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(h) Each Debtor hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by the Required Backstop Parties pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Debtor hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

9. Indemnification.

(a) Whether or not the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated, the Debtors hereby agree, jointly and severally, to indemnify and hold harmless (i) each of the Backstop Parties, (ii) each of the Affiliates of each of the Backstop Parties, and (iii) each of the stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons of each of the Backstop Parties and each of the Affiliates of each of the Backstop Parties (each, in such capacity, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and

37

expenses (including reasonable attorneys’ fees but excluding Taxes of the Backstop Parties, except to the extent otherwise expressly provided for in this Agreement), Taxes, interest, penalties, judgments and settlements, whether or not related to a third party claim, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to or in connection with, directly or indirectly, this Agreement, the Backstop Commitments, the Backstop Securities, the Rights Offering, any of the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, or any breach by any Debtor of any of its representations, warranties and/or covenants set forth in this Agreement, or any claim, litigation, investigation or other Proceeding relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that are determined by a final, non-appealable decision by the Bankruptcy Court to have resulted solely from any act by such Indemnified Party that constitutes fraud, gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Debtors shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Debtors on the one hand and such Indemnified Party on the other hand but also the relative fault of the Debtors, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Debtors on the one hand and all Indemnified Parties on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Debtors pursuant to the sale of the maximum principal amount of Backstop Securities that the Backstop Parties may be required to purchase pursuant to this Agreement bears to (ii) the Put Option Premium. The Debtors also agree that no Indemnified Party shall have any liability based on its exclusive or contributory negligence or otherwise to the Debtors, any Person asserting claims on behalf of or in right of the Debtors, or any other Person in connection with or as a result of this Agreement, the Backstop Commitments, the Backstop Securities, the Rights Offering, any of the Definitive Documents, the Plan (or the solicitation thereof), the Chapter 11 Cases or the transactions contemplated hereby or thereby or any of the other Contemplated Transactions, except as to any Indemnified Party to the extent that any Losses incurred by the Debtors resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party, as determined by a final, non-appealable decision by the Bankruptcy Court. The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement or any of the other Contemplated Transactions are consummated. The indemnity, contribution and reimbursement obligations of the Debtors under this Section 9 are in addition to, and do not limit, the Debtors’ obligations under Sections 2.2, and 8.

38

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any claim, litigation, investigation or other Proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder (“Actions”), such Indemnified Party will, if a claim is to be made hereunder against the Debtors in respect thereof, notify the Debtors in writing of the commencement thereof; provided, that (i) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have hereunder except to the extent (and solely to the extent) they have been actually and materially prejudiced by such failure and (ii) the omission to so notify the Debtors will not relieve the Debtors from any liability that they may have to an Indemnified Party otherwise than on account of this Section 9. In case any such Actions are brought against any Indemnified Party and such Indemnified Party notifies the Debtors of the commencement thereof, if the Debtors commit in writing to fully indemnify and hold harmless the Indemnified Party with respect to such Actions, without regard to whether the Effective Date occurs, the Debtors will be entitled to participate in such Actions, and, to the extent that the Debtors elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party, provided, that if the defendants in any such Actions include both such Indemnified Party and the Debtors and such Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Debtors, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Party. Following the date of receipt by an Indemnified Party of such indemnification commitment from the Debtors and notice from the Debtors of their election to assume the defense of such Actions and approval by such Indemnified Party of counsel, the Debtors shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof after such date (other than reasonable costs of investigation and monitoring) unless (w) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Debtors shall not have employed counsel satisfactory to such Indemnified Party to represent such Indemnified Party at the Debtors’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Debtors assume the defense of such Actions, such Indemnified Party determines that the Debtors are failing to diligently defend against such Actions in good faith or (z) any of the Debtors shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) The Debtors shall not, without the prior written consent of an Indemnified Party, effect any settlement, compromise or other resolution of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement, compromise or other resolution (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on the claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d) All amounts paid to an Indemnified Party under this Section 9 shall, to the extent permitted by applicable law, be treated for all Tax purposes as adjustments to the purchase price for the New Convertible Notes subscribed for or purchased by such Indemnified Person.

39

10. Survival. Except as expressly provided otherwise in this Agreement, the representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing except for covenants and agreements made in this Agreement that by their terms are to be satisfied or complied with after the Closing, which covenants and agreements shall survive until fully satisfied or complied with in accordance with their terms.

11. Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Required Backstop Parties and the Debtors, or in the case of a waiver, by the Required Backstop Parties (if compliance by the Debtors is being waived) or by the Required Backstop Parties and the Debtors (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) the Backstop Commitment Schedule may only be updated in accordance with the terms of Section 13.1 hereof, (b) any amendment or modification to this Agreement that would have the effect of changing the Backstop Commitment Percentage of any Backstop Party shall require the prior written consent of such Backstop Party, (c) any amendment or modification to the definition of “Aggregate Purchase Price” or the allocation of the Put Option Premium among the Backstop Parties as set forth in Section 1.3 shall (in any such case) require the prior written consent of each Backstop Party adversely affected thereby, and (d) any amendment, modification or waiver to this Agreement that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Required Backstop Parties set forth in this Agreement (other than in proportion to the amount of the Backstop Commitments held by each of the Backstop Parties) shall also require the written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (d), no personal circumstances of such Backstop Party shall be considered). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

12. Notices. Except as otherwise expressly provided in this Agreement, all notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (i) when sent by electronic mail (“e-mail”), (ii) when delivered personally, (iii) one (1) Business Day after deposit with an overnight courier service, or (iv) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to the parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified by like notice):

40

(a) if to a Backstop Party, to the address or e-mail address for such Backstop Party set forth on the Backstop Commitment Schedule, with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Erez Gilad and Brian Kelly

E-mail address: egilad@stroock.com and

bkelly@stroock.com

(b) if to the Debtors, at:

c/o Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Attention: Charles Duginski, Chief Executive Officer, and

Justin Byrne, Vice President and General Counsel

E-mail address: chuck.duginski@chaparralenergy.com and

justin.byrne@chaparralenergy.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible and Angela M. Libby

E-mail address: damian.schaible@davispolk.com and

angela.libby@davispolk.com

provided; however, that no notice, request, demand, document or other communication delivered pursuant to clause (ii), clause (iii) or clause (iv) above shall be deemed to have been duly given, provided, made or received unless and until the sending party notifies the receiving party by e-mail of such delivery (including a reasonable description thereof).

41

13. Miscellaneous.

13.1. Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and, solely to the extent expressly permitted hereunder, permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Required Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate of a Backstop Party, or (c) any other Person not referred to in clause (a) or clause (b) above so long as such Person is approved in writing by the Required Backstop Parties and the Debtors prior to such assignment, delegation or transfer (for purposes of this clause (c), the Backstop Party proposing to make such assignment, delegation or transfer, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied); provided, that (x) any such assignee assumes all of the obligations of the assigning Backstop Party hereunder and agrees in writing prior to such assignment to be bound by all of the terms hereof in the same manner as the assigning Backstop Party (which writing shall contain, if the assignee is not already a Backstop Party, a certification from the assignee as to the accuracy of the representations and warranties made by each Backstop Party in Section 4 hereof as applied to such assignee), (y) any assignee of a Backstop Commitment must be a Qualified Institutional Buyer, and (z) the right to purchase Rights Offering Securities are only assignable as set forth in the Rights Offering Procedures. Following any assignment described in the immediately preceding sentence, the Backstop Commitment Schedule shall be updated by the Debtors (in consultation with the assigning Backstop Party and the assignee) solely to reflect (i)(A) the name and address of the applicable assignee or assignees, and (B) the Backstop Commitment Percentage that shall apply to such assignee or assignees as specified by the assigning Backstop Party and the assignee or assignees, and (ii) any changes to the Backstop Commitment Percentage applicable to the assigning Backstop Party as specified by the assigning Backstop Party and the assignee or assignees (it being understood and agreed that updates to the Backstop Commitment Schedule shall not result in an overall change to the aggregate Backstop Commitment Percentages for all Backstop Parties). Any update to the Backstop Commitment Schedule described in the immediately preceding sentence shall not be deemed an amendment to this Agreement. Notwithstanding the foregoing or any other provisions herein, unless otherwise agreed in any instance by the Debtors and the Required Backstop Parties (for purposes of this sentence, the Backstop Party making such assignment, and all of its Affiliates, shall be deemed to be Defaulting Backstop Parties for purposes of determining whether the definition of “Required Backstop Parties” has been satisfied), no assignment of obligations by a Backstop Party to an Affiliate of such Backstop Party will relieve the assigning Backstop Party of its obligations hereunder if any such Affiliate assignee fails to perform such obligations.

13.2. Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.3. Entire Agreement. Except as expressly set forth herein, this Agreement and the RSA constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

42

13.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

13.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

13.6. Submission to Jurisdiction. Each party to this Agreement hereby (a) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York; provided, however, that during the pendency of the Chapter 11 Cases, all such actions and disputes shall be brought in the Bankruptcy Court.

13.7. Waiver of Trial by Jury; Waiver of Certain Damages. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by Law, the Debtors hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Debtors (a) certifies that none of the Backstop Parties nor any Representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Agreement, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in this Section 13.7. Each of the Backstop Parties (i) certifies that none of the Debtors nor any Representative of any of the Debtors has represented, expressly or otherwise, that the Debtors would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement, the Debtors are relying upon, among other things, the waivers and certifications contained in this Section 13.7.

43

13.8. Further Assurances. From time to time after the Execution Date, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the transactions contemplated by this Agreement.

13.9. Specific Performance. The Debtors and the Backstop Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Debtors and the Backstop Parties agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Debtors and each of the Backstop Parties hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

13.10. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

13.11. Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (d) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any regulation, holding, rule of construction or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Agreement or the fact that any terms or provisions have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Agreement or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts.

13.12. Several, Not Joint, Obligations. The representations, warranties, covenants and other obligations of the Backstop Parties under this Agreement are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Backstop Party, or any breach or violation thereof.

44

13.13. Disclosure. Unless otherwise required by applicable Law, the Debtors will not disclose to any Person (including by filing a copy of this Agreement with the Bankruptcy Court) any of the information set forth on the Backstop Commitment Schedule or on any of the Backstop Parties’ signature pages to this Agreement (including (x) the identities and notice information of any of the Backstop Parties, and (y) the Backstop Commitment Percentage of and/or percentage of Company Claims/Interests held by any Backstop Party), it being understood and agreed that the Backstop Commitment Schedule and each Backstop Party’s signature page to this Agreement shall be redacted to remove all such information, except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed (in each case in the sole discretion of such Backstop Party), (b) disclosures to the Debtors’ Representatives who reasonably need to know such information in connection with the transactions contemplated hereby and subject to their agreement to be bound by the confidentiality provisions hereof and (c) disclosures to parties to this Agreement solely to the extent required for purposes of calculating the Adjusted Commitment Percentage of a Non-Defaulting Backstop Party; provided, however, that if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Backstop Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure to the greatest extent possible.

13.14. No Recourse Party. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties). Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Debtors and the Backstop Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any Backstop Party, or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders or controlling persons of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise), it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Agreement or for any claim or proceeding based upon, in respect of or by reason of any such obligations or their creation.

13.15. Settlement Discussions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce the terms of this Agreement.

45

13.16. No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties with respect to Section 9 hereof and (b) each No Recourse Party with respect to Section 13.14 hereof.

13.17. Arm’s Length. Each Debtor acknowledges and agrees that the Backstop Parties are acting solely in the capacity of arm’s length contractual counterparties to the Debtors with respect to the transactions contemplated hereby and the other Contemplated Transactions (including in connection with determining the terms of the Rights Offering) and not as financial advisors or fiduciaries to, or agents of, the Debtors or any other Person. Additionally, the Backstop Parties are not advising the Debtors or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Debtor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the other Contemplated Transactions, and the Backstop Parties shall have no responsibility or liability to any Debtor with respect thereto. Any review by the Backstop Parties of the Debtors, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of the Debtors.

14. Definitions.

14.1. Definitions in the RSA. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the RSA (as in effect on the Execution Date).

14.2. Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Actions” has the meaning given to such term in Section 9(b) hereof.

“Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Party, in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Commitment Securities, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the sum of the Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

46

“Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Backstop Party. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be an Affiliate of such Person.

“Aggregate Purchase Price” has the meaning given to such term in Section 1.2(b) hereof.

“Agreement” has the meaning given to such term in the preamble hereof.

“Alternative Transaction” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that in each case is an alternative to, or is materially inconsistent with, one or more of the Contemplated Transactions.

“Approvals” means all approvals and authorizations that are required under the Bankruptcy Code for the Debtors to take corporate or limited liability company (as applicable) action.

“Audited Balance Sheet” has the meaning given to such term in Section 3.16 hereof.

“Audited Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“Backstop Certificate” has the meaning given to such term in Section 1.1(b).

“Backstop Commitment” means, with respect to any Backstop Party, the commitment of such Backstop Party, subject to the terms and conditions set forth in this Agreement, to purchase Unsubscribed Securities pursuant to, and on the terms set forth in, Section 1.2(a) hereof; and “Backstop Commitments” means the Backstop Commitments of all of the Backstop Parties collectively.

“Backstop Commitment Percentage” means, for each Backstop Party, the percentage set forth on the Backstop Commitment Schedule opposite such Backstop Party’s name.

“Backstop Commitment Schedule” has the meaning given to such term in the preamble hereof.

“Backstop Commitment Securities” has the meaning given to such term in Section 1.2(a).

47

“Backstop Expenses” means (a) all Consenting Creditor Fees and Expenses of each of the Backstop Parties payable pursuant to the terms of the RSA, (b) to the extent not included among such Consenting Creditor Fes and Expenses, all accrued but unpaid reasonable and documented fees and expenses (whether incurred prior to or after the commencement of the Chapter 11 Cases) related to the formulation, development, negotiation, documentation, and implementation of this Agreement and the transactions contemplated hereby, the Definitive Documents, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, of: (i) Stroock & Stroock & Lavan LLP, as counsel to the Backstop Parties, (ii) Young Conaway Stargatt & Taylor, LLP, as local counsel to the Backstop Parties, (iii) Perella Weinberg Partners LP, as financial advisor to Stroock & Stroock & Lavan LLP and (iv) such other advisors retained by the Required Backstop Parties with the consent of the Company (such consent not to be unreasonably withheld) in connection with its representation of the Backstop Parties, in the case of a financial advisor, in accordance with the engagement letters and/or fee letters among such consultant or professional and any of the Debtors, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals or the Debtors, and (c) all filing fees (if any) required by the HSR Act or any other competition Laws and any expenses related thereto.

“Backstop Motion” has the meaning given to such term in Section 5.1 hereof.

“Backstop Order” has the meaning given to such term in Section 5.1 hereof.

“Backstop Party” and “Backstop Parties” have the meanings given to such terms in the preamble hereof.

“Backstop Securities” means, with respect to any Backstop Party, the Default Securities that such Backstop Party elects to purchase pursuant to Section 1.2(c), if any, together with such Backstop Party’s Backstop Commitment Securities and Put Option Securities.

“Bankruptcy Code” has the meaning given to such term in the recitals hereof.

“Bankruptcy Court” has the meaning given to such term in the recitals hereof.

“Bankruptcy Documents” has the meaning given to such term in Section 3.22 hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and/or the transactions contemplated by this Agreement, and any Local Rules of the Bankruptcy Court.

“Benefit Plan(s)” has the meaning given to such term in Section 3.12(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

48

“Chapter 11 Cases” has the meaning given to such term in the recitals hereof.

“Closing” has the meaning given to such term in Section 2.1(a) hereof.

“COBRA” has the meaning given to such term in Section 3.12(c) hereof.

“Code” has the meaning given to such term in Section 3.12(a) hereof.

“Company” has the meaning given to such term in the preamble hereof.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall conform to the requirements set forth in Section 7.1(e) hereto, and shall otherwise be reasonably satisfactory to the Required Backstop Parties.

“Consent” means any consent, waiver, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Body or other Person.

“Consenting Creditors RSA Covenants” has the meaning given to such term in Section 6.3 hereof.

“Contemplated Transactions” means, collectively, all of the transactions contemplated by this Agreement, the RSA and the Proposed Plan.

“Contract” means any written agreement, contract, obligation, promise, undertaking or understanding.

“Debtor Disclosure Schedule” has the meaning given to such term in Section 3 hereof.

“Debtor IP Rights” has the meaning given to such term in Section 3.9(a) hereof.

“Debtor IT Systems” has the meaning given to such term in Section 3.9(b) hereof.

“Debtor” and “Debtors” have the meanings given to such terms in the preamble hereof.

“Debtors RSA Covenants” has the meaning given to such term in Section 5.7 hereof.

“Default Purchase Right” has the meaning given to such term in Section 1.2(c) hereof.

“Default Securities” has the meaning given to such term in Section 1.2(c) hereof.

“Defaulting Backstop Party” has the meaning given to such term in Section 1.2(c) hereof.

49

“Defense Article” has the meaning given to such term in Section 3.13(c) hereof.

“Definitive Documents” means all of the definitive documents implementing the this Agreement, the Plan and the Contemplated Transactions, including, without limitation, the documents set forth in Section 3 of the RSA.

“Deposit Account” has the meaning given to such term in Section 1.2(b) hereof.

“Deposit Deadline” has the meaning given to such term in Section 1.2(b) hereof.

“Disclosure Statement Order” has the meaning given to such term in Section 7.1(d) hereof.

“Draft 10-Q” has the meaning given to such term in Section 3 hereof.

“Effective Date” means the effective date of the Plan.

“e-mail” has the meaning given to such term in Section 12 hereof.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws and Orders relating to pollution or the regulation and protection of human health or safety as it pertains to the exposure to hazardous or toxic substances, the environment or natural resources, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. § 5101 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Atomic Energy Act, as amended (42 U.S.C. §§ 2011 et seq., 2022 et seq., 2296 et seq.); any transfer of ownership notification or approval statutes; and all counterparts or equivalents adopted, enacted, ordered, promulgated, or otherwise approved by any Governmental Body.

“Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement).

50

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate(s)” means any entity which is a member of any Debtor’s controlled group, treated as a single employer, or under common control with any Debtor, within the meaning of Section 414 of the Code or ERISA.

“Escrow Agent” has the meaning given to such term in Section 1.2(b) hereof.

“Execution Date” has the meaning given to such term in the preamble hereof.

“Export Regulations” has the meaning given to such term in Section 3.13(c) hereof.

“Final Order” has the meaning given to such term in the Proposed Plan.

“Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“Fundamental Representations” means the representations and warranties of the Debtors set forth in Sections 3.1, 3.2, 3.3(a), 3.5, 3.6 and 3.7.

“Funding Default” has the meaning given to such term in Section 1.2(c) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governance Term Sheet” means the Governance Term Sheet attached as Exhibit E to the RSA.

“Governmental Authorization” means any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, Order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Body.

“Governmental Body” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

“Hazardous Materials” means hazardous or toxic substances or wastes, solid wastes, petroleum or any fraction thereof, petroleum products or wastes, asbestos, asbestos-containing material, radioactive materials or wastes, medical wastes, or any other wastes, pollutants or contaminants regulated under any Environmental Law.

51

“Holder Questionnaire” has the meaning given to such term in the Rights Offering Procedures.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Imbalance(s)” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” has the meaning given to such term in Section 9(a) hereof.

“Insurance Policies” has the meaning given to such term in Section 3.21 hereof.

“Interim Financial Statements” has the meaning given to such term in Section 3.16 hereof.

“IP Rights” has the meaning given to such term in Section 3.9(a) hereof.

“IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

“IT Systems” has the meaning given to such term in Section 3.9(b) hereof.

“ITAR” has the meaning given to such term in Section 3.13(c) hereof.

“Knowledge of the Debtors” means the collective knowledge, after reasonable and due inquiry, of the executive officers of any of the Debtors or any other officers of any of the Debtors with responsibility for the applicable subject matter. A reference to the word “knowledge” (whether or not capitalized) or words of a similar nature with respect to the Debtors means the Knowledge of the Debtors as defined in this definition.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, Governmental Authorization, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Body.

“Leases” means all of the Debtors’ respective rights, titles and interests in oil, gas, oil and gas or mineral leases, subleases and other leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

52

“Licenses and Permits” has the meaning given to such term in Section 3.10 hereof.

“Losses” has the meaning given to such term in Section 9(a) hereof.

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact, or change of fact or the worsening of any of the foregoing (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have a material adverse effect on either (a) the business, operations, finances, properties, interests, reserves, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the Contemplated Transactions or the transactions contemplated by this Agreement; provided in the case of clause (a) only, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any Event after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or in securities, commodities or financial markets, including price movements in any such markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the filing or pendency of the Chapter 11 Cases or any reasonably anticipated effects thereof in each case consistent with and in accordance with the terms of the RSA and this Agreement; (iv) declarations of national emergencies or natural disasters; (v) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Unit, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; or (vi) changes resulting from the taking of any action by the Debtors after the date hereof with the prior consent of the Required Backstop Parties; provided, however, that the exceptions set forth in clauses (i), (ii), (iv) and (v) shall not apply to the extent such Event is disproportionately adverse to the Debtors and their Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contract” means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Debtors is a party or by which any of the Debtors or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act) or (b) any Swap Agreement (as defined in the RBL Credit Agreement).

53

“Money Laundering Laws” has the meaning given to such term in Section 3.13(b) hereof.

“New Common Stock” means the common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Chaparral Parent (as defined in the Plan) having the terms set forth in the New Corporate Governance Documents to be issued on the Effective Date subject to the terms and conditions set forth in the RSA and the Stockholders Agreement.

“New Convertible Notes” means the 9%/13% second-lien convertible payment-in-kind notes issued pursuant to the New Convertible Notes Indenture, in an original aggregate principal amount, as of the Effective Date, of $35,000,000.

“New Warrants” means the New Warrants-A (as defined in the Plan) and the New Warrants-B (as defined in the Plan).

“No Recourse Party” has the meaning given to such term in Section 13.14 hereof.

“Non-Defaulting Backstop Party” means, in the case of a Funding Default committed by a Backstop Party with respect to the deposit of its Aggregate Purchase Price attributable to its Backstop Commitment Securities, each Backstop Party that is not a Defaulting Backstop Party and then only to the extent of such Backstop Commitment Securities.

“OFAC” has the meaning given to such term in Section 3.13(c) hereof.

“Oil and Gas Properties” means all rights, titles, interests and estates in and to Leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and including any interests acquired pursuant to unit agreements, pooling agreements and declarations of pooled units of the Debtors.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by the Bankruptcy Court or any other Governmental Body, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Debtors, consistent with past practices of the Debtors, including as to timing and amount, and in compliance with all applicable Laws.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

54

“Outside Date” has the meaning given to such term in Section 8(b)(vii) hereof.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Debtors which do not, individually or in the aggregate, adversely affect the operation of the business of the Debtors thereon, (c) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Debtors, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default or violation by a Debtor of any Contract or Law, and (e) any obligations, liabilities or duties created by this Agreement or any of the Definitive Documents.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Body.

“Petition Date” means the date on which the Chapter 11 Cases were commenced in the Bankruptcy Court.

“Plan” has the meaning given to such term in the recitals hereof.

“Plan Supplement” means compilation of certain documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall be consistent in all material respects with (to the extent applicable) the RSA and this Agreement.

“Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, direct or derivative, in Law or in equity.

“Put Option Premium” has the meaning given to such term in Section 1.3(a).

“Put Option Premium Cash Amount” means cash in an aggregate amount equal to $2,625,000.

“Put Option Securities” has the meaning given to such term in Section 1.3(a).

55

“Qualified Institutional Buyer” means a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act.

“Registration Rights Agreement” has the meaning given to such term in the Governance Term Sheet.

“Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled or managed by (a) such Person, (b) an Affiliate of such Person, or (c) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Related Party” and “Related Parties” have the meanings given to such terms in Section 3.20 hereof.

“Related Person” means, with respect to any Person, such Person’s current and former Affiliates, members, partners, controlling persons, subsidiaries, officers, directors, managers, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, together with their respective successors and assigns.

“Release” means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials).

“Representatives” means, with respect to any Person, the employees, officers, directors, managers, general partners, accountants, attorneys and other advisors of such Person.

“Required Backstop Parties” means, as of any time of determination, one or more Non-Defaulting Backstop Parties as of such time whose aggregate Backstop Commitment Percentages constitute more than 66-2/3% of the aggregate Backstop Commitment Percentages of all Non-Defaulting Backstop Parties as of such time.

“Rights Offering” has the meaning given to such term in the recitals hereof.

“Rights Offering Amount” means thirty-five million dollars ($35,000,000).

“Rights Offering Participant” means an Eligible Holder (as defined in the Rights Offering Procedures) has the meaning given to such term in the recitals hereof.

“Rights Offering Procedures” means the rights offering procedures for the Rights Offering, which shall be in substantially the form attached as Exhibit A hereto.

“Rights Offering Securities” New Convertible Notes in an aggregate principal amount equal to the Rights Offering Amount.

56

“Rights Offering Subscription Agent” means Kurtzman Carson Consultants LLC as the “Subscription Agent” under the Rights Offering Procedures.

“RSA” has the meaning given to such term in the recitals hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company with the SEC.

“SOX” has the meaning given to such term in Section 3.22 hereof.

“Specified Issuances” means, collectively, (a) the issuance of New Common Stock to the holders of Notes Claims and New Warrants to holders of existing Equity Interests in Chaparral pursuant to the Plan, (b) the distribution by the Debtors of the Subscription Rights pursuant to the Plan, (c) the issuance and sale by the Company of Rights Offering Securities to the Rights Offering Participants (or their respective designees) upon exercise of such Subscription Rights in the Rights Offering, and (d) the issuance and sale by the Company of the Backstop Securities to the Backstop Parties (or their respective designees) pursuant to this Agreement.

“Stockholders Agreement” has the meaning given to such term in the Governance Term Sheet.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Person or one or more of its Subsidiaries.

“Subscription Instruction and Payment Deadline” has the meaning given to such term in the Rights Offering Procedures.

“Subscription Rights” has the meaning given to such term in the Rights Offering Procedures.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.

“Tax” means any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, sales and use, excise, franchise, ad valorem, value added, real and personal property, unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, excise, business and occupation, disability, employment, payroll, severance, withholding or all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges in the nature of tax, including all interest, additions, surcharges, fees or penalties related thereto.

57

“Tax Return” means a report, return, claim for refund, amended return, combined, consolidated, unitary or similar return or other information filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

“Total New Equity Interests” means the total number of shares of New Common Stock to be issued by the Debtors on or about the Effective Date as distributions under the Plan and as Put Option Securities, but excluding, for the avoidance of doubt, the New Common Stock issuable upon conversion of the Convertible Notes and any New Common Stock issued or issuable under management compensation arrangements.

“Unsubscribed Securities” has the meaning given to such term in the recitals hereof.

“Wells” means all oil, gas, water, monitoring, disposal or injection wells located on the lands covered by the Leases, whether producing, shut-in, or temporarily or permanently abandoned.

14.3. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

58

(e) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not; and

(j) the word “or” shall not be exclusive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

59

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DEBTORS:	CHAPARRAL ENERGY, INC.,
a Delaware corporation

	By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL RESOURCES, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL CO2, L.L.C., an Oklahoma limited liability company

	By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CEI ACQUISITION, L.L.C., a Delaware limited liability company

	By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

[Signature Page to Backstop Purchase Agreement]

CEI PIPELINE, L.L.C., a Texas limited liability company

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL REAL ESTATE, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

GREEN COUNTRY SUPPLY, INC., an Oklahoma corporation

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL EXPLORATION, L.L.C., a Delaware limited liability company

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

ROADRUNNER DRILLING, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

CHAPARRAL BIOFUELS, L.L.C., an Oklahoma limited liability company

By:	/s/ Charles Duginski
Name: Charles Duginski
Title: Chief Executive Officer

[Signature Page to Backstop Purchase Agreement]

BACKSTOP PARTIES:

[*****]

[Signature Page to Backstop Purchase Agreement]

Exhibit A

Rights Offering Procedures

CHAPARRAL ENERGY, INC. (THE “COMPANY”)

RIGHTS OFFERING PROCEDURES1

•	Noteholders: You must hold at least $9,000 principal amount of Senior Notes Claims to be able to exercise at least one of your Subscription Rights (as defined below).

•	If you exercise your Subscription Rights, you will have to PAY for such exercise at the Purchase Price (as defined below), as described further below.

•	You are not required to exercise any of your Subscription Rights, but you may if you wish to do so and you follow the required procedures.

•

Regardless of whether or not any Subscription Rights are exercised, holders of Senior Notes Claims at the time of Plan distributions will receive (as applicable) a pro rata share of the New Common Stock allocated to Class 4.

•

Only Eligible Holders on the Record Date who have not “opted out” of being a Releasing Party (as defined in the Plan) are eligible to exercise their Subscription Rights and receive the purchased New Convertible Bonds.

•	Additional information is provided in this document and in the Beneficial Holder Subscription Form for the Rights Offering (the “Subscription Form”) enclosed herewith.

The New Convertible Bonds are comprised of $35,000,000 aggregate amount of 9%/13% convertible senior second lien bonds (the “New Convertible Bonds”).

The New Convertible Bonds are being offered by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Section 4(a)(2) thereof. None of the New Convertible Bonds issuable upon exercise of the Subscription Rights distributed pursuant to these Rights Offering Procedures have been or will be registered under the Securities Act, or any state or local law requiring registration for offer and sale of a security.

The Subscription Rights will not be transferable.

[1]	Terms used and not defined herein shall have the meaning assigned to them in the Plan (as defined herein).

No New Convertible Bonds may be sold or transferred except pursuant to an exemption from registration under the Securities Act or the securities laws of any state.

New Convertible Bonds are available only to, and any invitation, offer or agreement to purchase will be entered into only with, Eligible Holders (as defined below). Any person who is not an Eligible Holder should not act or rely on this document or any of its contents.

The Disclosure Statement (as defined below) has been distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan (as defined below) and that document sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder prior to making a decision to participate in the Rights Offering. Additional copies of the Disclosure Statement are available upon request from Kurtzman Carson Consultants LLC (the “Subscription Agent”) at the following address:

Chaparral Energy, Inc.

c/o Kurtzman Carson Consultants LLC

222 North Pacific Coast Highway, Suite 300

El Segundo, California 90245-5614

+1 (877) 499-4509 (Domestic)

+1 (917) 281-4800 (International)

Email: Chaparral2020Info@kccllc.com

The Rights Offering is being conducted by the Company in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

The distribution or communication of these Rights Offering Procedures and the issue of the New Convertible Bonds in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Rights Offering Procedures may not be distributed or communicated, and the New Convertible Bonds may not be subscribed, purchased or issued, in any jurisdiction except in circumstances where such distribution, communication, subscription, purchase or issue would comply with all applicable laws and regulations without the need for the Company to take any action or obtain any consent, approval or authorization therefor except for any notice filings required under U.S. federal and applicable state securities laws.

The New Convertible Bonds issued upon exercise of Subscription Rights, and any certificate issued in exchange for or upon the transfer, sale or assignment of any such New Convertible Bond, shall be subject to and, in the case of any certificate, stamped or otherwise imprinted with a legend in substantially the following form:

“THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT)][AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 UNDER THE SECURITIES ACT][IS NOT A “U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT] AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF CHAPARRAL ENERGY, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE APPLICABLE RESALE RESTRICTION TERMINATION DATE, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT

(E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

Eligible Holders (as defined below) should note the following times relating to the Rights Offering:

Date	Calendar Date	Event
Voting Record Date / Rights Offering Record Date	[•], 2020	Record date for determining which holders of Senior Notes Claims will receive Subscription Rights and amount of Subscription Rights received by each.

Holder Questionnaire Distribution Date	[•], 2020	Distribution of the Holder Questionnaire to the Nominees (and their agents) of the holders of Senior Notes Claims on the Record Date.

Holder Questionnaire Deadline	[•], 2020	The deadline for Eligible Holders to return the Holder Questionnaire to their Nominees. An Eligible Holder’s Holder Questionnaire must be received by such Nominee in sufficient time to allow such Nominee to complete the Nominee Certification which is attached to the Holder Questionnaire and deliver the Holder Questionnaire, together with Nominee Certification, to the Subscription Agent.

Subscription Commencement Date	[•], 2020	Commencement of the Rights Offering and the first date on which Eligible Holders of the Senior Notes Claims on the Record Date become eligible to exercise Subscription Rights.

Subscription Instruction and Payment Deadline	[•], 2020	The deadline for Eligible Holders to subscribe and pay for New Convertible Bonds. An Eligible Holder’s applicable Beneficial Holder Subscription Form must be received by the Subscription Agent by the Subscription Instruction and Payment Deadline.

Payment of the Purchase Price for New Convertible Bonds that have been subscribed for must be made to the Subscription Agent on or before the Subscription Instruction and Payment Deadline.

To Eligible Holders and Nominees of Eligible Holders:

On [•], 2020, the Debtors filed the Joint Prepackaged Chapter 11 Plan of Reorganization of Chaparral Energy, Inc. and its Affiliated Debtors (as may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Plan”) with the United States Bankruptcy Court for the District of Delaware, which is attached as Exhibit A to the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Chaparral Energy, Inc. and its Affiliated Debtors [Docket No. [•]] (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each Eligible Holder is eligible to participate in the Rights Offering.

Eligible Holder: Each holder of Senior Notes Claims that is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person.

Each Eligible Holder on the Record Date is entitled to participate in the Rights Offering in accordance with the terms and conditions of these Rights Offering Procedures.

The Subscription Rights will be exercisable by Eligible Holders on the Record Date during the period beginning on the Subscription Commencement Date and ending on the Subscription Instruction and Payment Deadline (the “Rights Exercise Period”).

Only Eligible Holders that complete the eligibility certifications included as part of the Subscription Form may participate in the Rights Offering.

New Convertible Bonds: $35,000,000 aggregate principal amount of New Convertible Bonds.

Senior Notes Claims: Pursuant to the Plan, each holder of Senior Notes Claims on the Record Date will have the right (but not the obligation) to subscribe for its pro rata portion of the New Convertible Bonds offered in the rights offering made to holders of Senior Notes Claims on the Record Date (the “Rights Offering”) at the Purchase Price. The “Purchase Price” for the New Convertible Bonds shall equal 100% of the principal amount of the New Convertible Bonds being purchased. Only holders of Senior Notes Claims that are Eligible Holders will be permitted to acquire the New Convertible Bonds in the Rights Offering.

Eligible Holders must deliver their Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, if applicable) to the Subscription Agent. All Beneficial Holder Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, if applicable) and appropriate funding to the Subscription Agent must be delivered to the Subscription Agent prior to the Subscription Instruction and Payment Deadline.

No Eligible Holder shall be entitled to participate in the Rights Offering unless the aggregate Purchase Price for the New Convertible Bonds it subscribes for is received by the Subscription Agent by the Subscription Instruction and Payment Deadline.

Only Eligible Holders who do not “opt out” of being a Releasing Party may participate in the Rights Offering.

No interest is payable on any advanced funding of the Purchase Price. If the Rights Offering is terminated for any reason, the aggregate Purchase Price previously received by the Subscription Agent will be returned to Eligible Holders as provided in Section 7 hereof. No interest will be paid on any returned Purchase Price.

To participate in the Rights Offering, an Eligible Holder must complete all of the steps outlined below. If an Eligible Holder does not complete all of the steps outlined below by the Holder Questionnaire Deadline, the Subscription Instruction and Payment Deadline, or the Plan Effective Date, as applicable, such Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

1.	Rights Offering

During the Rights Exercise Period, each Eligible Holder on the Record Date is eligible to subscribe for its pro rata portion, based on such Eligible Holder’s holding of Senior Notes Claims on the Record Date, of the New Convertible Bonds.

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Holder during the Rights Exercise Period is entitled to subscribe for $116.666667 of New Convertible Bonds per $1,000 of Principal Amount of Senior Notes Claims held by such Eligible Holder on the Record Date. You must hold at least $9,000 principal amount of Senior Notes Claims on the Record Date to be able to exercise any Subscription Rights.

There will be no over-subscription privilege in the Rights Offering. Any New Convertible Bonds that are unsubscribed by the Eligible Holders entitled thereto will not be offered to other Eligible Holders but will be purchased by the applicable Backstop Parties in accordance with the Backstop Agreement.

Eligible Holders will be subject to restrictions under the Securities Act on their ability to resell the New Convertible Bonds and the shares into which such New Convertible Bonds are convertible, as discussed in more detail in Article IX of the Disclosure Statement, entitled “Important Securities Laws Disclosures.”

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE SUBSCRIPTION FORM(S) ARE IRREVOCABLE.

2.	Rights Exercise Period

The Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Instruction and Payment Deadline. Each Eligible Holder intending to purchase New Convertible Bonds in the Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the applicable Subscription Form by the Subscription Instruction and Payment Deadline and must pay or make arrangements with its Nominee to pay for any exercised Subscription Rights by the applicable deadline.

Unless otherwise permitted by the Company in its sole discretion, any exercise of the Subscription Rights to purchase the New Convertible Bonds by an Eligible Holder after the Subscription Instruction and Payment Deadline and any payment of the subscription price after the Subscription Instruction and Payment Deadline will not be allowed and any purported exercise (including payment) received by the Subscription Agent after applicable deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored.

The Subscription Instruction and Payment Deadline may be extended by the Company in its sole discretion and will be extended as required by law.

3.	Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder must return a duly completed and executed Beneficial Holder Subscription Form(s) and make any required payments to the Subscription Agent on or before the Subscription Instruction and Payment Deadline.

(b) In the event that the funds received by the Subscription Agent do not correspond to the Aggregate Purchase Price payable for the New Convertible Bonds elected to be purchased by such Eligible Holder, the number of the New Convertible Bonds deemed to be purchased by such Eligible Holder will be the lesser of (a) the number of the New Convertible Bonds elected to be purchased by such Eligible Holder, and (b) a number of the New Convertible Bonds determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Holder’s pro rata portion of the applicable New Convertible Bonds.

(c) The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Debtors in connection with the settlement of the Rights Offering on the Plan Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Plan Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

4.	Transfer Restriction; Revocation

•

The Subscription Rights will not be transferable. If any Holder purports to transfer Subscription Rights, the Subscription Rights will not be exercisable, and the purported transferee will not receive any New Convertible Bonds otherwise purchasable on account of such Subscription Rights;

•

In connection with the exercise of the Subscription Rights, the person exercising such Subscription Rights may designate an Affiliated Party to receive the New Convertible Bonds deliverable by completing Exhibit A to the Beneficial Holder Subscription Form. Any such designation and delivery of New Convertible Bonds shall be subject to compliance with applicable securities laws relating to the transfer of restricted securities. Each Affiliated Party must certify by completing Exhibit A to the Beneficial Holder Subscription Form that it is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person and deliver an IRS Form W-9 or appropriate IRS Form W-8, as applicable. For these purposes, “Affiliated Party” means a person that (i) is not a natural person and that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person exercising the Subscription Rights, (ii) has been designated by the person exercising the Subscription Rights pursuant to Exhibit A to the Beneficial Holder Subscription Form and (iii) is an Accredited Investor, a Qualified Institutional Buyer or a Non-U.S. Person; and

•	Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Rights Offering Procedures, such exercise will be irrevocable.

5.	Termination/Return of Payment

Unless the Plan Effective Date has occurred, the Rights Offering will be deemed automatically terminated without any action of any party upon the earlier of (i) termination of the Backstop Agreement in accordance with its terms, (ii) the Outside Date, subject to the extension of such Outside Date by the Requisite Backstop Parties, (iii) termination of the Restructuring Support Agreement in accordance with its terms and (iv) the revocation or withdrawal of the Plan by the Debtors. In the event the Rights Offering is terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Holder as soon as reasonably practicable.

6.	Settlement of the Rights Offering and Distribution of the New Convertible Bonds

The settlement of the Rights Offering is conditioned on confirmation of the Plan by the Bankruptcy Court, compliance by the Debtors with these Rights Offering Procedures, and the substantially simultaneous occurrence of the Plan Effective Date. The Debtors intend that the New Convertible Bonds will be issued directly to the Eligible Holders in book-entry form on the books of the Indenture Trustee for the New Convertible Bonds.

7.	New Convertible Bonds Rounded Down to Nearest Whole Dollar

All New Convertible Bonds will be calculated and rounded down to the nearest whole dollar. No compensation shall be paid, whether in cash or otherwise, in respect of any rounded-down amounts.

8.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Company and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Company may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as it may determine in good faith, the purported exercise of any Subscription Rights. Subscriptions will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in good faith.

Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of any Eligible Holder’s New Convertible Bonds shall each be made in good faith by the Company and in accordance with these Rights Offering Procedures and the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

9.	Modification of Procedures

With the prior written consent of the Requisite Backstop Parties, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures, to effectuate the Rights Offering and to issue the New Convertible Bonds, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any material modification to these Rights Offering Procedures by posting a notice with respect to the modified or additional procedures on the Debtors’ case website, provided further that any amendments or modifications to the terms of the Rights Offering are subject to the provisions of Section 11 of the Backstop Agreement, mutatis mutandis. In so doing, and subject to the consent of the Requisite Backstop Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offering and the issuance of the New Convertible Bonds.

The Debtors reserve the right to request additional information from any participant in the Rights Offering to confirm that such participant is an Eligible Holder.

10.	Inquiries and Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders attached hereto should be carefully read and strictly followed by the Eligible Holders.

Questions relating to the Rights Offering should be directed to the Subscription Agent via email to Chaparral2020Info@kccllc.com (with a reference to “Chaparral Energy” in the subject line) or at telephone number shown in your Subscription Form. Please note that the Subscription Agent is only able to respond to procedural questions regarding the Rights Offering, and cannot provide any information beyond that included in these Rights Offering Procedures and the Beneficial Holder Subscription Forms.

The risk of non-delivery of any questionnaires, instructions, documents, and payments to any Nominee or to the Subscription Agent is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent, or the Backstop Parties.

11.	Risk Factors

Future sales of New Common Stock or equity-linked securities in the public market could lower the market price for the New Common Stock and adversely impact the trading price of the New Convertible Bonds.

In the future, the Company may sell additional shares of New Common Stock or equity-linked securities to raise capital. In addition, a substantial number of shares of New Common Stock is reserved for issuance upon the exercise of stock options and upon conversion of the New Convertible Bonds. The Company cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the New Common Stock. The issuance and sale of substantial amounts of New Common Stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the value of the New Convertible Bonds and the market price of the underlying New Common Stock and impair the Company’s ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of New Convertible Bonds will not be entitled to any rights with respect to the New Common Stock, but they will be subject to all changes made with respect to the New Common Stock.

Even though the aggregate amount of New Common Stock underlying the New Convertible Bonds represents a substantial percentage of the New Common Stock on a fully-diluted basis, holders of New Convertible Bonds will not be entitled to any rights with respect to the New Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the New Common Stock) prior to the conversion date with respect to any New Convertible Bonds they surrender for conversion. However, holders of New Convertible Bonds will be subject to all changes affecting the New Common Stock. For example, if an amendment is proposed to the Company’s certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any New Convertible Bonds surrendered for conversion, then the holder surrendering such New Convertible Bonds will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting the New Common Stock.

Holders of a majority of outstanding New Convertible Bonds can force the conversion of all New Convertible Bonds into New Common Stock.

Holders of the New Convertible Bonds have the option to convert all or part of their New Convertible Bonds into New Common Stock at any time and from time to time. Notwithstanding the foregoing, all outstanding New Convertible Bonds will automatically convert into New Common Stock at the election of the holders of a majority of the outstanding principal amount of the New Convertible Bonds. Any such election by the majority holders may be done at a time when you do not wish to convert your New Convertible Bonds into New Common Stock and, generally, against your interests.

[The Interest Make-Whole Premium for New Convertible Bonds payable pursuant to an acceleration or upon a Change of Control Offer may not adequately compensate you for any lost value of your New Convertible Bonds as a result of such transaction.

If the New Convertible Bonds become payable pursuant to acceleration or a Change of Control Offer, we will, under certain circumstances, pay an Interest Make-Whole Premium in connection with such payment. The payment will be determined based on the amount of interest that would have been payable on the New Convertible Bonds from the last date on which interest was paid prior to such acceleration or payment upon a Change of Control Offer. Any such Interest Make-Whole Premium may not adequately compensate you for any lost value of your New Convertible Bonds as a result of such acceleration or repurchase.

The Company’s obligation to pay the Interest Make-Whole Premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.]

The conversion rate of the New Convertible Bonds may not be adjusted for all dilutive events.

The conversion rate of the New Convertible Bonds initially represents 50% of the total shares of New Common Stock as of the Effective Date on a fully-diluted basis after giving effect to conversions of the New Convertible Bonds (but subject to dilution by the Management Incentive Plan). The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on the New Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of New Common Stock for cash, that may adversely affect the value of the New Convertible Bonds or the New Common Stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a Change of Control, in which case the Company would not be obligated to offer to repurchase the New Convertible Bonds.

Upon the occurrence of a Change of Control, you have the right to require the Company to repurchase your New Convertible Bonds. However, the Change of Control provisions will not afford protection to holders of New Convertible Bonds in the event of other transactions that could adversely affect the New Convertible Bonds. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by the Company may not constitute a Change of Control requiring the Company to repurchase the New Convertible Bonds. In the event of any such transaction, the holders would not have the right to require the Company to repurchase the New Convertible Bonds, even though each of these transactions could increase the amount of the Company’s indebtedness, or otherwise adversely affect the Company’s capital structure or any credit ratings, thereby adversely affecting the holders of New Convertible Bonds.

CHAPARRAL ENERGY, INC.

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

1.

Complete Item 3a of your applicable Beneficial Holder Subscription Form(s) to indicate the principal amount of Senior Notes Claims associated with the New Convertible Bonds that you elect to purchase, and calculate in Item 3b the aggregate Purchase Price for the New Convertible Bonds that you elect to purchase.

2.	Complete the eligibility certifications in Item 4 of your applicable Beneficial Holder Subscription Form(s).

3.

Read, complete and sign the certification in Item 7 of your applicable Beneficial Holder Subscription Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

4.	Complete Exhibit A to the applicable Beneficial Holder Subscription Form(s) if you are designating an Affiliated Party to receive any (or all) of your New Convertible Bonds.

5.	Return your applicable signed Beneficial Holder Subscription Form to the Subscription Agent on or prior to the Subscription Instruction and Payment Deadline.

6.	Make payment of your New Convertible Bonds by the Subscription Instruction and Payment Deadline.

•	The Subscription Instruction and Payment Deadline is [•], 2020.

Schedule 1

Backstop Commitment Schedule

[*****]

EXHIBIT G

Form of Joinder

JOINDER

With respect to the Restructuring Support Agreement, dated as of [•], 2020, as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof (the “Agreement”), the undersigned (the “Joinder Party”)—

(1)

becomes and shall be treated for all purposes under the Agreement as a Consenting Creditor, Consenting Revolving Lender, and/or Consenting Noteholder, as appropriate, with respect to (i) all Company Claims/Interests that the Joinder Party holds and (ii) the Transferred Company Claims/Interests (if applicable) to the same extent the transferor was bound by the Agreement, provided, however, the terms of the Agreement shall not apply to any claim held by a Party that is subject to an Open Trade;

(2)

agrees to be subject to and bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as such terms may be amended from time to time in accordance with the terms thereof) and by the vote of the transferor with respect to any Transferred Company Claims/Interests, if the transferor of the Company Claims/Interests voted on the Plan before the effectiveness of the Transfer of the Company Claims/Interests to be Transferred in connection with the execution of this Joinder; and

(3)	is deemed, without further action, to make to the other Parties as of the date hereof the representations and warranties that the Parties make in Section 8 and Section 9 of the Agreement.

The Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

Capitalized terms used in this Joinder but not otherwise defined shall have the respective meanings set forth in the Agreement. The Agreement shall control over any provision in this Joinder that is inconsistent with the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

RBL Claims

Notes Claims